      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998



                                                      REGISTRATION NO. 333-46535

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                                 -------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


                           WORKFLOW MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

             DELAWARE                              2759                             06-1507104
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)                   NUMBER)

                              --------------------

                               240 ROYAL PALM WAY
                           PALM BEACH, FLORIDA 33480
                                 (561) 659-6551
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                STEVEN R. GIBSON
                            CHIEF FINANCIAL OFFICER
                           WORKFLOW MANAGEMENT, INC.
                               240 ROYAL PALM WAY
                           PALM BEACH, FLORIDA 33480
                                 (561) 659-6551
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                WITH A COPY TO:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                          TELEPHONE NO. (202) 663-6000
                          FACSIMILE NO. (202) 663-6363

                              --------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              --------------------
                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED            PROPOSED
                                                                       MAXIMUM             MAXIMUM            AMOUNT OF
            TITLE OF SECURITIES                     AMOUNT          OFFERING PRICE        AGGREGATE          REGISTRATION
              TO BE REGISTERED                 TO BE REGISTERED       PER SHARE         OFFERING PRICE         FEE (2)
Common Stock, par value $.001 per share, to
 be distributed to holders of U.S. Office
 Products Company common stock..............    100,000,000(1)          $.347            $34,719,000           $10,243



(1) Approximate number of shares of Workflow Management, Inc. common stock expected to be distributed based upon an assumed distribution ratio of one share of Workflow Management, Inc. common stock for every one share of U.S. Office Products Company common stock held by each stockholder of U.S. Office Products Company on the record date for the distribution. The actual distribution ratio will be determined prior to effectiveness of this Registration Statement, and is expected to be less than one share of Workflow Management, Inc. common stock for every one share of U.S. Office Products Company common stock.


(2) The Company has previously paid the Securities and Exchange Commission the registration fee.

--------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 1, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

INFORMATION STATEMENT/PROSPECTUS



                                     [LOGO]

            DISTRIBUTION OF UP TO         SHARES OF COMMON STOCK OF
   WORKFLOW MANAGEMENT, INC. TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS COMPANY



    This Information Statement/Prospectus is being furnished by U.S. Office Products Company ("U.S. Office Products") in connection with the distribution to its stockholders of the stock of Workflow Management, Inc. ("Workflow Management" or the "Company"). Workflow Management is a Delaware corporation formed by U.S. Office Products that will own substantially all the assets of, and will be reponsible for substantially all the liabilities associated with, U.S. Office Products' Print Management Division. Pursuant to this distribution (the "Workflow Distribution" or the "Distribution"), all of the issued and outstanding shares of the common stock, $.001 par value per share, of Workflow Management (the "Company Common Stock") will be distributed to holders of record
as of the close of business on           , 1998 (the "Record Date") of the
common stock, par value $.001 per share, of U.S. Office Products ("U.S. Office Products Common Stock"). The Company currently estimates that each such holder
will receive one share of Company Common Stock for every      shares of U.S.
Office Products Common Stock held on the Record Date (the "Distribution Ratio"). Fractional shares will be aggregated into whole shares of Company Common Stock and sold on the open market by the Distribution Agent (as defined herein). The proceeds of such sales will be distributed to holders who otherwise would be entitled to receive fractional shares. See "The Workflow Distribution--General."



    Holders of U.S. Office Products Common Stock will not be required to pay any consideration for the shares of Company Common Stock they receive in the Workflow Distribution. There is no current public trading market for the Company Common Stock. The Company has applied for quotation of the shares of Company Common Stock on the Nasdaq National Market under the symbol "WORK."



    The Workflow Distribution is an element of a comprehensive restructuring plan (the "Strategic Restructuring Plan") approved by the Board of Directors of U.S. Office Products on January 12, 1998. The principal elements of the Strategic Restructuring Plan are: (1) a self-tender offer by U.S. Office Products (the "Tender Offer") to purchase 37,037,037 shares of U.S. Office Products Common Stock (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options) and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products stockholders of shares of four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses (the "Distributions"); and (3) the sale to an affiliate of Clayton, Dubilier & Rice, Inc. ("CD&R") of equity interests in U.S. Office Products (the "Equity Investment") following acceptance of shares in the Tender Offer and the Record Date for the Distributions. In addition to this Information Statement/Prospectus, U.S. Office Products is distributing a Tender Offer Statement regarding the Tender Offer and a Proxy Statement regarding stockholder approval of the issuance of securities in the Equity Investment. See "Additional Information." All holders of U.S. Office Products Common Stock, including the executive officers and directors of the Company, have the right to participate in the Tender Offer. It is the current intention of all officers or directors of the Company who hold shares or options for U.S. Office Products Common Stock to tender shares and options in the Tender Offer.



    IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.



    THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS INFORMATION STATEMENT/ PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

                              --------------------
  THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE
                              --------------------

    THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES.
                              --------------------


     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS            , 1998

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Company Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Stock. This Information Statement/Prospectus, while forming a part of the Company Form S-1, does not contain all of the information set forth in the Company Form S-1. Reference is hereby made to the Company Form S-1 for further information with respect to the Company and the securities to be distributed to the U.S. Office Products stockholders in the Workflow Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Company Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.


    The Company Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

    Following the Workflow Distribution, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    Additional information regarding the Strategic Restructuring Plan and the Company may be found in reports, proxy statements and other information filed by U.S. Office Products with the SEC, including U.S. Office Products Tender Offer
Statement on Schedule 13E-4 filed on             , 1998 and U.S. Office Products
Proxy Statement filed on             , 1998.

    The Company intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. The Company does not intend to furnish its stockholders quarterly reports.


    Questions concerning the Workflow Distribution should be directed to Mark D. Director, Chief Administrative Officer, Secretary and General Counsel of U.S. Office Products, or Donald H. Platt, Senior Vice President, Chief Financial Officer and Treasurer of U. S. Office Products, at (202) 339-6700. After the Workflow Distribution, holders of Company Common Stock having inquiries related to their investment in the Company should contact Steven R. Gibson, Chief Financial Officer of Workflow Management, at (561) 659-6551.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                               ------------------

    Until             , 1998 (the expiration of the twenty-fifth calendar day
following the Workflow Distribution), all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver an Information Statement/Prospectus.


   GetSmart-TM-, Informa-TM- and Imagenet-TM- are trademarks of the Company.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1

RISK FACTORS...............................................................................................           7

THE WORKFLOW DISTRIBUTION..................................................................................          17

THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS....................................................................          28

DIVIDEND POLICY............................................................................................          30

CAPITALIZATION.............................................................................................          31

SELECTED FINANCIAL DATA....................................................................................          32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WORKFLOW
  MANAGEMENT...............................................................................................          35

BUSINESS...................................................................................................          42

MANAGEMENT OF WORKFLOW MANAGEMENT..........................................................................          51

CERTAIN TRANSACTIONS.......................................................................................          60

PRINCIPAL STOCKHOLDERS OF WORKFLOW MANAGEMENT..............................................................          61

DESCRIPTION OF WORKFLOW MANAGEMENT CAPITAL STOCK...........................................................          63

EXPERTS....................................................................................................          65

LEGAL MATTERS..............................................................................................          65

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO, THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO, AND THE FINANCIAL STATEMENTS OF CERTAIN COMPANIES ACQUIRED BY THE COMPANY AND THE NOTES THERETO, APPEARING ELSEWHERE IN THE INFORMATION STATEMENT/PROSPECTUS. THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED HEREIN, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS ASSUMES CONSUMMATION OF THE TRANSACTIONS DESCRIBED UNDER "THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS." UNLESS THE CONTEXT OTHERWISE INDICATES THE INFORMATION HEREIN DOES NOT REFLECT THE
PUBLIC OFFERING OF UP TO           SHARES OF COMPANY COMMON STOCK (INCLUDING
EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IN FULL) BY THE COMPANY (THE "OFFERING"). WHERE THE CONTEXT REQUIRES AND UNLESS THE CONTEXT INDICATES OTHERWISE, THE INFORMATION HEREIN HAS BEEN ADJUSTED FOR THE DISTRIBUTION RATIO. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO THE COMPANY (OR WORKFLOW MANAGEMENT) INCLUDE SFI CORP. ("SFI"), HANO DOCUMENT PRINTERS, INC. ("HANO"), UNITED ENVELOPE CO., INC. ("UE"), REX ENVELOPE CO., INC. ("REX"), HUXLEY ENVELOPE CORP. ("HUXLEY"), POCONO ENVELOPE CORP. ("POCONO") (UE, REX, HUXLEY AND POCONO ARE COLLECTIVELY REFERRED TO HEREAFTER AS "UNITED"), DATA BUSINESS FORMS LIMITED ("DBF"), AND ASTRID OFFSET CORP. ("ASTRID"), WHOLLY-OWNED DIRECT OR INDIRECT SUBSIDIARIES OF THE COMPANY, AS WELL AS ALL PREDECESSORS THEREOF.


                                  THE COMPANY


    Workflow Management, Inc. (the "Company" or "Workflow Management") is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services which allow customers to realize cost savings by outsourcing non-core operations, as well as design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly fragmented graphic arts industry. In the last ten years, the Company's senior management team successfully completed the acquisition of 16 companies for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products Company ("U.S. Office Products") in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies. As a result, the enterprise has grown from SFI's revenues and operating income of $115.1 million and $6.7 million, respectively, for the year ended December 31, 1996, to the Company's revenues and operating income of $345.4 million and $17.1 million, respectively, for the twelve months ended January 24, 1998. The Company currently has over 2,000 employees and has 17 manufacturing facilities in seven states and five Canadian Provinces, 26 distribution centers, eight print-on-demand centers and 59 sales offices. Workflow Management intends to continue to pursue its aggressive acquisition strategy to extend its geographic scope and market penetration, and to increase sales to existing customers by cross-selling documents, envelopes and commercial printing.



    Workflow Management offers a full range of printed products which are either produced by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, including specialty envelopes for uses such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet businesses' demand for printed products. For the nine months ended January 24, 1998, approximately 55.2% of its revenues were derived from products purchased by the Company for distribution, and 44.8% are derived from products manufactured by the Company.

    Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. The Company provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. As an outsourcing specialist, Workflow Management enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. In order to meet growing demand, Workflow Management plans to continue to expand its product lines and services, and to promote its print and facilities management services, which allow customers to outsource the management of printed products.



    The Company believes its proprietary technology and systems are central to its ability to capitalize effectively on industry outsourcing trends and provide it with a significant competitive advantage. The Company has developed its GetSmart and Informa transaction and information systems to support these services and the Company's sales of printed products. The GetSmart system provides transaction, reporting and control capabilities to the Company and its customers in the United States. The Informa system supports requisition, distribution and imaging services with a control database and a variety of customer interfaces for its customers in Canada, including the Imagenet Document Manager ("Imagenet") that provides access via the world wide web. In addition, using the GetSmart and the Informa systems, the Company has the flexibility to integrate future acquisitions and increase its customer base rapidly and seamlessly. In addition, with its technology platform, Workflow Management believes that it is able to position itself as a premier technology deployer, thus increasing the Company's attractiveness to potential acquisition targets. The Company intends to grant a license to U.S. Office Products for the Company's Imagenet technology. See "Certain Transactions."



    The document, envelope and commercial printing industries that comprise the graphic arts businesses are highly fragmented, and the Company believes they are ripe for consolidation. According to the Document Management Industries Association, the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993. The U.S. market for envelopes, as measured by the Envelope Manufacturers Association, was approximately $3.0 billion in 1996, compared to $2.7 billion in 1993. According to the Printing Industries of America trade association, the general commercial segment of the U.S. printing industry shipped more than $88.0 billion of products in 1996, an increase of 8% over 1995. Within the envelope industry, management believes there are approximately 200 envelope manufacturers in the United States, and a much larger number of regional and local custom and specialty envelope printers and distributors. The commercial printing industry is composed of approximately 25,000 printing plants, 70% of which have fewer than 10 employees.



    The Company intends to capitalize on consolidation opportunities in three segments of the North American graphic arts industry: United States printed products, United States envelopes and Canadian printed products. The Company will focus on acquisition opportunities that complement and complete its product line and service offerings. The Company believes that the greatest consolidation opportunities exist among distribution companies in the graphic arts industry. The Company plans to offer the customers of its newly acquired companies its GetSmart and Informa systems and its full offering of print and facilities management services. Workflow Management also plans to grow internally by developing new products, cross-selling the full complement of the Company's products and services to the customers of its subsidiaries (which previously had limited product offerings) and implementing its transaction and information systems throughout the Company.



    Workflow Management was incorporated in the state of Delaware on February 13, 1998. U.S. Office Products acquired SFI and a related company, Hano on January 24, 1997. On April 25, 1997, U.S. Office Products acquired UE, Rex, Huxley and Pocono. On April 26, 1997, U.S. Office Products acquired DBF. On February 26, 1998, U.S. Office Products acquired Astrid. When U.S. Office Products determined to separate non-core businesses from its core operations as part of the Strategic Restructuring Plan (as defined herein), SFI and UE were converted into limited liability companies whose sole member and equity owner is the Company, the shares of Rex, Huxley and Pocono were transferred to UE, and the shares of Hano, DBF and Astrid were transferred to the Company. The principal executive offices of the Company are located at 240 Royal Palm Way, Palm Beach, Florida 33480. Workflow Management's telephone number is (561) 659-6551.


                    BACKGROUND OF THE WORKFLOW DISTRIBUTION


THE DISTRIBUTION.............  Shares of common stock, par value $.001 per share, of the Company (the
                               "Company Common Stock") will, subject to certain conditions, be distributed to the stockholders of record of U.S. Office Products (the
                               "Workflow Distribution" or the "Distribution") on            , 1998 (the
                               "Record Date"). The Workflow Distribution is part of a comprehensive restructuring plan adopted by the U.S. Office Products Board of Directors.
                               The principal elements of the plan, including modifications of the Board of Directors since first adopting the plan (as so modified, the "Strategic
                               Restructuring Plan") are:

                               -          Pursuant to a self-tender offer, U.S. Office Products will purchase 37,037,037 shares of its Common Stock, $.001 par value
                                          ("U.S. Office Products Common Stock") (including shares that may be issued on exercise of vested and unvested options for
                                          U.S. Office Products Common Stock), at $27.00 per share (or in the case of stock options, at $27.00 minus the exercise price of the options) and will incur additional indebtedness to
                                          finance a substantial portion of the purchase price of such shares.

                               -          Pursuant to a tender offer, U.S. Office Products will purchase any or all of its 5 1/2% convertible subordinated notes due
                                          2003 (the "2003 Notes"), for a purchase price of 94.5% of the principal amount and accrued interest of such notes (the "2003
                                          Note Tender").

                               -          Pursuant to an exchange offer, U.S. Office Products will
                                          exchange any or all of its 5 1/2% convertible subordinated notes due 2001 (the "2001 Notes") for U.S. Office Products
                                          Common Stock (the "2001 Note Offer") at an exchange rate of
                                          61.483 shares of U.S. Office Products Common Stock per $1,000 principal amount of 2001 Notes, which effectively reduces the conversion price on the 2001 Notes from $19.00 to $16.17 while the 2001 Note Offer is open.

                               -          After acceptance of shares in the Tender Offer, U.S. Office
                                          Products will distribute to U.S. Office Products stockholders the shares of four separate companies: Aztec Technology
                                          Partners, Inc., Workflow Management, School Specialty, Inc.,
                                          and Navigant International, Inc. (collectively, the "Spin-Off
                                          Companies"). The distributions of the shares of the Spin-Off
                                          Companies are referred to in this Information
                                          Statement/Prospectus as the "Distributions." The Spin-Off
                                          Companies will hold U.S. Office Products' current techology solutions, print management, educational supplies and corporate travel services businesses, respectively.

                               -          Following the Record Date, an affiliate ("CD&R") of Clayton,
                                          Dubilier & Rice, Inc., a private investment firm, will acquire
                                          U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of shares to CD&R and warrants to purchase additional U.S. Office Products Common Stock for
                                          $270.0 million (the "Equity Investment"). CD&R will not acquire any interests in the Spin-Off Companies.

                               U.S. Office Products will retain its North American Office Products Group
                               (which includes the office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes, Etc., its New Zealand and
                               Australia operations and its 49% interest in Dudley Stationery Limited (a
                               U.K. contract stationer).

REASONS FOR THE                The Distributions are intended to separate the Spin-Off Companies from
DISTRIBUTIONS................  U.S. Office Products' other businesses so that each can:

                               -          adopt strategies and pursue objectives that are appropriate to its respective industry;

                               -          pursue an independent acquisition program that allows for a more focused use of resources and, where stock is used as
                                          consideration, provide stock of a public company that is in the same industry as the businesses being acquired;

                               -          be recognized by the financial community as a distinct business that can be evaluated more readily and compared more easily to industry peers; and

                               -          implement more focused incentive compensation packages that respond to specific industry and market conditions and enhance employee retention objectives.

                               The Distributions are also integral to the objectives of the Equity
                               Investment, which is conditioned on completion of all of the
                               Distributions. See "The Workflow Distribution--Reasons for the
                               Distribution."

SHARES TO BE DISTRIBUTED.....  Based on the number of shares of U.S. Office Products Common Stock
                               outstanding on       , 1998, less 37,037,037 shares (including shares that
                               may be issued on exercise of vested and unvested options for U.S. Office
                               Products Common Stock) to be repurchased in the Tender Offer,
                               approximately       shares of the Company Common Stock will be distributed
                               to stockholders of U.S. Office Products in the Workflow Distribution. The
                               number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Record Date pursuant to outstanding convertible debt securities or stock options of
                               U.S. Office Products.

DISTRIBUTION RATIO...........  Each U.S. Office Products stockholder will receive one share of Company
                               Common Stock for every      shares of U.S. Office Products Common Stock
                               held on the Record Date.

FRACTIONAL SHARE INTERESTS...  Fractional share interests will be aggregated and sold by the Distribution
                               Agent and the cash proceeds will be distributed to those U.S. Office
                               Products stockholders entitled to a fractional interest. See "The Workflow
                               Distribution-- General."

RECORD DATE..................  , 1998.

DISTRIBUTION DATE............  Certificates representing shares of the Company Common Stock will be
                               mailed to U.S. Office Products stockholders on or about       , 1998.
DISTRIBUTION AGENT...........

TAX CONSEQUENCES.............  Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions stating that, subject to the matters discussed therein, for U.S. federal income tax purposes the receipt of the Company Common
                               Stock by U.S. Office Products stockholders will be tax-free to U.S. Office
                               Products and the U.S. Office Products stockholders (except with respect to cash received in lieu of fractional shares). See "The Workflow
                               Distribution--U.S. Federal Income Tax Consequences of the Workflow
                               Distribution."

ARRANGEMENTS AMONG U.S.
OFFICE PRODUCTS, WORKFLOW
MANAGEMENT AND THE OTHER
SPIN-OFF COMPANIES AFTER THE
DISTRIBUTIONS................  Workflow Management, U.S. Office Products and the other Spin-Off Companies will enter into an agreement (the "Distribution Agreement") in connection with the Distribution pursuant to which, among other things, (i) equity interests in the U.S. Office Products subsidiaries that engage in the print management business will be transferred to Workflow Management, (ii)
                               liabilities will be allocated among Workflow Management, U.S. Office
                               Products and the other Spin-Off Companies, and (iii) Workflow Management,
                               U.S. Office Products and the other Spin-Off Companies will indemnify one another for liabilities assumed under the Distribution Agreement and certain other liabilities.

                               Workflow Management and U.S. Office Products will also enter into an agreement (the "Tax Allocation Agreement") (i) allocating to Workflow
                               Management responsibility for its share of U.S. Office Products'
                               consolidated income tax liability for the years that it was included in
                               U.S. Office Products' consolidated federal income tax returns, (ii)
                               sharing certain state, local and foreign taxes, and (iii) providing (a)
                               for indemnification by Workflow Management for certain taxes if they are assessed against U.S. Office Products as a result of the Distributions, and (b) joint and several indemnification by Workflow Management and the other Spin-Off Companies for such taxes resulting from certain acts taken by Workflow Management or any of the other Spin-Off Companies. The liability to U.S. Office Products for taxes resulting from such acts will be allocated among the Spin-Off Companies pursuant to a separate agreement
                               (the "Tax Indemnification Agreement"). As a consequence, Workflow
                               Management will be primarily liable for taxes resulting from acts taken by
                               Workflow Management and liable (subject to indemnification by the other
                               Spin-Off Companies) for any taxes resulting from acts taken by the other
                               Spin-Off Companies.

                               Workflow Management, U.S. Office Products and the other Spin-Off Companies will also enter into an agreement (the "Employee Benefits Agreement")
                               relating to the allocation of assets, liabilities and responsibilities with respect to employee benefit plans and programs and certain related matters. See "The Spin-Offs from U.S. Office Products."


                              SUMMARY RISK FACTORS


    In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on p. 7, including, among others, risks associated with (i) the potential volatility of the trading price and the absence of a prior trading market for shares of Company Common Stock, (ii) the fact that the Company has not operated as a stand-alone entity, separate from U.S. Office Products, (iii) dependence upon acquisitions for future growth, (iv) integrating acquisitions and acquisition financing, (v) conflicts of interest resulting from the fact that (a) the Distribution Agreement is not the result of arms'-length negotiation and (b) stock options are being issued to certain officers and directors of the Spin-Off Companies in connection with the Distributions, (vi) the tax consequences of the Distributions and (vii) limitations on equity offerings and the use of Workflow Management capital stock in acquisitions.

                           SUMMARY FINANCIAL DATA (1)
                     (In thousands, except per share data)

                                                                                                        FISCAL YEAR ENDED
                                                                                                            APRIL 26,
                                                                                         FOUR MONTHS   --------------------
                                                      YEAR ENDED DECEMBER 31,               ENDED                    PRO
                                             ------------------------------------------   APRIL 30,                 FORMA
                                               1992       1993       1994      1995(2)       1996        1997      1997(3)
                                             ---------  ---------  ---------  ---------  ------------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues...................................  $  80,731  $ 121,463  $ 154,193  $ 309,426   $  114,099   $ 327,381  $ 342,335
Cost of revenues...........................     57,054     88,255    114,885    234,959       82,998     236,340    244,475
                                             ---------  ---------  ---------  ---------  ------------  ---------  ---------
Gross profit...............................     23,677     33,208     39,308     74,467       31,101      91,041     97,860
Selling, general and administrative
  expenses.................................     20,800     27,683     32,020     62,012       22,485      70,949     75,568
Non-recurring acquisition costs............                                                                5,006      5,006
                                             ---------  ---------  ---------  ---------  ------------  ---------  ---------
Operating income...........................      2,877      5,525      7,288     12,455        8,616      15,086     17,286
Interest expense...........................        904      1,328      2,048      5,370        1,676       4,561      3,647
Interest income............................        (81)      (116)                               (18)        (25)
Other (income) expense.....................        366        511        186         62         (151)        632        408
                                             ---------  ---------  ---------  ---------  ------------  ---------  ---------
Income before provision for (benefit from)
  income taxes and extraordinary items.....      1,688      3,802      5,054      7,023        7,109       9,918     13,231
Provision for (benefit from) income
  taxes(4).................................        153        260        379        (33)       1,351       3,690      5,425
                                             ---------  ---------  ---------  ---------  ------------  ---------  ---------
Income before extraordinary items..........      1,535      3,542      4,675      7,056        5,758       6,228  $   7,806
                                                                                                                  ---------
                                                                                                                  ---------
Extraordinary items(5).....................                                         700                      798
                                             ---------  ---------  ---------  ---------  ------------  ---------
Net income.................................  $   1,535  $   3,542  $   4,675  $   6,356   $    5,758   $   5,430
                                             ---------  ---------  ---------  ---------  ------------  ---------
                                             ---------  ---------  ---------  ---------  ------------  ---------
Per share amounts:
  Basic:
    Income from before extraordinary
      items................................  $    0.03  $    0.08  $    0.10  $    0.12   $     0.07   $    0.07  $    0.07(6)
                                                                                                                  ---------
                                                                                                                  ---------
    Extraordinary items....................                                        0.01                     0.01
                                             ---------  ---------  ---------  ---------  ------------  ---------
    Net income.............................  $    0.03  $    0.08  $    0.10  $    0.11   $     0.07   $    0.06
                                             ---------  ---------  ---------  ---------  ------------  ---------
                                             ---------  ---------  ---------  ---------  ------------  ---------
  Diluted..................................
    Income from before extraordinary
      items................................  $    0.03  $    0.08  $    0.10  $    0.12   $     0.07   $    0.07  $    0.07(6)
                                                                                                                  ---------
                                                                                                                  ---------
    Extraordinary items....................                                        0.01                     0.01
                                             ---------  ---------  ---------  ---------  ------------  ---------
    Net income.............................  $    0.03  $    0.08  $    0.10  $    0.11   $     0.07   $    0.06
                                             ---------  ---------  ---------  ---------  ------------  ---------
                                             ---------  ---------  ---------  ---------  ------------  ---------
Weighted average shares outstanding:.......
  Basic....................................     44,260     44,260     45,562     59,060       77,501      90,026    109,895(7)
  Diluted..................................     44,260     44,260     45,704     60,025       79,100      91,761    109,895(7)
OTHER DATA:
EBITDA(8)..................................  $   3,702  $   6,510  $   9,023  $  18,283   $   12,350   $  20,923  $  24,162


                                                             NINE MONTHS ENDED
                                             --------------------------------------------------
                                                                           PRO          PRO
                                                                          FORMA        FORMA
                                             JANUARY 25,  JANUARY 24,  JANUARY 25,  JANUARY 24,
                                                1997         1998        1997(3)      1998(3)
                                             -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues...................................   $ 239,751    $ 257,777    $ 250,820    $ 263,960
Cost of revenues...........................     172,869      190,482      178,983      193,104
                                             -----------  -----------  -----------  -----------
Gross profit...............................      66,882       67,295       71,837       70,856
Selling, general and administrative
  expenses.................................      51,735       53,083       55,472       55,095
Non-recurring acquisition costs............       2,902                     2,902
                                             -----------  -----------  -----------  -----------
Operating income...........................      12,245       14,212       13,463       15,761
Interest expense...........................       3,910        1,665        2,735        2,735
Interest income............................         (21)          (9)
Other (income) expense.....................         610         (205)         445         (333)
                                             -----------  -----------  -----------  -----------
Income before provision for (benefit from)
  income taxes and extraordinary items.....       7,746       12,761       10,283       13,359
Provision for (benefit from) income
  taxes(4).................................       2,249        5,212        4,216        5,477
                                             -----------  -----------  -----------  -----------
Income before extraordinary items..........       5,497        7,549    $   6,067    $   7,882
                                                                       -----------  -----------
                                                                       -----------  -----------
Extraordinary items(5).....................
                                             -----------  -----------
Net income.................................   $   5,497    $   7,549
                                             -----------  -----------
                                             -----------  -----------
Per share amounts:
  Basic:
    Income from before extraordinary
      items................................   $    0.06    $    0.07    $    0.06(6)  $    0.07(6)
                                                                       -----------  -----------
                                                                       -----------  -----------
    Extraordinary items....................
                                             -----------  -----------
    Net income.............................   $    0.06    $    0.07
                                             -----------  -----------
                                             -----------  -----------
  Diluted..................................
    Income from before extraordinary
      items................................   $    0.06    $    0.06    $    0.06(6)  $    0.07(6)
                                                                       -----------  -----------
                                                                       -----------  -----------
    Extraordinary items....................
                                             -----------  -----------
    Net income.............................   $    0.06    $    0.06
                                             -----------  -----------
                                             -----------  -----------
Weighted average shares outstanding:.......
  Basic....................................      85,978      114,758      109,895(7)    109,895(7)
  Diluted..................................      87,824      117,185      109,895(7)    109,895(7)
OTHER DATA:
EBITDA(8)..................................   $  16,726    $  19,220    $  18,730    $  21,486


                                                                                            DECEMBER 31,
                                                                             ------------------------------------------  APRIL 30,
                                                                               1992       1993       1994       1995       1996
                                                                             ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital............................................................  $   6,005  $   7,264  $   8,583  $  20,127  $  23,378
Total assets...............................................................     26,543     48,374     51,357    120,630    117,949
Short-term debt payable to U.S. Office Products............................
Long-term debt, less current portion.......................................      4,632      9,632      7,355     28,812     28,108
Long-term debt payable to U.S. Office Products.............................
Stockholders' equity.......................................................      7,459     11,675     12,889     24,719     29,120

                                                                                          JANUARY 24, 1998
                                                                                        --------------------
                                                                             APRIL 26,                PRO
                                                                               1997      ACTUAL    FORMA(9)
                                                                             ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital............................................................  $  16,910  $  25,370  $  43,958
Total assets...............................................................    125,108    127,105    143,073
Short-term debt payable to U.S. Office Products............................     23,622     17,658
Long-term debt, less current portion.......................................      6,034      5,498     40,638
Long-term debt payable to U.S. Office Products.............................        561      1,905
Stockholders' equity.......................................................     47,780     55,979     55,979


------------------

 (1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") has been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma financial information reflects completed acquisitions through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.

 (2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.
 (3) Gives effect to the Distribution and the purchase acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
 (4) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.
 (5) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.
 (6) Pro forma net income per share is pro forma income before extraordinary items per share.

 (7) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(i) of Notes to Pro Forma Combined Financial Statements included herein.

 (8) EBITDA represents earnings (losses) before interest, income taxes, depreciation, amortization and extraordinary items. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

 (9) Gives effect to the Distribution and purchase acquisition of Astrid as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION IN THIS INFORMATION
STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.



POTENTIAL VOLATILITY OF STOCK PRICE AND OTHER RISKS ASSOCIATED WITH SHARES
  ELIGIBLE FOR IMMEDIATE SALE



    As a result of the Workflow Distribution, stockholders of U.S. Office Products will acquire shares of Common Stock that are freely tradeable without restrictions or further registration under the Securities Act except that any shares held by "affiliates" of Workflow Management within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the Workflow Distribution is being made to existing stockholders of U.S. Office Products who have not made an affirmative decision to invest in the Company's Common Stock there can be no assurance that some or all of these stockholders will not sell the shares of Common Stock that they receive into the market shortly after the Workflow Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of Common Stock they receive in the Workflow Distribution shortly thereafter.



    A "when-issued" trading market in the Common Stock may develop immediately upon the Workflow Distribution. Such trading could increase the volatility of, and adversely affect the market price of, the Common Stock.



    In addition, upon completion of the Offering and the Workflow Distribution,
the Company will have outstanding (i)     shares of Common Stock issued in the
Offering, all of which will be freely tradeable unless held by affiliates of the Company, and (ii) immediately exercisable options to acquire shares of Common Stock. Certain executive officers and directors of the Company have agreed not to sell or otherwise dispose of their shares of Company Common Stock for a period of 180 days following the Offering without the consent of BancAmerica Robertson Stephens, the managing underwriter of the Offering. The Company intends to register the shares of Common Stock reserved for issuance pursuant to its stock incentive plan as soon as practicable following the closing of the Offering. Following the Offering and the Workflow Distribution, in view of the large number of shares freely-tradeable and available for immediate sale, the market for the Company's Common Stock could be highly volatile and the trading price of the Common Stock could be adversely affected.


ABSENCE OF HISTORY AS A STAND-ALONE COMPANY


    The Company is the result of the consolidation by U.S. Office Products of nine separate companies engaged in the graphic arts business. The operations of Workflow Management as a stand-alone, consolidated entity may place significant demands on the Company's management, operational and technical resources. Prior to the Workflow Distribution, certain general and administrative functions relating to the Company's business (such as legal and accounting) were handled by U.S. Office Products. The Company's future performance will depend on its ability to function as a stand-alone entity, to finance and manage expanding operations, and to adapt its information systems to changes in its business. In addition, Workflow Management will not be able to rely on the purchasing power of U.S. Office Products and, therefore, may not be able to obtain the same volume discounts for products and services that are available to U.S. Office Products. As a result, the Company's expenses may be higher than when it was a part of U.S. Office Products, and the Company may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect the results of operations and financial condition of Workflow Management had it been a separate, stand-alone entity during the periods presented, or is indicative of future results of operations and financial condition of the Company.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH


    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional graphic arts businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. Prior to the Workflow Distribution, the Company's acquisitions were completed with substantial business, legal and accounting assistance from U.S. Office Products and the acquisitions were primarily paid for with U.S. Office Products Common Stock. The pace of the Company's acquisition program may be adversely affected by the absence of U.S. Office Products' support for the acquisitions. In addition, Workflow Management intends to use Company Common Stock to pay for certain of its acquisitions and, therefore, if the owners of potential acquisition candidates are not willing to receive shares of Company Common Stock in exchange for their businesses, the Company's acquisition program could be adversely affected. Moreover, the consolidation of the North American graphic arts industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies. In addition, Workflow Management is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the Workflow Distribution. Limitations on the Company's ability to issue shares could also adversely affect the Company's acquisition strategy. See "--Possible Limitations on Issuances of Common Stock," "--Material Amount of Goodwill," "--Inability to Use Pooling of Interests Accounting" and "Tax Matters."


RISKS RELATED TO INTEGRATION OF ACQUISITIONS


    Integration of acquisitions may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on its reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Furthermore, although Workflow Management conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of Workflow Management.


RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION


    Workflow Management currently intends to finance its future acquisitions by using shares of Company Common Stock, cash, borrowed funds or a combination thereof. If the Company Common Stock does not maintain a sufficient market value, if the price of Company Common Stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept Company Common Stock as part of the consideration for the sale of their businesses, Workflow Management may be required to use more of its cash resources or more borrowed funds, in order to initiate and maintain its acquisition program. If Workflow Management does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. However, the use of equity offerings in connection with the Workflow Distribution will also be subject to certain limitations on the number of shares that Workflow Management can issue without jeopardizing the tax-free treatment of the Workflow Distribution. See "--Possible Limitation on Issuances of Common Stock" and "Tax Matters." Prior to the Distributions, Workflow Management was not responsible for obtaining external sources of funding. There can be no assurance that Workflow Management, as a stand-alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.



    The Company will have 150 million authorized shares of Company Common Stock, a portion of which could be available (subject to the rules and regulations of federal and state securities laws, limitations under U.S. federal income tax laws and rules and the rules of the Nasdaq Stock Market) to finance acquisitions without obtaining stockholder approval for such issuances. Existing stockholders may suffer dilution if Workflow Management uses Company Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Company Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Company Common Stock.



MATERIAL AMOUNT OF GOODWILL



    Approximately $14.2 million, or 9.9% of the Company's pro forma total assets as of January 24, 1998, represents intangible assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income. The Company will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, Workflow Management would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of the Company Common Stock.



INABILITY TO USE POOLING OF INTERESTS ACCOUNTING



    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of the Company being a wholly-owned subsidiary of U.S. Office Products prior to the Workflow Distribution, the Company will be unable to satisfy this criteria for a period of two years following the Workflow Distribution. Therefore, the Company will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by the Company during such period will be accounted for under the purchase method resulting in the recording of goodwill. The amortization of the goodwill will reduce net income reported by the Company below that which would have been reported if the pooling of interests method had been used by the Company.


POTENTIAL CONFLICTS OF INTEREST IN THE DISTRIBUTIONS


    The Company is currently a wholly-owned subsidiary of U.S. Office Products. On or before the Distribution Date, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement, the Spin-Off Companies will enter into and the Tax Indemnification Agreement. See "Arrangements Among U.S. Office Products, Workflow Management and the Other Spin-Off Companies After the Distributions." These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Workflow Distribution.


    Certain indemnification obligations of the Company and the other Spin-Off Companies to U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to such other Spin-Off Company. In addition, the agreements will allocate certain liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the specific business to be conducted by the Spin-Off Companies and post-Distribution U.S. Office Products among U.S. Office Products and each of the Spin-Off Companies. Adverse developments involving U.S. Office Products or a Spin-Off Company (other than Workflow Management), or material disputes with U.S. Office Products following the Distributions, could have a material adverse effect on the Company.



    The terms of the agreements that will govern the relationship among the Company, U.S. Office Products and the other Spin-Off Companies will be established by U.S. Office Products in consultation with the Company and the other Spin-Off Companies prior to the Distribution and, while the Company and the other Spin-Off Companies are wholly-owned subsidiaries of U.S. Office Products. The terms of these agreements, including the allocation of general corporate and securities liabilities among U.S. Office Products, the Company and the other Spin-Off Companies, may not be the same as they would be if the agreements were the result of arms'-length negotiations. In addition, the agreements must contain certain terms specified in U.S. Office Products' agreement with CD&R relative to the Equity Investment and must otherwise be reasonably acceptable to CD&R. CD&R will not be a stockholder in any of the Spin-Off Companies and its interests may be adverse to those of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, Workflow Management and the Other Spin-Off Companies After the Distributions." Accordingly, there can be no assurance that the terms and conditions of the agreements will not be more or less favorable to the Company than those that might have been obtained from unaffiliated third parties.



    On the Distribution Date, Jonathan J. Ledecky, Chairman of the U.S. Office Products Board of Directors, will receive options for shares of each of the Spin-Off Companies exercisable for up to 7.5% of the common stock of each Spin-Off Company. See "Management of Workflow Management--Ledecky Services Agreement." As a result, Mr. Ledecky has interests in the Distributions that differ in certain respects from, and may conflict with, the interests of other stockholders of U.S. Office Products and Workflow Management.



TAX MATTERS



    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions (including the Workflow Distribution) will qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Workflow Distribution unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R, and certain other information, data, documentation and other materials as Wilmer, Cutler & Pickering has deemed necessary. See "The Workflow Distribution--U.S. Federal Income Tax Consequences of the Workflow Distribution."



    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the opinion is not binding upon either the Internal Revenue Service (the "IRS") or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Workflow Distribution. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.



    If the Workflow Distribution fails to qualify under Section 355 as a tax-free spin-off, each holder of U.S. Office Products Common Stock on the Record Date will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Company Common Stock distributed to such holder of U.S. Office Products Common Stock including fractional shares. In addition, U.S. Office Products will recognize gain equal to the difference between the fair market value of the Company Common Stock (on the Distribution Date) and U.S. Office Products' adjusted tax basis in the Company Common Stock (on the Distribution Date). If U.S. Office Products were to recognize gain on the Workflow Distribution, such gain would likely be substantial.



    If the Workflow Distribution is taxable under Section 355(e), but otherwise satisfies the requirements for a tax-free spin-off, U.S. Office Products will recognize gain equal to the difference between the fair market value of the Company Common Stock (on the Distribution Date) and U.S. Office Products' adjusted tax basis in the Company Common Stock (on the Distribution Date). However, no gain or loss will be recognized by holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares). If U.S. Office Products were to recognize gain on the Workflow Distribution, such gain would likely be substantial.


POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS


    In connection with the Distributions, U.S. Office Products will enter into the Tax Allocation Agreement with the Spin-Off Companies, which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Management will enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Management will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Management and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, the Company could become liable for a pro rata portion of any Distribution Taxes with respect not only to the Workflow Distribution, but also any of the other Distributions. See "The Spin-Offs from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" for a detailed discussion of the Tax Allocation Agreement and the Tax Indemnification Agreement.



POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK



    U.S. Office Products and Workflow Management will represent to Wilmer, Cutler & Pickering, for purposes of its Tax Opinion, that the Company Common Stock that will be issued in the Equity Offering, together with all Workflow Management capital stock that could be issued pursuant to the exercise of options and other agreements that may be exercised within one year of the Workflow Distribution, represents in the aggregate less than 20% of the Workflow Management capital stock that would be outstanding after the Equity Offering and the exercise of all such options and other agreements. U.S. Office Products and Workflow Management will also represent to Wilmer, Cutler & Pickering that there are no written or oral agreements or understandings, in effect prior to the Workflow Distribution, under which Workflow Management may be required to issue Company Common Stock after the Workflow Distribution, other than agreements covering the stock referenced in the previous sentence and agreements covering other stock options granted as compensation for services. Workflow Management has accordingly not been able, prior to the Workflow Distribution, to enter into any acquisition or other agreement or understanding requiring issuance of additional Company Common Stock.



    In addition, Section 355(e) of the Code, which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that include the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by Workflow Management, including issuances in connection with an acquisition of another business by Workflow Management, will not create a tax liability for U.S. Office Products.



    Workflow Management has entered into a Tax Allocation Agreement and a Tax Indemnification Agreement pursuant to which Workflow Management will be liable to U.S. Office Products and the other Spin-Off Companies if its actions or omissions materially contribute to a final determination that the Workflow Distribution is taxable. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement."



    These limitations could adversely affect the pace of Workflow Management's acquisitions and its ability to issue Company Common Stock for other purposes, including equity offerings.



EMERGING ALTERNATIVE TECHNOLOGIES



    Electronic forms and electronic data interchange technologies have recently been introduced. There can be no assurance that such emerging technologies will not have a material adverse effect on the Company or on the document industry. Over the last several years, the document industry has undergone a transition as a result of the increased usage of desk top publishing and laser printer technology, which has led to a decreased demand for certain document products. The continuation of such technological changes, or the development of other trends that decrease demand for documents, could have a material adverse effect on the Company's business, financial condition or results of operations.



ATTRACTION AND RETENTION OF PERSONNEL



    The Company's senior management team does not have experience operating a public company. Timothy L. Tabor is expected to resign as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano prior to the Workflow Distribution. Therefore, the Company is recruiting a qualified individual to perform the functions associated with these positions. Mr. Tabor is a member of the Board of Directors of the Company. There can be no assurance that the Company will be successful in hiring, integrating or retaining such an individual. Steven R. Gibson assumed the position of Vice President of Finance and Chief Financial Officer of the Company on April 8, 1998.



    The Company's operations depend on the continued efforts of Thomas B. D'Agostino, its Chief Executive Officer, its other executive officers and the senior management of certain of its subsidiaries. Furthermore, the Company's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company does not have key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries.



    In addition, Jonathan J. Ledecky will serve as a director and an employee of Workflow Management and is expected to provide services to Workflow Management after the Workflow Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S. Office Products which provides that the Company and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution and an expected employment agreement with the Company. See "Management of Workflow Management--Ledecky Services Agreement." Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is the director or an officer of other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Workflow Management.



DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT



    The Company's success and ability to compete depends in part upon its proprietary technology, trademarks and copyrights. Workflow Management regards the software underlying its GetSmart, Imagenet and Informa systems as proprietary, and relies primarily on trade secrets, copyright and trademark law to protect these proprietary rights. The Company has registered some of its trademarks, and has no patents issued nor applications pending. Existing trade secrets and copyright laws afford the Company only limited protection. Unauthorized parties may attempt to copy aspects of the Company's software or to obtain and use information that Workflow Management regards as proprietary. Policing unauthorized use of the Company's software is difficult. Workflow Management generally enters into confidentiality and assignment agreements with its employees, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. Workflow Graphics is not aware that any of its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against Workflow Management in the future. Any such claims, with or without merit, can be time consuming and expensive to defend and may require the Company to enter into royalty or licensing agreements or cease the alleged infringing activities. See "Business--Print Management" and "Business-- Intellectual Property."


EFFECTS OF CHANGES IN DEMAND FOR DOCUMENTS; CYCLICALITY


    Historically, the Company's operating results have depended heavily on sales of documents. For the year ended April 26, 1997, and for the nine months ended January 24, 1998, sales of documents accounted for approximately 56% and 49%, respectively, of the Company's net sales. Workflow Management anticipates that document sales will continue to account for a significant percentage of the Company's sales for the foreseeable future. An important element of the Company's business strategy is to continue its growth in document sales by continuing to acquire other document companies, hiring experienced sales representatives, attracting new customers and increasing sales to existing customers. The overall document industry has not grown in the last few years, although demand for certain products, such as laser forms, pressure-sensitive labels, form/label combinations and single-part cut-sheet mailers has increased. Accordingly, for Workflow Management to continue its growth in document sales, it must increase its market share and respond to changes in demand in the overall document industry. No assurance can be given that Workflow Management will be successful in increasing its market share or responding to shifts in demand. The failure by the Company to do so could have a material adverse effect on its business, financial condition or results of operations.



    In addition, the document industry historically has been affected by general economic and industry cycles that have materially and adversely affected distributors and manufacturers of documents. No assurance can be given as to the effect of a continuation of, or change in, such business cycles on the Company's business, financial condition or results of operations. The delay or inability of Workflow Management to respond to changing economic cycles could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Workflow Management" and "Business-- Business Strategy."

RISKS ASSOCIATED WITH CANADIAN OPERATIONS



    Workflow Management has significant operations in Canada. Net sales from the Company's Canadian operations accounted for approximately 37% of the Company's total net sales in the fiscal year ended April 26, 1997. As a result, Workflow Management is subject to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Workflow Management is also subject to risks associated with the imposition of protective legislation and regulations, including those resulting from trade or foreign policy. In addition, because of the Company's Canadian operations, significant revenues and expenses are denominated in Canadian dollars. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. Workflow Management does not currently engage in currency hedging transactions.


UNITED STATES POSTAL RATES; ALTERNATIVE DELIVERY MEDIA


    The Company's operating results depend, to a significant extent, on sales of envelopes. Sales of envelopes accounted for approximately 31% of the Company's net sales for the fiscal year ended April 26, 1997. Because the great majority of envelopes used in the United States are sent through the mail, postal rates are a significant factor affecting the growth of envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent. For example, third class postal rates increased approximately 50% and 14% in 1991 and 1995, respectively, contributing to a substantial leveling off in the growth rate of third class mail sent during the periods following such increases. If postal rates increase, mail volume could decline, which could reduce revenue from the Company's sale of envelopes and reduce the Company's earnings and cash flow.



    In addition, alternative delivery media may affect the demand for envelopes. As the current trend towards usage of the Internet and other electronic media by consumers for such purposes as paying utility and credit card bills grows, Workflow Management expects the demand for envelopes for such purposes to decline. Although management believes that overall demand for envelopes, particularly the custom and specialty envelopes Workflow Management focuses on, will continue to grow at rates comparable to recent historical levels, competition from alternative media may reduce demand for envelopes, and the Company's revenues from the sale of envelopes may decrease, which could reduce the Company's earnings and cash flow.


IMPACT OF FLUCTUATIONS IN PAPER PRICES


    Paper prices represent a substantial portion of the cost of producing documents, envelopes and commercial printing distributed and manufactured by Workflow Management. Accordingly, prevailing paper prices can have a significant impact on the Company's sales. The timing of increases or decreases in paper prices and any subsequent change in prices charged to the Company's customers could have an adverse effect on the Company's revenues and gross margins. Although Workflow Management has generally been able to pass increases in paper costs on to its customers, for competitive or other reasons, the Company cannot offer any assurance that it will be able to pass all or a portion of any future paper price or other cost increases on to its customers. If Workflow Graphics were unable to pass on these costs, profit margins would decrease, which could reduce earnings and cash flow. Moreover, an increase in the Company's prices for the products it distributes, resulting from a pass-through of increased paper costs, could reduce the volume of units sold by the Company, and decrease the Company's revenues.



    Due to the significance of paper to most of the Company's products, Workflow Management is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. There can be no assurance that the Company's document and envelope businesses would not be materially adversely affected if either Workflow Management or its vendors experienced difficulty in obtaining adequate quantities of paper in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Workflow Management."



UNIONIZED WORKFORCE



    Approximately 31% of the Company's employees in the United States and approximately 8% of the Company's employees in Canada are covered by collective bargaining agreements. There can be no assurance that strikes or work stoppages will not occur in the future. Strikes or work stoppages and the resultant adverse impact on the Company's relationship with its customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's acquisition strategy could be adversely affected because of its union status for a variety of reasons, including without limitation, incompatibility with a target's existing unions and reluctance of non-union targets to become affiliated with a union based company. See "Business--Employees."



COST AND RISKS OF LOSS RELATING TO ENVIRONMENTAL REGULATION



    The Company's operations are subject to U.S. and Canadian federal, state, provincial and local environmental laws and regulations, including those governing the use, storage, treatment, transportation and disposal of solid and hazardous materials, the emission or discharge of such materials into the environment, and the remediation of contamination associated with such disposal or emissions (collectively "Environmental Laws"). Workflow Management utilizes certain hazardous materials, such as washes, inks, alcohol-based products, fountain solution, photographic fixer and developer solutions, machine and hydraulic oils and solvents. While management believes that the Company's current operations are in substantial compliance with applicable Environmental Laws, there can be no assurance that all potential environmental liabilities have been identified currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future. See "Business--Environmental Regulations."



COMPETITION



    Workflow Management competes for retail sales of documents and envelopes against other independent distributors and against manufacturers' direct sales organizations. In commercial printing, the Company also competes with manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The principal competitive factors in the graphic arts industry are price, quality, selection, services, production capacity, delivery and customer support.



    Although Workflow Management often competes with smaller businesses, it also competes against the largest competitors in the North American documents industry, such as Moore Corporation Ltd., Reynolds & Reynolds Company, Standard Register Company and Wallace Computer Services, Inc., and the largest competitors in the U.S. envelope industry, such as Mail-Well, Westvaco and Tension Envelope Company. The largest competitors for commercial printing include direct sales organizations of Graphic Industries, Inc., R. R. Donnelley & Sons, Quebecor, Inc. and World Color Press, Inc. Most of these competitors have substantially greater financial resources than the Company.



INABILITY TO ASSIGN CONTRACTS



    In connection with the Workflow Distribution, certain operating companies (the "Predecessor Companies") will be reorganized into new business entities (the "Successor Companies"). The Predecessor Companies have entered into numerous contracts, including leases, employment and services contracts that will require the consents of the other parties to assignment of such contracts to the Successor Companies. Failure to obtain any or all of such consents could result in loss of benefits under leases or employment contracts, or loss of revenues or the acceleration of obligations thereunder or under other contracts. There can be no assurance that any of the parties to contracts with Predecessor Companies will consent to the assignment of these contracts to the Successor Companies. Inability to assign any or all of these contracts may have a material adverse effect on the Successor Companies and Workflow as a whole.



NO DIVIDENDS



    Workflow Management does not expect to pay cash dividends on Company Common Stock in the foreseeable future.



ABSENCE OF PUBLIC MARKET



    Prior to the Workflow Distribution and the Offering, there will be no public market for the Company Common Stock. The initial public offering price of the Company Common Stock offered hereby will be determined through negotiations among the Company and the underwriters of the Offering and may not be indicative of the market price for the Company Common Stock after the Offering. The trading price of the Company Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses, general market or economic conditions or other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Company Common Stock. See "--Potential Volatility of Stock Price and Other Risks Associated With Shares Eligible for Immediate Sale."


CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE


    To date, the purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arms'-length negotiations between the Company's management and representatives of such companies. The consideration paid for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Workflow Management does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.



RISK OF LOSS FROM POSSIBLE FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE



    Several of the Company's operating companies are using billing or other software that is not Year 2000 compliant. The Company has not quantified the costs of addressing its Year 2000 issues, but it believes that the necessary adaptations of these systems can be completed in the next 18 months, and that the costs of achieving compliance will not be material. If the Company is unable to make the necessary adaptations on a timely basis, or if the costs are greater than expected, the consequences of untimely resolution or the costs of complying could have an adverse impact on the Company's business or operations.

                           THE WORKFLOW DISTRIBUTION

GENERAL


    Each holder of shares of U.S. Office Products Common Stock of record as of
the close of business on            , 1998 (the "Record Date"), will receive one
share of Company Common Stock for each       shares of U.S. Office Products
Common Stock held on the Record Date. The Company Common Stock will be distributed on behalf of U.S. Office Products by as the Distribution Agent. No certificates or
scrip representing fractional shares of Company Common Stock will be issued. Following the announcement of the proration results of the Tender Offer, fractional share interests will be aggregated and sold by the Distribution Agent at such time or times as it shall determine in open market transactions effected through broker-dealers selected by it. The cash proceeds will be distributed to those stockholders entitled to a fractional interest with the distribution of payment for the tendered shares or as soon thereafter as practicable. Certificates representing shares of Company Common Stock will be distributed on
or about            , 1998 (the "Distribution Date").



    Workflow Management is a newly formed subsidiary of U.S. Office Products that will, as of the Distribution Date, hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products Print Management Division. See "Arrangements Among U.S. Office Products, Workflow Management and the Other Spin-Off Companies After the Distributions--Distribution Agreement." Workflow Management will include the businesses of the following wholly-owned subsidiaries of U.S. Office Products: SFI, Hano, United, Huxley, Rex, Pocono and DBF. Immediately prior to the Workflow Distribution, U.S. Office Products will hold all the issued and outstanding shares of Company Common Stock. Based on the number of shares of U.S. Office Products Common Stock outstanding on
           , 1998, less 37,037,037 shares (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) to be repurchased in the Tender Offer and on a Distribution Ratio of one
share of Company Common Stock distributed for every       shares of U.S. Office
Products Common Stock, approximately       shares of the Company Common Stock
will be distributed to stockholders of U.S. Office Products in the Workflow Distribution. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Workflow Distribution pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.


THE STRATEGIC RESTRUCTURING PLAN


    The Workflow Distribution is part of the Strategic Restructuring Plan. The principal elements of the Strategic Restructuring Plan are:



    - Pursuant to the Tender Offer, U.S. Office Products will purchase 37,037,037 shares of U.S. Office Products Common Stock (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options) and will incur additional indebtedness to pay a substantial portion of the purchase price for these shares.



    - Pursuant to the 2003 Note Tender, U.S. Office Products will purchase any or all of its 2003 Notes for a purchase price of 94.5% of the principal amount and accrued interest.



    - Pursuant to the 2001 Note Offer, U.S. Office Products will exchange any or all of its 2001 Notes for U.S. Office Products Common Stock at an exchange rate of 61.483 shares per $1,000 principal amount, which effectively reduces the conversion price on the 2001 Notes from $19.00 to $16.71 while the offer is open.


    - Pursuant to the Distributions, U.S. Office Products will distribute the shares of the Spin-Off Companies to U.S. Office Products stockholders based on the shares of U.S. Office Products Common Stock outstanding after acceptance of shares in the Tender Offer. Each U.S. Office

      Products stockholder will receive such stockholder's pro rata share of the stock of each Spin-Off Company.

    - Following the Record Date, CD&R will make the Equity Investment in U.S. Office Products. CD&R will not acquire any interests in the Spin-Off Companies.

    Following completion of the Distributions, U.S. Office Products will retain its North American Office Products Group (including its office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes, Etc., its New Zealand and Australia operations and its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). U.S. Office Products print management, technology solutions, educational supplies and corporate travel services businesses will be operated by the Spin-Off Companies.

REASONS FOR THE DISTRIBUTIONS


    The Board of Directors of U.S. Office Products has approved the Strategic Restructuring Plan, including the Distributions. The U.S. Office Products Board of Directors determined that separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would have advantages for the Spin-Off Companies and U.S. Office Products. The Distributions will allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and geographic territories. After the Distributions, U.S. Office Products will be focused on a more narrow group of businesses that involve primarily the distribution of office products and business services. Each of the Spin-Off Companies will be focused primarily on their individual businesses.



    The Distributions will allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired. Before the Distributions, U.S. Office Products acquired companies in, for example, the graphic arts business using U.S. Office Products Common Stock. Sellers were thus required to accept stock in a business that included office products, corporate travel services, educational supplies and technology solutions businesses. Following the Workflow Distribution, the Company will be able to offer stock in its own business, which will be substantially the same as the businesses Workflow Management expects to acquire.


    The Distributions will enable the financial community to evaluate U.S. Office Products and the Spin-Off Companies as distinct businesses and compare them more easily to industry peers. U.S. Office Products believes that this will allow the financial community to better understand the businesses carried on by U.S. Office Products and the Spin-Off Companies and more accurately value those businesses.

    The Distributions also will allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused incentive compensation packages. The incentive compensation packages (which are expected to consist primarily of stock options) will offer the officers and other key employees of each Spin-Off Company equity interests in a company whose performance is tied directly to the business in which they operate. The Company's ability to issue stock options (as well as other equity) will be subject to certain limitations in order to avoid triggering certain adverse income tax consequences. See "U.S. Federal Income Tax Consequences of the Workflow Distribution."

    The Equity Investment is conditioned on completion of all of the Distributions (as well as the Tender Offer). The U.S. Office Products Board of Directors recognized that U.S. Office Products was making a transition from an acquisition-oriented company to a business more focused on growth through improvement and expansion of existing operations. The U.S. Office Products Board of Directors concluded that the investment by CD&R in U.S. Office Products, and support of the management of U.S. Office Products by Clayton, Dubilier & Rice, Inc. ("CD&R Inc."), would contribute to U.S. Office Products' development. CD&R Inc. has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance. CD&R Inc. is also experienced in advising and assisting companies in managing high levels of debt.

OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN


    TENDER OFFER. Pursuant to the Tender Offer, U.S. Office Products will offer to repurchase 37,037,037 shares (including shares that may be issued on exercise of vested and unvested stock options) of U.S. Office Products Common Stock at a price of $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options). Acceptance of and payment for shares of U.S. Office Products Common Stock under the Tender Offer will be subject to a number of conditions. These conditions include: (i) a minimum of 37,037,037 shares (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) of U.S. Office Products Common Stock being validly tendered and not withdrawn; (ii) U.S. Office Products having obtained financing sufficient to fund the Tender Offer, and U.S. Office Products' lenders having consented to the Tender Offer or the debt to them having been refinanced; (iii) all conditions to the completion of the Equity Investment having been satisfied or waived, except for consummation of the Tender Offer and the Distributions; and (iv) registration statements relating to the Distributions having become effective and all other conditions to the completion of the Distributions having been satisfied.



    U.S. Office Products expects to finance the aggregate tender price through a combination of a new senior credit facility for $1.225 billion (the "USOP Credit Facility"), the net proceeds of the Equity Investment and issuance of $400.0 million senior subordinated debt securities in a private placement. U.S. Office Products anticipates that the foregoing borrowings will increase its outstanding debt by approximately $440.0 million. Approximately $362.0 million was outstanding under U.S. Office Products existing bank credit facility as of March 20, 1998. U.S. Office Products has entered into a commitment for the USOP Credit Facility.



    The Record Date for the Distributions will occur immediately after acceptance of shares under the Tender Offer. Accordingly, U.S. Office Products stockholders who tender their shares of U.S. Office Products Common Stock in the Tender Offer will not receive the Distributions to the extent their U.S. Office Products shares are accepted in the Tender Offer. Because the Tender Offer is for only 37,037,037 shares of U.S. Office Products Common Stock (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock), only a portion of the shares tendered by any U.S. Office Products stockholder is likely to be accepted. U.S. Office Products stockholders who tender their shares are therefore likely to receive the Distributions with respect to a portion of their shares of U.S. Office Products Common Stock.



    EQUITY INVESTMENT. Pursuant to the Investment Agreement dated as of January 12, 1998, as amended, between U.S. Office Products and CD&R (the "Investment Agreement"), U.S. Office Products will issue and sell U.S. Office Products Common Stock and rights to purchase U.S. Office Products Common Stock to CD&R for a purchase price of $270.0 million. As a result of the Equity Investment, CD&R will acquire: (a) shares of U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of U.S. Office Products Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon the conversion of certain outstanding convertible debentures of U.S. Office Products and shares of U.S. Office Products Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements; and (c) warrants ("Common Stock Warrants") representing the right to purchase one share of U.S. Office Products Common Stock for each share of U.S. Office Products Common Stock purchased by CD&R at the date of closing under the Investment Agreement (the "Closing Date") and for each share of U.S. Office Products Common Stock into which the Special Warrants become exercisable. The Special Warrants are exercisable from and after the Closing Date until the 12th anniversary thereof, subject to certain limitations, and the warrants described in clause (c) above are exercisable from and after the second anniversary of the Closing Date until such 12th anniversary. The aggregate exercise price of the warrants described in clause (c) above is $405.0 million. Regardless of the number of shares of U.S. Office Products Common Stock outstanding on the date of the Equity Investment, CD&R has contracted to purchase a 24.9% equity interest in U.S. Office Products, including the shares issued to CD&R (the "Initial CD&R Acquisition"). CD&R's percentage ownership of U.S. Office Products will not increase or decrease depending on the actual number of shares of U.S. Office Products Common Stock outstanding on the closing date of the Initial CD&R Acquisition. The Special Warrants will be issued to allow CD&R to maintain its 24.9% ownership interest if (i) any 2001 Notes that remain outstanding after the 2001 Note exchange offer (the "2001 Note Offer") were converted into U.S. Office Products Common Stock at the conversion price in effect after adjusting for the Tender Offer and the Distributions, or (ii) additional shares are issued under contracts for acquisitions completed by the U.S. Office Products. The Common Stock Warrants would allow CD&R to increase its ownership above 24.9%. The Common Stock Warrants will be exercisable at any time after the second anniversary of the Initial CD&R Acquisition until the 12th anniversary of that date.



    Assuming (i) exercise of all currently exercisable outstanding options, and
(ii) all 2003 Notes were converted in accordance with their existing terms, in each case without any adjustment for the restructuring transaction, and (a) exercise of the Special Warrants in full, and (b) exercise of the Common Stock Warrants in full, CD&R could own approximately 34.7% of outstanding U.S. Office Products Common Stock on a fully-diluted basis. U.S. Office Products expects to make adjustments to the number and exercise price of outstanding options, and to the conversion price of any 2001 Notes and 2003 Notes remaining after the 2001 Note Offer and the 2003 Tender Offer, on account of the restructuring transactions, and these adjustments will result in a greater number of shares that may be issued upon exercise of the options and conversion of such notes. Although the amount of these adjustments will not be known until after the completion of the Strategic Restructuring Plan, the effect of these adjustments will be to reduce CD&R's fully-diluted ownership interest in U.S. Office Products from the amounts set forth above. If no currently exercisable outstanding options are exercised, exercise of the Special Warrants and Common Stock Warrants could give CD&R approximately 39.9% of outstanding U.S. Office Products Common Stock after implementation of the Strategic Restructuring Plan (assuming that all of the 2001 Notes are exchanged in the 2001 Note Offer and all of the 2003 Notes are tendered in the 2003 Note Tender).


    Because the Record Date for the Distributions will be immediately before the closing of the Equity Investment, CD&R will not receive any shares of the Spin-Off Companies in the Distributions.


    Prior to the closing of the Initial CD&R Acquisition, the Board of Directors of U.S. Office Products will consist of nine persons, including the chief executive officer, three designees of CD&R, three designees of the U.S. Office Products' Board and two persons who are satisfactory to both CD&R and the U.S. Office Products' Board. After the closing of the Initial CD&R Acquisition, the existing members of the U.S. Office Products Board will have the right to nominate six directors, which will include the chief executive officer. CD&R will have the right to nominate three directors. So long as CD&R has the right to nominate two or more directors, one of CD&R's nominees will serve as Chairman of the Board. CD&R can nominate one additional person to the U.S. Office Products' Board, if the directors of U.S. Office Products do not nominate its chief executive officer to the Board.



    In addition, 75% of the directors of U.S. Office Products must approve the following transactions: (i) the sale by U.S. Office Products of equity securities, other than (A) a specified amount made available under employee benefit plans, such as option plans, or (B) a specified amount issued to acquire companies or issued in public offerings; (ii) any merger, tender offer or sale, lease or disposition of all or substantially all of U.S. Office Products assets or other business combination involving U.S. Office Products, unless the consideration for such sale is all cash or is freely tradeable common stock of a public company with a specified level of market capitalization; (iii) any major recapitalization; (iv) certain amendments to stockholder rights plans; (v) any dissolution or partial liquidation of U.S. Office Products; or (vi) any modification to U.S. Office Products' organization documents or by-laws that is inconsistent with CD&R's rights under the Investment Agreement or any other agreements between U.S. Office Products and CD&R. The effect of this provision is so long as CD&R can nominate three directors, at least one of them must vote in favor of any of the above actions for it to be approved.



    The following Table summarizes the right of CD&R to nominate directors of U.S. Office Products and shows when the 75% super-majority voting requirement will apply:



PORTION OF SHARES OF U.S.                                      NUMBER OF DIRECTORS         RIGHT TO         75% BOARD
OFFICE PRODUCTS COMMON                                         CD&R IS ENTITLED TO         DESIGNATE        APPROVAL
STOCK RETAINED BY CD&R(1)(2)                              NOMINATE (OUT OF NINE)(3)(4)     CHAIRMAN      REQUIREMENT(2)
--------------------------------------------------------  -----------------------------  -------------  -----------------
66 2/3% to 100%.........................................                Three                    Yes              Yes
33 1/2% to 66 2/3%......................................                  Two                    Yes              Yes
Less than 33 2/3% (but CD&R holds at least 5% of U.S.
  Office Products the then outstanding voting stock.....                  One                     No               No
Less than 5% of the then outstanding U.S. Office
  Products voting stock.................................                 None                     No               No


----------------------


(1) Includes shares CD&R can acquire by exercising the Special Warrants.



(2) All of CD&R's corporate governance rights will expire on the earlier of the fifth anniversary of the closing of the Initial CD&R Acquisition or if CD&R ever acquires more than 50% of the voting power represented by U.S. Office Products' then outstanding voting securities.



(3) CD&R can approve one additional nominee if the Chief Executive Officer of U.S. Office Products is not a member of the Board or is not a Board nominee.



(4) The size of the Board can be increased up to a total of 12 members, in which case the number of directors that CD&R has the right to nominate will increase proportionately.



    CD&R's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) receipt of necessary antitrust and other regulatory clearance; (ii) absence of litigation; (iii) U.S. Office Products stockholder approval of the issuance of shares in the Equity Investment; (iv) consummation of the Distributions in accordance with the Distribution Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (v) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vi) execution of documents relating to financing for the Tender Offer satisfactory in form and substance to CD&R; (vii) execution of a consulting agreement with CD&R, Inc. providing for payment of an annual consulting fee of $500,000 and a registration rights agreement with CD&R; (viii) absence of any development since October 25, 1997 that would have a material adverse effect on U.S. Office Products after giving effect to the Distributions; and (ix) U.S. Office Products debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming conversion of certain convertible debt) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. See "The Spin-Offs From U.S. Office Products--Distribution Agreement," and "The Spin-Offs from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Section." If U.S. Office Products does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, CD&R can terminate the Investment Agreement and receive a termination fee of $25.0 million plus reasonable fees and expenses. If the Equity Investment is completed, CD&R, Inc. will receive a transaction fee of $15.0 million and reimbursement for expenses it incurs in connection with the transaction. For additional information concerning the Equity Investment, investors should refer to U.S.

Office Products' Proxy Statement for its special meeting of stockholders to be held to consider the issuance of shares in the Equity Investment. See "Additional Information."



    RELATED TRANSACTIONS. Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will step down as Chairman of U.S. Office Products upon consummation of the Distributions. In connection with the adoption of the Strategic Restructuring Plan, the U.S. Office Products Board of Directors concluded that it was important to the achievement of the objectives of the plan that the Spin-Off Companies obtain the benefit of Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into a services agreement with Mr. Ledecky (the "Ledecky Services Agreement"). Pursuant to this agreement, which is contingent on the Distributions occurring, Mr. Ledecky has agreed to extend his existing non-competition agreement with U.S. Office Products until the fourth anniversary of the Distribution Date. Each Spin-Off Company will have the right to enforce the non-competition provision with respect to its respective business. In consideration of this agreement by Mr. Ledecky and his serving as a director and an employee of the Company following the Distribution, the Ledecky Services Agreement provides that he will receive options to purchase up to 7.5% of the outstanding shares of common stock of each Spin-Off Company as of the Distribution Date without regard to the Offering. For additional information on the terms of the Ledecky Services Agreement and the options to be granted by the Company to Mr. Ledecky, see "Management of Workflow Management-- Ledecky Services Agreement" and "Management of Workflow Management--1998 Stock Incentive Plan."



    Workflow Management has filed a Registration Statement with the Commission for the issuance of shares of Company Common Stock in the Offering that is expected to close prior to or concurrent with the Workflow Distribution. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Workflow Management can issue in connection with the Workflow Distribution without jeopardizing the tax-free treatment of the Workflow Distribution, the amount of Workflow Management capital stock that will be issued in such a public offering will be limited by the factors discussed in "Risk Factors--Tax Matters," "Risk Factors--Possible Limitations on Issuances of Common Stock" and "--U.S. Federal Income Tax Consequences of the Workflow Distribution."


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE WORKFLOW DISTRIBUTION


    Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions on the material U.S. federal income tax consequences of the Workflow Distribution to U.S. Office Products and the holders of U.S. Office Products Common Stock on the Record Date. The Tax Opinion will be based on the Code, and regulations, rulings, and judicial decisions as of the date thereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of U.S. Office Products Common Stock. In addition, the authorities on which the Tax Opinion will be based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Workflow Distribution and of the holding and disposition of the Company Common Stock may differ from the treatment described below.



    The Tax Opinion will apply only to holders of U.S. Office Products Common Stock who are U.S. persons and who hold U.S. Office Products Common Stock as a capital asset (generally, property held for investment) within the meaning of
Section 1221 of the Code. A U.S. person is the beneficial owner of U.S. Office Products Common Stock that is (i) for U.S. federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust. The Tax Opinion will not address tax considerations applicable to a holder of U.S. Office Products Common Stock's particular circumstances or to a holder that may be subject to special tax rules (such as holders subject to the alternative minimum tax) or other special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding U.S. Office Products Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, and certain U.S. expatriates.



    The Tax Opinion will not address all aspects of U.S. federal income taxation that may be relevant to holders of U.S. Office Products Common Stock in light of their particular circumstances, nor will it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of U.S. Office Products Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the Workflow Distribution, or the holding and disposition of the Company Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.



    EFFECT ON U.S. OFFICE PRODUCTS AND HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK. Subject to the foregoing, the Tax Opinion will state Wilmer, Cutler & Pickering's opinion that for U.S. federal income tax purposes the Distributions (including the Workflow Distribution) will qualify as tax-free spin-offs under
Section 355 of the Code, and will not be subject to Section 355(e) of the Code. U.S. Office Products will not complete the Workflow Distribution unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.



    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Workflow Distribution.



    Assuming the Workflow Distribution qualifies as a tax-free spin-off under
Section 355 and is not taxable under Section 355(e)


         1. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of Company Common Stock in the Workflow Distribution. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares (as discussed below).

         2. No gain or loss will be recognized by U.S. Office Products as a result of the Workflow Distribution.


         3. A stockholder's tax basis in such stockholder's U.S. Office Products Common Stock immediately before the Workflow Distribution will be allocated among the U.S. Office Products Common Stock and the Spin-Off Companies' common stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the Distribution Date. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.


         4. The holding period of the Company Common Stock (including any fractional shares) received in the Workflow Distribution will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.


    Treasury regulations governing Section 355 require that each holder of U.S. Office Products Common Stock who receives shares of Company Common Stock pursuant to the Workflow Distribution attach a statement to the U.S. federal income tax return that will be filed by such stockholder for the taxable year in which the stockholder receives Company Common Stock in the Workflow Distribution. The regulations require that the statement show the applicability of Section 355 to the Workflow Distribution. U.S. Office

Products will provide each U.S. Office Products stockholder of record on the Record Date with information necessary to comply with this requirement.


    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Tax Opinion is not binding on the IRS or the courts. Holders of U.S. Office Products Common Stock should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of
Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Workflow Distribution. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.



    BUSINESS PURPOSE. In order for the Workflow Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products will represent that the Workflow Distribution was motivated, in whole or substantial part, to allow U.S. Office Products and Workflow Management to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow Workflow Management to pursue an independent acquisition program with a more focused use of resources and, where stock is used as consideration, to allow Workflow Management to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and Workflow Management to offer their respective employees more focused compensation packages; and to make possible the Equity Investment, which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of CD&R. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Workflow Distribution satisfies the business purpose requirement of Section
355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurances that the IRS will not assert that the business purpose requirement is not satisfied.



    ACTIVE TRADE OR BUSINESS. In order for the Workflow Distribution to qualify as a tax-free spin-off under Section 355, both Workflow Management and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Workflow Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and Workflow Management, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Workflow Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.



    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. The Workflow Distribution will not qualify as a tax-free spin-off under Section 355 if the Workflow Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or Workflow Management. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of

U.S. Office Products and Workflow Management, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Workflow Distribution is not a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or Workflow Management. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the Workflow Distribution is a transaction used principally as a device for the distribution of earnings and profits of U.S. Office Products or Workflow Management.



    If the Workflow Distribution fails to qualify as a tax-free spin-off under
Section 355:



         1. U.S. Office Products will recognize gain, equal to the difference between the fair market value of the Company Common Stock on the Distribution Date and U.S. Office Products adjusted tax basis in the Company Common Stock on the Distribution Date. If U.S. Office Products were to recognize gain on the Workflow Distribution, such gain would likely be substantial.


         2. Each holder of U.S. Office Products Common Stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Company Common Stock distributed to such stockholder, including fractional shares. The distribution would generally be treated as ordinary dividend income to a U.S. Office Products stockholder to the extent of such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits. To the extent the amount of the distribution exceeds such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits, such excess would be treated first as a basis-reducing, tax-free return of capital to the extent of the stockholder's tax basis in his or her U.S. Office Products Common Stock and then as capital gain. For corporate stockholders, the portion of the taxable distribution that constitutes a dividend would be eligible for the dividends-received deduction (subject to certain limitations in the Code) and could be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in a corporate stockholder's basis in its U.S. Office Products Common Stock to the extent of such deduction and the recognition of gain to the extent the deduction exceeds the corporate stockholder's tax basis in the U.S. Office Products Common Stock.


         3. Each U.S. Office Products stockholder's tax basis in the Company Common Stock would equal the fair market value on the Distribution Date of the Company Common Stock (including fractional shares) distributed to such stockholder.


         4. The holding period of the Company Common Stock (including fractional shares) received in the Workflow Distribution would begin with, and include, the day after the Distribution Date.


    Whether or not the Workflow Distribution is taxable, cash received by a holder of U.S. Office Products Common Stock in lieu of a fractional share of Company Common Stock will be treated as received in exchange for such fractional share and the stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the stockholder.



    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or series or related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Based on the representations of U.S. Office Products, Workflow Management and CD&R, and the assumption that the Workflow Distribution is not part of a plan that is outside the knowledge of U.S. Office Products and Workflow Management pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or Workflow Management, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Workflow Distribution will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that the Workflow Distribution is taxable under Section 355(e).



    If the Workflow Distribution is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the Company Common Stock on the Distribution Date and U.S. Office Products' adjusted tax basis in the Company Common Stock on the Distribution Date. However, no gain or loss will be recognized by holders of Common Stock (except with respect to cash received in lieu of fractional shares). If U.S. Office Products were to recognize gain on the Workflow Distribution, such gain would likely be substantial.



    LIABILITY FOR DISTRIBUTION TAXES. Under the Tax Allocation Agreement, Workflow Management and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Management will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act indemnify the other Spin-off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Management will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Management and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. Additionally, U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions , if it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies. As a result, Workflow Management could become liable for a pro rata portion of any Distribution Taxes with respect not only to the Workflow Distribution, but also to any of the other Distributions. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" for a detailed discussion of the Tax Allocation Agreement.



    THE FOREGOING DESCRIPTION OF WILMER, CUTLER & PICKERING'S OPINION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF U.S. OFFICE PRODUCTS COMMON STOCK. ALL HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE WORKFLOW DISTRIBUTION TO THEM.



EFFECT ON OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS HELD BY WORKFLOW MANAGEMENT
  EMPLOYEES



    Workflow Management expects that all or substantially all vested and unvested options to acquire the U.S. Office Products Common Stock that are held by Workflow Management employees on the Distribution Date will be replaced with options to acquire shares of Company Common Stock. As of the Distribution Date, approximately 1,066,437 options to acquire U.S. Office Products Common Stock will be held by employees of Workflow Management. The number of options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products Common Stock around the time of the Distributions and the public offering price of the Company Common Stock in the Offering. For those reasons, the number of options exercisable for shares of Company Common Stock into which the U.S. Office Products options will convert is not yet determinable. The option exercise price will be adjusted by applying the following formula:

Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of
                                              Common Stock in the Offering


                                              Trading Price of U.S. Office
                                              Products Common Stock Pre-Workflow
                                              Distribution



The number of option will be adjusted by applying the following formula:



Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products
                                          Common Stock Pre-Workflow Distribution


                                          Initial Public Offering Price of
                                          Common Stock in the Offering



For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distributions, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.



    Management anticipates that the replacement options will be issued under a stock option plan to be adopted on or prior to the Distribution Date. It is anticipated that all other terms of the stock options will be the same as the terms of the U.S. Office Products options they replace. As a result of this, the options held by the Workflow Management employees after the Workflow Distribution would represent a greater percentage interest in Workflow Management than the percentage interest in U.S. Office Products that such options represented before the Distribution.


RESTRICTIONS ON TRANSFER


    Shares of the Company Common Stock distributed to the U.S. Office Products stockholders pursuant to the Workflow Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of Workflow Management after the Workflow Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Workflow Management and may include certain officers and directors of the Company as well as principal stockholders of Workflow Management. Persons who are affiliates of Workflow Management will be permitted to sell their shares of the Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.


EXPENSES OF THE DISTRIBUTIONS


    U.S. Office Products estimates that legal, financial advisory, investment banking, financing, accounting, printing, mailing and other expenses (including the fees of U.S. Office Products' and Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan (including CD&R's fees and expenses), including the Distributions, will total approximately $75.0 million. Upon request, U.S. Office Products will pay the reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of U.S. Office Products Common Stock for forwarding this Information Statement/Prospectus to the beneficial owners of such shares. The foregoing expenses will be allocated among U.S. Office Products and the Spin-Off Companies pursuant to a formula to be determined. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions-- Distribution Agreement."

                    THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS



    Following the Workflow Distribution, U.S. Office Products and Workflow Management will operate independently, and (except for interests U.S. Office Products may retain pursuant to certain pledge agreements) neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships among U.S. Office Products, Workflow Management and the other Spin-Off Companies after the Distributions, and to provide mechanisms for an orderly transition, on or before the Distribution Date, U.S. Office Products, Workflow Management and the other Spin-Off Companies will enter into the Distribution Agreement, Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while Workflow Management is a wholly-owned subsidiary of U.S. Office Products. In addition, the Investment Agreement specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, they will not be the result of arm's-length negotiations between independent parties.



    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not been finally determined, Workflow Management currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement will not be less favorable to the stockholders of Workflow Management than the terms set out below.


DISTRIBUTION AGREEMENT


    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement is expected to provide for the transfer from U.S. Office Products to Workflow Management of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of Workflow Management . It is also expected to provide that the recovery on any claims that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Workflow Management in connection with the Workflow Distribution pursuant to the relevant acquisition agreements (the "Workflow Acquisition Indemnity Claims") will be allocated between U.S. Office Products and the applicable Spin-Off Company under a formula to be determined. In addition, to the extent that the Workflow Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that is owned by persons who sold businesses to U.S. Office Products that will become part of Workflow Management (and no previous claims have been made against such shares), the pledged shares will be used, subject to final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company for their respective damages and expenses in accordance with the relative allocation of recovery rights which will be determined prior to the Workflow Distribution.



    DEBT. The Distribution Agreement is expected to provide that Workflow Management will have, at the time of the Workflow Distribution, $30.0 million of debt plus the amount of any additional debt incurred after the date of the Investment Agreement by U.S. Office Products or Workflow Management in connection with acquired companies that will become subsidiaries of Workflow Management. The Company estimates that the additional debt will be approximately $15.6 million.



    ASSUMPTION OF LIABILITIES. The Distribution Agreement is expected to allocate and provide for the assumption of financial responsibility for liabilities (other than taxes and employee benefit matters, which will be governed by separate agreements) among U.S. Office Products, Workflow Management and the other Spin-Off Companies. Workflow Management will be responsible for
(i) any liabilities arising out of or in connection with the businesses conducted by Workflow Management and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement,

Employee Benefits Agreement and related agreements, (iii) its liabilities for the debt described above, (iv) certain securities liabilities and (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments owed by U.S. Office Products in respect of Workflow Management or its subsidiaries. In addition, the Distribution Agreement is expected to provide for sharing of certain liabilities among some or all of the parties. First, each of U.S. Office Products, Workflow Management and the other Spin-Off Companies will bear a portion, on a basis to be determined, of (i) any liabilities of U.S. Office Products under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products),
(ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) and (iii) a portion of transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan equal to $1.0 million in the case of each Spin-Off Company. U.S. Office Products estimates that legal, financial advisory, investment banking, financing, accounting, printing, mailing and other expenses (including the fees of U.S. Office Products' and Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan (including CD&R's fees and expenses), including the Distributions, will total approximately $75.0 million.


    The Distribution Agreement is expected to provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement is expected to have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.


TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT



    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.



    The Tax Allocation Agreement will further provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Management will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Management will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Management and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Workflow Management could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Workflow Distribution but also any other Distribution.

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distributions subsidiaries will retain or assume responsibility for their current and previous employees.

    The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed Employee Benefits Agreement also provides for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distributions.

                                DIVIDEND POLICY


    Workflow Management does not anticipate declaring and paying cash dividends on the Company Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on the Company Common Stock will be made by the Company Board from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION


    The following table sets forth the capitalization of Workflow Management at January 24, 1998 (i) on an actual basis; (ii) on a pro forma basis to reflect the Workflow Distribution, the allocation of $30.0 million of debt plus $15.6 million of additional debt of the Company and the acquisition of Astrid; and
(iii) on a pro forma as adjusted basis to give effect to the Offering at an
assumed initial public offering price of $     per share after deduction of
estimated offering expenses and underwriting discounts and commissions and application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations of Workflow Management," the historical consolidated financial statements and the pro forma combined financial statements of the Company, and the related notes to each thereof, included elsewhere in this Information Statement/Prospectus.



                                                                   JANUARY 24, 1998
                                                        --------------------------------------
                                                                                  PRO FORMA
                                                                                 AS ADJUSTED
                                                         ACTUAL     PRO FORMA        (2)
                                                        ---------  -----------  --------------
                                                                    (In thousands)

Short-term debt payable to U.S. Office Products.......  $  17,658   $  --         $   --
                                                        ---------  -----------
                                                        ---------  -----------
Long-term debt, less current portion..................      5,498      40,638
Long-term debt payable to
 U.S. Office Products.................................      1,905
Stockholder's equity:
  Divisional equity...................................     47,726
  Preferred Stock, $0.001 par value, 1,000,000 shares
    authorized; no shares outstanding.................
  Common Stock, $0.001 par value, 150,000,000 shares
    authorized,   shares actual;     shares pro forma;
        shares pro forma, as adjusted(1)..............                    110
  Additional paid-in capital..........................                 47,616
  Cumulative translation adjustment...................     (1,365)     (1,365)
  Retained earnings...................................      9,618       9,618
                                                        ---------  -----------       -------
    Total stockholders' equity........................     55,979      55,979
                                                        ---------  -----------       -------
      Total capitalization............................  $  63,382   $  96,617
                                                        ---------  -----------       -------
                                                        ---------  -----------       -------


------------------


(1) Excludes options to acquire shares of Company Common Stock to be reserved for issuance upon exercise of options. See "Management--Replacement of Outstanding U.S. Office Products' Options" and "--1998 Stock Incentive Plan."



(2) The net proceeds of the Offering are estimated to be $     ($     if the
    underwriters' over-allotment option is exercised in full). Those net proceeds will be used for working capital and general corporate purposes, including future acquisitions.

                            SELECTED FINANCIAL DATA


    The historical Statement of Income Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 and the Balance Sheet Data at April 30, 1996 and 1997 have been derived from Workflow Management's consolidated financial statements that have been audited and are included elsewhere in this Prospectus. The historical Statement of Income Data for the years ended December 31, 1992 and 1993 and the Balance Sheet Data at December 31, 1992, 1993, 1994 and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.



    The pro forma financial data give effect, as applicable, to the Workflow Distribution and the acquisitions completed by Workflow Management between May 1, 1996 and May 1, 1998 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.



    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

                           SELECTED FINANCIAL DATA(1)
                     (In thousands, except per share data)

                                                                                                                        FISCAL
                                                                                                                         YEAR
                                                                                                                         ENDED
                                                                                                                       APRIL 26,
                                                                                                         FOUR MONTHS   ---------
                                                                     YEAR ENDED DECEMBER 31,                ENDED
                                                            ------------------------------------------    APRIL 30,
                                                              1992       1993       1994      1995(2)       1996         1997
                                                            ---------  ---------  ---------  ---------  -------------  ---------
STATEMENT OF INCOME DATA:
Revenues..................................................  $  80,731  $ 121,463  $ 154,193  $ 309,426    $ 114,099    $ 327,381
Cost of revenues..........................................     57,054     88,255    114,885    234,959       82,998      236,340
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Gross profit..............................................     23,677     33,208     39,308     74,467       31,101       91,041
Selling, general and administrative expenses..............     20,800     27,683     32,020     62,012       22,485       70,949
Non-recurring acquisition costs...........................                                                                 5,006
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Operating income..........................................      2,877      5,525      7,288     12,455        8,616       15,086
Interest expense..........................................        904      1,328      2,048      5,370        1,676        4,561
Interest income...........................................        (81)      (116)                               (18)         (25)
Other (income) expense....................................        366        511        186         62         (151)         632
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Income before provision for (benefit from) income taxes
  and extraordinary items.................................      1,688      3,802      5,054      7,023        7,109        9,918
Provision for (benefit from) income taxes(4)..............        153        260        379        (33)       1,351        3,690
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Income before extraordinary items.........................      1,535      3,542      4,675      7,056        5,758        6,228
Extraordinary items(5)....................................                                         700                       798
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Net income................................................  $   1,535  $   3,542  $   4,675  $   6,356    $   5,758    $   5,430
                                                            ---------  ---------  ---------  ---------  -------------  ---------
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Per share amounts:
  Basic:
    Income from before extraordinary items................  $    0.03  $    0.08  $    0.10  $    0.12    $    0.07    $    0.07
    Extraordinary items...................................                                        0.01                      0.01
                                                            ---------  ---------  ---------  ---------  -------------  ---------
    Net income............................................  $    0.03  $    0.08  $    0.10  $    0.11    $    0.07    $    0.06
                                                            ---------  ---------  ---------  ---------  -------------  ---------
                                                            ---------  ---------  ---------  ---------  -------------  ---------
  Diluted:
    Income from before extraordinary items................  $    0.03  $    0.08  $    0.10  $    0.12    $    0.07    $    0.07
    Extraordinary items...................................                                        0.01                      0.01
                                                            ---------  ---------  ---------  ---------  -------------  ---------
    Net income............................................  $    0.03  $    0.08  $    0.10  $    0.11    $    0.07    $    0.06
                                                            ---------  ---------  ---------  ---------  -------------  ---------
                                                            ---------  ---------  ---------  ---------  -------------  ---------
Weighted average shares outstanding
    Basic.................................................     44,260     44,260     45,562     59,060       77,501       90,026
    Diluted...............................................     44,260     44,260     45,704     60,025       79,100       91,761

OTHER DATA:
EBITDA(8).................................................  $   3,702  $   6,510  $   9,023  $  18,283    $  12,350    $  20,923


                                                                                       NINE MONTHS ENDED
                                                                       --------------------------------------------------

                                                                                                     PRO          PRO
                                                               PRO                                  FORMA        FORMA
                                                              FORMA    JANUARY 25,  JANUARY 24,  JANUARY 25,  JANUARY 24,
                                                             1997(3)      1997         1998        1997(3)      1998(3)
                                                            ---------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..................................................  $ 342,335   $ 239,751    $ 257,777    $ 250,820    $ 263,960
Cost of revenues..........................................    244,475     172,869      190,482      178,983      193,104
                                                            ---------  -----------  -----------  -----------  -----------
Gross profit..............................................     97,860      66,882       67,295       71,837       70,856
Selling, general and administrative expenses..............     75,568      51,735       53,083       55,472       55,095
Non-recurring acquisition costs...........................      5,006       2,902                     2,902
                                                            ---------  -----------  -----------  -----------  -----------
Operating income..........................................     17,286      12,245       14,212       13,463       15,761
Interest expense..........................................      3,647       3,910        1,665        2,735        2,735
Interest income...........................................                    (21)          (9)
Other (income) expense....................................        408         610         (205)         445         (333)
                                                            ---------  -----------  -----------  -----------  -----------
Income before provision for (benefit from) income taxes
  and extraordinary items.................................     13,231       7,746       12,761       10,283       13,359
Provision for (benefit from) income taxes(4)..............      5,425       2,249        5,212        4,216        5,477
                                                            ---------  -----------  -----------  -----------  -----------
Income before extraordinary items.........................  $   7,806       5,497        7,549    $   6,067    $   7,882
                                                            ---------                            -----------  -----------
                                                            ---------                            -----------  -----------
Extraordinary items(5)....................................
                                                                       -----------  -----------
Net income................................................              $   5,497    $   7,549
                                                                       -----------  -----------
                                                                       -----------  -----------
Per share amounts:
  Basic:
    Income from before extraordinary items................  $    0.07(6)  $    0.06  $    0.07    $    0.06(6)  $    0.07(6)

                                                            ---------                            -----------  -----------
                                                            ---------                            -----------  -----------
    Extraordinary items...................................
                                                                       -----------  -----------
    Net income............................................  $           $    0.06    $    0.07
                                                                       -----------  -----------
                                                                       -----------  -----------
  Diluted:
    Income from before extraordinary items................  $    0.07(6)  $    0.06  $    0.06    $    0.06(6)  $    0.07(6)

                                                            ---------                            -----------  -----------
                                                            ---------                            -----------  -----------
    Extraordinary items...................................
                                                                       -----------  -----------
    Net income............................................              $    0.06    $    0.06
                                                                       -----------  -----------
                                                                       -----------  -----------
Weighted average shares outstanding
    Basic.................................................    109,895(7)     85,978    114,758      109,895(7)    109,895(7)

    Diluted...............................................    109,895(7)     87,824    117,185      109,895(7)    109,895(7)

OTHER DATA:
EBITDA(8).................................................  $  24,162   $  16,726    $  19,220    $  18,730    $  21,486


                                                                                                            DECEMBER 31,
                                                                                                   -------------------------------
                                                                                                     1992       1993       1994
                                                                                                   ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..................................................................................  $   6,005  $   7,264  $   8,583
Total assets.....................................................................................     26,543     48,374     51,357
Short-term debt payable to U.S. Office Products..................................................
Long-term debt, less current portion.............................................................      4,632      9,632      7,355
Long-term debt payable to U.S. Office Products...................................................
Stockholders' equity.............................................................................      7,459     11,675     12,889


                                                                                                               APRIL 30,
                                                                                                     1995        1996
                                                                                                   ---------  -----------
BALANCE SHEET DATA:
Working capital..................................................................................  $  20,127   $  23,378
Total assets.....................................................................................    120,630     117,949
Short-term debt payable to U.S. Office Products..................................................
Long-term debt, less current portion.............................................................     28,812      28,108
Long-term debt payable to U.S. Office Products...................................................
Stockholders' equity.............................................................................     24,719      29,120

                                                                                                                 JANUARY
                                                                                                                24, 1998
                                                                                                                ---------
                                                                                                    APRIL 26,
                                                                                                      1997       ACTUAL
                                                                                                   -----------  ---------
BALANCE SHEET DATA:
Working capital..................................................................................   $  16,910   $  25,370
Total assets.....................................................................................     125,108     127,105
Short-term debt payable to U.S. Office Products..................................................      23,622      17,658
Long-term debt, less current portion.............................................................       6,034       5,498
Long-term debt payable to U.S. Office Products...................................................         561       1,905
Stockholders' equity.............................................................................      47,780      55,979


                                                                                                       PRO
                                                                                                    FORMA(9)
                                                                                                   -----------
BALANCE SHEET DATA:
Working capital..................................................................................   $  43,958
Total assets.....................................................................................     143,073
Short-term debt payable to U.S. Office Products..................................................
Long-term debt, less current portion.............................................................      40,638
Long-term debt payable to U.S. Office Products...................................................
Stockholders' equity.............................................................................      55,979


------------------

 (1) The historical financial information of the Pooled Companies has been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial information reflects completed acquisitions through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.


 (2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.

 (3) Gives effect to the Distribution and the acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

 (4) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

 (5) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.

 (6) Pro forma net income per share is pro forma income before extraordinary items per share.


 (7) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(i) of Notes to Pro Forma Combined Financial Statements included herein.



 (8) EBITDA represents earnings (losses) before interest, income taxes, depreciation, amortization and extraordinary items. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.



 (9) Gives effect to the Distribution and the purchase acquisition of Astrid as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                               INDUSTRY OVERVIEW

    Businesses consume an array of printed products in their operations. These products include a wide variety of documents, envelopes and commercial printing. Businesses also require various specialized services in connection with consuming these products, including management, distribution, workflow analysis and graphic design. Traditionally, many providers of these products specialized in a single segment of the market. Accordingly, companies purchased printed products, particularly custom products, from several sources and often performed the related services internally. However, technological changes and market forces are reshaping the distribution channels for such products and related services. The requirements of businesses for print-on-demand and high-quality imaging, which are now available because of advances in printing technology, are growing much faster than demand for stock printed products. Additionally, in an attempt to focus and streamline their operations, many businesses are seeking to outsource non-core operations. This has created significant opportunities for integrated graphic arts companies such as Workflow Graphics.

    The three primary product lines of the graphic arts industry in which the Company operates are:

    DOCUMENTS. According to the Document Management Industries Association, the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993. Direct manufacturers account for approximately 45% of sales of documents in North America. These sales are highly concentrated among four direct manufacturers. The remaining 55% of the industry's sales are made by a large number of independent distributors. In recent years the distributor channel of the market has grown faster than the direct manufacturing channel, primarily because end-users are shifting their purchases of documents to distributors capable of providing a wider variety of products and services than those traditionally provided by manufacturers.

    ENVELOPES. The U.S. market for envelopes, as measured by the Envelope Manufacturers Association, was approximately $3.0 billion in 1996, compared to $2.7 billion in 1993. This market has two segments: the direct-to-consumer market for custom and specialty envelope products, which accounts for approximately 60% of the industry's total sales, and the trade or wholesale market for standard envelope products, which accounts for approximately 40% of the total. Sales of custom and specialty envelope products are growing with the continued expansion of direct mail marketing, while sales of standard envelope products are comparatively stable. Management believes there are approximately 200 envelope manufacturers in the U.S., and a much larger number of custom and specialty envelope printers and distributors. Custom and specialty envelope companies typically serve regional and local markets because of the significant freight costs associated with long-haul shipments of products.

    COMMERCIAL PRINTING. According to the Printing Industries of America trade association, the general commercial segment of the U.S. printing industry shipped more than $88 billion of products in 1996, an increase of 8% over 1995. Commercial printing, which includes printed products such as catalogs, brochures and reports, is generally sold to end-users through manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The general commercial printing market in the United States is highly fragmented with more than 25,000 printing plants, 70% of which have fewer than 10 employees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

    Workflow Management is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. U.S. Office Products acquired SFI and a related company, Hano, on January 24, 1997. On April 25, 1997, U.S. Office Products acquired United. On April 26, 1997, U.S. Office Products acquired DBF. On February 26, 1998, U.S. Office Products acquired Astrid. Upon consummation of the transactions described under the caption "The Spin-Offs From U.S. Office Products," these companies will become direct or indirect wholly-owned subsidiaries of Workflow Management.


    Workflow Management's consolidated financial statements give retroactive effect to the seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 through April 1997 (the "Pooled Companies") and include the results of the two companies acquired in business combinations accounted for under the purchase method, each from its acquisition date. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results for years ended on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("Fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform with U.S. Office Products' fiscal year, which ends on the last Saturday of April. The following discussion should be read in conjunction with Workflow Management's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.



    In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of two years following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.


RESULTS OF OPERATIONS


    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, on a pro forma basis reflecting the Workflow Distribution and the results of the completed business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                                                FISCAL YEAR ENDED            NINE MONTHS ENDED
                                                     YEAR ENDED             --------------------------  ----------------------------
                                          --------------------------------                 PRO FORMA
                                           DECEMBER 31,     DECEMBER 31,     APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,
                                               1994             1995           1997          1997           1997           1998
                                          ---------------  ---------------  -----------  -------------  -------------  -------------
Revenues................................         100.0%           100.0%         100.0%        100.0%         100.0%         100.0%
Cost of revenues........................          74.5             75.9           72.2          71.4           72.1           73.9
                                                 -----            -----          -----         -----          -----          -----
  Gross profit..........................          25.5             24.1           27.8          28.6           27.9           26.1
Selling, general and administrative
  expenses..............................          20.8             20.1           21.7          22.1           21.6           20.6
Non-recurring acquisition costs.........                                           1.5           1.5            1.2
                                                 -----            -----          -----         -----          -----          -----
  Operating income......................           4.7              4.0            4.6           5.0            5.1            5.5
Interest expense, net...................           1.3              1.7            1.4           1.1            1.6            0.6
Other (income)..........................           0.1                             0.2                          0.3           (0.1)
                                                 -----            -----          -----         -----          -----          -----
Income before provision for income taxes
  and extraordinary items...............           3.3              2.3            3.0           3.9            3.2            5.0
Provision for income taxes..............           0.3                             1.1           1.6            0.9            2.1
                                                 -----            -----          -----         -----          -----          -----
Income before extraordinary items.......           3.0              2.3            1.9           2.3            2.3            2.9
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................                            0.2            0.2
                                                 -----            -----          -----         -----          -----          -----
Net income..............................           3.0%             2.1%           1.7%          2.3%           2.3%           2.9%
                                                 -----            -----          -----         -----          -----          -----
                                                 -----            -----          -----         -----          -----          -----


                                            PRO FORMA      PRO FORMA
                                           JANUARY 25,    JANUARY 24,
                                              1997           1998
                                          -------------  -------------
Revenues................................        100.0%         100.0%
Cost of revenues........................         71.4           73.2
                                                -----          -----
  Gross profit..........................         28.6           26.8
Selling, general and administrative
  expenses..............................         22.1           20.8
Non-recurring acquisition costs.........          1.1
                                                -----          -----
  Operating income......................          5.4            6.0
Interest expense, net...................          1.1            1.0
Other (income)..........................          0.2           (0.1)
                                                -----          -----
Income before provision for income taxes
  and extraordinary items...............          4.1            5.1
Provision for income taxes..............          1.7            2.1
                                                -----          -----
Income before extraordinary items.......          2.4            3.0
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................
                                                -----          -----
Net income..............................          2.4%           3.0%
                                                -----          -----
                                                -----          -----



CONSOLIDATED RESULTS OF OPERATIONS



    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997



    Consolidated revenues increased 7.5%, from $239.8 million for the nine months ended January 25, 1997, to $257.8 million for the nine months ended January 24, 1998. This increase was primarily due to sales to a large new account, passing on increased product costs to customers, increased sales to existing customers and the purchase acquisition of FMI Graphics, Inc. in 1997, which was subsequently merged into SFI.



    Gross profit increased 0.6%, from $66.9 million, or 27.9% of revenues, for the nine months ended January 25, 1997 to $67.3 million, or 26.1% of revenues, for the nine months ended January 24, 1998. This decrease in gross profit as a percentage of revenues was primarily due to inefficiencies related to the start-up period of a large new account.



    Selling, general and administrative expenses increased 2.6%, from $51.7 million, or 21.6% of revenues, for the nine months ended January 25, 1997 to $53.1 million, or 20.6% of revenues, for the nine months ended January 24, 1998. This decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues combined with a decrease in executive compensation at the subsidiary level.



    The Company incurred non-recurring acquisition costs of $2.9 million for the fiscal year ended January 25, 1997 in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles ("GAAP") requires the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests methods of accounting.



    Interest expense, net of interest income, decreased 57.4%, from $3.9 million for the nine months ended January 25, 1997 to $1.7 million for the nine months ended January 24 1998. The decrease was due primarily to the fact that a portion of the debt outstanding during the nine months ended January 25, 1997 was repaid by U.S. Office Products upon acquisition of the Pooled Companies and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.

    Other expense decreased $815,000 from other expense of $610,000 for the nine months ended January 25, 1997, to other income of $205,000 for the nine months ended January 24, 1998. The decrease is primarily the result of costs incurred at one of the Pooled Companies, prior to January 25, 1997, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.



    Provision for income taxes increased from $2.2 million for the nine months ended January 25, 1997 to $5.2 million for the nine months ended January 24, 1998, reflecting effective income tax rates of 29.0% and 40.8%, respectively. The lower effective tax rate for the nine months ended January 25, 1997, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.


    FISCAL YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    Consolidated revenues increased 5.8%, from $309.4 million in 1995, to $327.4 million in fiscal 1997. This increase was primarily due to sales to a large new account, passing on increased product costs to customers and increased sales to existing customers.



    Gross profit increased 22.3%, from $74.5 million, or 24.1% of revenues, in 1995 to $91.0 million, or 27.8% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to cost reductions resulting from an increased utilization of Company owned manufacturing facilities and to increased rebates and purchase discounts from vendors.



    Selling, general and administrative expenses increased 14.4%, from $62.0 million, or 20.1% of revenues, in 1995 to $70.9 million, or 21.7% of revenues, in fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to an increase in fixed costs as a result of expansions to Company facilities for anticipated future growth.



    The Company incurred non-recurring acquisition costs of $5.0 million for the fiscal year ended April 26, 1997 in conjunction with business combinations accounted for under the pooling-of-interests method.



    Interest expense, net of interest income, decreased 15.5%, from $5.4 million in 1995 to $4.5 million in fiscal 1997. The decrease was due primarily to the fact that a portion of the debt outstanding during 1995 was repaid by U.S. Office Products upon acquisition of the Pooled Companies and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.



    Other expense increased $570,000, from $62,000 in 1995, to $632,000 in fiscal 1997. Fiscal 1997 other expense consists primarily of costs incurred at one of the Pooled Companies, prior to January 25, 1997, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.



    Provision for income taxes increased from a benefit of $33,000 in 1995 to an expense of $3.7 million in fiscal 1997, reflecting effective income tax rates of -0.5% and 37.2%, respectively. The benefit from income taxes in 1995, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations. In fiscal 1997, this effect was partially offset by non-deductible non-recurring acquisition costs.


    During fiscal 1997, the Company incurred an extraordinary item totaling $798,000, which represented the expenses, net of the expected income tax benefit, associated with the early termination of the credit facility at one of the Pooled Companies during fiscal 1997.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 100.7%, from $154.2 million in 1994, to $309.4 million in 1995. This increase was primarily due to a purchase acquisition by one of the Pooled Companies in February 1995 (the "1995 Purchased Company"), sales to new accounts and increased sales to existing customers.

    Gross profit increased 89.4%, from $39.3 million, or 25.5% of revenues, in 1994 to $74.5 million, or 24.1% of revenues, in 1995. The increase in gross profit was due primarily to the acquisition of the 1995 Purchased Company. The decrease in gross profit as a percentage of revenues was due primarily to the acquisition of the 1995 Purchased Company, which historically had lower gross margins.


    Selling, general and administrative expenses increased 93.7%, from $32.0 million, or 20.8% of revenues, in 1994 to $62.0 million, or 20.1% of revenues, in 1995. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to increased revenues which were generated without a correlating increase in selling, general and administrative expense which were primarily fixed in nature.


    Interest expense, net of interest income, increased 162.2%, from $2.0 million in 1994 to $5.4 million in fiscal 1995. The increase is due primarily to financing obtained by one of the Pooled Companies to acquire the 1995 Purchased Company.


    Provision for income taxes decreased from $379,000 in 1994 to a benefit of $33,000 in 1995, reflecting effective income tax rates of 7.5% and -0.5%, respectively. The lower effective income tax rate in 1994 and the benefit from income taxes in 1995, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.



PRO FORMA COMBINED RESULTS OF OPERATIONS



    The pro forma combined financial data discussed herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company.



    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997



    Pro forma revenues increased 5.2%, from $250.8 million for the nine months ended January 25, 1997, to $264.0 million for the nine months ended January 24, 1998. This increase was primarily due to sales to a large new account, passing on increased product costs to customers and increased sales to existing customers.



    Pro forma gross profit decreased 1.4%, from 71.8 million, or 28.6% of pro forma revenues, for the nine months ended January 25, 1997, to $70.9 million, or 26.8% of pro forma revenues, for the nine months ended January 24, 1998. This decrease in gross profit as a percentage of revenues was primarily due to inefficiencies related to the start-up period of a large new account.



    Pro forma selling, general and administrative expenses decreased 0.7%, from $55.5 million, or 22.1% of pro forma revenues for the nine months ended January 25, 1997, to $55.1 million, or 20.8% of pro forma revenues for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to spreading fixed costs over a larger revenue base during the nine months ended January 24, 1998.



    The provision for income taxes has been estimated using an effective income tax rate of 41.0%, which represents anticipated federal and state income tax rates.

LIQUIDITY AND CAPITAL RESOURCES


    At January 24, 1998, the Company had cash of $248,000 and working capital of $25.4 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholder's equity, at January 24, 1998 was approximately $63.4 million. On a pro forma basis at January 24, 1998, the Company had working capital of $44.0 million and capitalization of $96.6 million.



    During the nine months ended January 24, 1998, net cash provided by operating activities was $6.0 million. Net cash used in investing activities was $4.0 million, including $3.4 million of capital expenditures and the payment of non-recurring acquisition costs of $906,000. Net cash used by financing activities totaled 3.9 million, which consisted entirely of the net repayment of debt.



    During the nine months ended January 25, 1997, net cash provided by operating activities was $19.5 million. Net cash used in investing activities was $7.7 million, including $7.4 million of capital expenditures. Net cash used in financing activities totaled $10.6 million, consisting of the repayment of debt of $22.4 million and the payment of dividends at Pooled Companies of $4.6 million which was partially offset by the $16.4 million capital contribution by U.S. Office Products.



    During the fiscal year ended April 26, 1997, net cash provided by operating activities was $19.7 million. Net cash used in investing activities was $14.1 million, including $4.1 million of cash paid for non-recurring acquisition costs and $9.5 million of capital expenditures. Net cash used in financing activities totaled $4.7 million, consisting primarily of the repayment of debt of $17.2 million and the payment of dividends at Pooled Companies of $6.1 million, partially offset by the $20.1 million capital contribution by U.S. Office Products.



    During the year ended December 31, 1995, net cash provided by operating activities was $11.1 million. Net cash used in investing activities was $42.4 million, including $37.9 million of net cash paid in acquisitions and $5.9 million of capital expenditures. Net cash provided by financing activities totaled $31.4 million, consisting primarily of an increase in debt of $35.8 million and the payment of dividends at Pooled Companies of $3.9 million.



    During the year ended December 31, 1994, net cash provided by operating activities was $6.1 million. Net cash used in investing activities was $123,000. Net cash used in financing activities totaled $5.3 million, consisting primarily of the payment of debt of $3.1 million and the payment of dividends at Pooled Companies of $2.3 million.



    Workflow Management has significant operations in Canada. Net sales and income before provision for income taxes from the Company's Canadian operations accounted for approximately 37.1% and 59.6% of the Company's total net sales and income before provision for income taxes, respectively, in the fiscal year ended April 26, 1997. As a result, Workflow Management is subject to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. The Company is currently reviewing certain hedge transaction options to mitigate the effect of currency fluctuations.


    Workflow Management's anticipated capital expenditures budget for the next twelve months is approximately $10.0 million for new equipment and maintenance.

    As a result of the provisions of Section 355 of the Code, the Company may be subject to constraints in its ability to issue additional shares of Common Stock in certain transactions for two years following the date of the Workflow Distribution. In particular, if 50% or more, by vote or value, of the capital stock of Workflow Management is acquired by one or more persons acting pursuant to a plan or series of transactions that includes the spin-off transaction, Workflow Management will suffer significant tax liability. Workflow Management will evaluate any significant future issuance of capital stock to avoid the imposition of such tax liability. See "Risk Factors--Possible Limitations on Issuances of Common Stock."

    Workflow Management expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $45.6 million of debt by U.S. Office Products resulting in the forgiveness of $24.4 million of debt at January 24, 1998, which will be reflected in the financial statements as a contribution of capital by U.S. Office Products. The Company has entered into a commitment letter for a secured $150.0 million revolving credit facility underwritten and agented by Bankers Trust Company. The credit facility will mature five years from closing of this Offering and will be secured by all assets of the Company. The credit facility will be subject to terms and conditions typical of a credit facility of such type and size, including certain financial covenants. Interest rate options are available to the Company conditioned on certain leverage tests. The maximum rate of interest will be the prime rate from time to time in effect. Workflow Management expects that the credit facility will be adequate to repay the debt allocated by U.S. Office Products and to fund working capital and capital expenditure needs. Workflow Management expects that a portion of the credit facility will also be available to fund the cash portion of future acquisitions, subject to the maintenance of bank covenants.



    The Company anticipates that its current cash on hand, cash flow from operations, the net proceeds from this Offering and additional financing available under the bank line of credit will be sufficient to meet the Company's liquidity requirements for its operations for the next 12 months. However, the Company intends to pursue acquisitions, which are expected to be funded through cash, stock or a combination thereof. There can be no assurance that additional sources of financing will not be required during the next 12 months or thereafter.


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    Workflow Management's envelope business is subject to seasonal influences from holiday mailings. As Workflow Management continues to complete acquisitions, it may become subject to other seasonal influences if the businesses it acquires are seasonal. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired may differ substantially from those of Workflow Management, which could contribute to further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that Workflow Management may achieve for any subsequent fiscal quarter or for a full fiscal year.


    The following tables set forth certain unaudited quarterly financial data for the year ended December 31, 1995, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998. The information has been derived from unaudited consolidated financial statements, that in the opinion of management reflect adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.


                                                                                                  QUARTER ENDED
                                                                                  ----------------------------------------------
                                                                                  MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                                                                                     1995        1995        1995        1995
                                                                                  ----------  ----------  ----------  ----------
                                                                                                  (IN THOUSANDS)
Revenues........................................................................  $   65,497  $   80,595  $   79,815  $   83,519
Gross profit....................................................................      15,770      19,361      19,229      20,107
Operating income................................................................       2,681       3,296       3,306       3,172
Net income......................................................................       1,789       1,529       1,744       1,294



                                                                                                  QUARTER ENDED
                                                                                  ----------------------------------------------
                                                                                   JULY 27,    OCT. 26,    JAN. 25,   APRIL 26,
                                                                                     1996        1996        1997        1997
                                                                                  ----------  ----------  ----------  ----------
Revenues........................................................................  $   78,071  $   80,227  $   81,453  $   87,630
Gross profit....................................................................      21,717      22,518      22,647      24,159
Operating income................................................................       4,650       6,085       1,510       2,841
Net income (loss)...............................................................       2,974       3,181        (658)        (67)



                                                                                                         QUARTER ENDED
                                                                                               ----------------------------------
                                                                                                JULY 26,    OCT. 25,    JAN. 24,
                                                                                                  1997        1997        1998
                                                                                               ----------  ----------  ----------
Revenues.....................................................................................  $   82,163  $   88,884  $   86,730
Gross profit.................................................................................      21,895      23,314      22,086
Operating income.............................................................................       4,975       4,842       4,395
Net income...................................................................................       2,703       2,582       2,264


INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during 1994, 1995 or fiscal 1997.


NEW ACCOUNTING PRONOUNCEMENTS


    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Workflow Management intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

YEAR 2000 ISSUE

    Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 (the "Year 2000 Issue"). The Company has reviewed the potential impact of the Year 2000 Issue on its business, operations and financial condition and has concluded that it will not be material.


    The Company intends to have its proprietary software systems and related services (known as GetSmart) Year 2000 ready by July 1998 and its proprietary systems and related services (known as Informa) Year 2000 ready by the end of the third fiscal quarter of 1998. With respect to the third party vendors components, the Company will use its best efforts to replace third-party software, hardware, and computer systems that is currently not Year 2000 ready by December 31, 1999.

                                    BUSINESS

COMPANY OVERVIEW


    The Company is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services, which allow customers to realize cost savings by outsourcing non-core operations, as well as graphic design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly fragmented graphic arts industry. In the last ten years the Company's senior management team successfully completed the acquisition of 16 smaller distributors for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies, including envelope businesses and print businesses. The Company intends to pursue additional acquisitions in the highly fragmented U.S. print distribution market. In the last ten years, the Company's senior management team successfully completed the acquisition of 16 companies for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies. As a result, the enterprise has grown from SFI's revenues and operating income of $115.1 million and $6.7 million, respectively, for the year ended December 31, 1996, to the Company's revenues and operating income of $345.4 million and $17.1 million, respectively, for the twelve months ended January 24, 1998. The Company currently has over 2,000 employees and has 17 manufacturing facilities in seven states and five Canadian Provinces, 26 distribution centers, eight print-on-demand centers and 59 sales offices. Workflow Management intends to continue to pursue its aggressive acquisition strategy to extend its geographic scope and market penetration, and to increase sales to existing customers by cross-selling documents, envelopes and commercial printing.



    Workflow Management offers a full range of printed products which are either produced by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, including specialty envelopes for uses such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet businesses' demand for printed products. For the nine months ended January 24, 1998, approximately 55.2% of its revenues are derived from products purchased by the Company for distribution, and 44.8% are derived from products manufactured by the Company.



    Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. The Company provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. As an outsourcing specialist, Workflow Management enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. In order to meet growing demand, Workflow Management plans to continue to expand its product lines and services, and to promote the Company's print and facilities management services, which allow customers to outsource the management of printed products.



    The Company believes its proprietary technology and systems are central to its ability to capitalize affectively on industry outsourcing trends and provide it with a significant competitive advantage. The Company has developed its GetSmart and Informa transaction and information systems to support these services and the Company's sales of printed products. The GetSmart system provides transaction, reporting and control capabilities to the Company and its customers in the United States. The Informa system supports requisition, distribution and imaging services with a control database and a variety of customer interfaces for its customers in Canada, including the Imagenet Document Manager that provides access via the world wide web. In addition, using the GetSmart and the Informa systems, the Company has the flexibility to integrate future acquisitions and increase its customer base rapidly and seamlessly. In addition, with its technology platform, Workflow Management believes that it is able to position itself as a premier technology deployer, thus increasing the Company's attractiveness to potential acquisition targets. The Company intends to grant a license to U.S. Office Products for the Company's Imagenet technology. See "Certain Transactions."



    The document, envelope and commercial printing industries that comprise the graphic arts businesses are highly fragmented, and the Company believes they are ripe for consolidation. According to the Document Management Industries Association, the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993. The United States market for envelopes, as measured by the Envelope Manufacturers Association, was approximately $3.0 billion in 1996, compared to $2.7 billion in 1993. According to the Printing Industries of America trade association, the general commercial segment of the United States printing industry shipped more than $88.0 billion of products in 1996, an increase of 8% over 1995. Within the envelope industry, management believes there are approximately 200 envelope manufacturers in the United States, and a much larger number of regional and local custom and specialty envelope printers and distributors. The commercial printing industry is composed of approximately 25,000 printing plants, 70% of which have fewer than 10 employees.



    The principal subsidiaries of the Company are as follows:



    - SFI is a national distributor of documents and other printed consumables used by businesses in the United States. SFI also provides print management services that are designed to control its customers' costs of procuring, storing and using graphic arts. SFI developed its proprietary GetSmart information system as the platform for delivering these services and executing sales. SFI has 338 employees, 150 of which are in sales. SFI has 25 sales offices and nine distribution warehouses located in eight states.



    - United is a regional manufacturer and distributor of envelopes, primarily custom and specialty envelopes for applications such as credit card solicitations, annual reports, direct mail and airline tickets. United manufactures its products in four plants located in New York, New Jersey and Pennsylvania. United also has several digital pre-press systems for converting text and graphics to film and plates prior to printing, enabling United to offer design services to its customers. United has 311 employees, of which 19 are in sales and 223 are in manufacturing.



    - DBF is a Canadian manufacturer, printer and distributor of documents and other printed products, such as labels, direct mail, business communications, security products, bar coding and thermal labeling. DBF also offers its customers document and print facility management services through its proprietary Informa and Imagenet systems. These systems allow DBF's customers to control printing processes at DBF's eight Imagenet print centers which are located in six cities across Canada. In addition, DBF has eleven plants with approximately 1200 employees, of which 854 are engaged in manufacturing or printing.



    - Hano is a manufacturer and printer of documents. Hano has three plants located in Georgia, Illinois and Massachusetts. Hano has 184 employees. Approximately 21% of Hano's products are sold to SFI.


BUSINESS STRATEGY


    The Company's objective is to become a leading single source provider of printed products and related services to businesses of all sizes. To attain its goals, Workflow Management plans to grow both externally, through strategic acquisitions, and internally, through product development, cross-selling the full suite of the Company's products and services to its subsidiaries, which had previously limited product offerings, and cross-utilization of the Company's proprietary computer systems. In addition, the Company intends to develop additional systems to establish a position as one of the industry's most technologically sophisticated providers of printed products and related management services.



    Workflow Management intends to capitalize on consolidation opportunities in three segments of the North American graphic arts industry: U.S. printed products, U.S. envelopes and Canadian printed products. Through acquisitions, the Company plans to expand its presence in new geographic regions and increase penetration in regions where it currently has operations. In the U.S. printed products market, the acquisition strategy will focus on the large population of independent distributors. Workflow Graphics is the third largest print distributor in North America. In the last ten years the Company's senior management team successfully completed the acquisition of 16 smaller distributors for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of United States Office Products in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies, including envelope businesses and print businesses. The Company intends to pursue additional acquisitions in the highly fragmented United States print distribution market. In the U.S. envelope market, Workflow Graphics will seek to acquire high value-added producers of specialty envelope and direct mail concerns. In the Canadian printed products market, the Company plans to leverage its document sales force and customer base with selective acquisitions of commercial print manufacturers.



    Workflow Graphics intends to grow internally through product development, cross-marketing and cross-utilization of its proprietary GetSmart, Informa and Imagenet computer systems. A substantial majority of the Company's net sales are derived from custom documents and envelopes, and commercial printing. The Company believes that its analysis, design work and print management services enable the Company to better understand customers' requirements, and fosters close business relationships between the Company and its customers. Workflow Management believes that its knowledge of customer requirements and these relationships enable the Company to identify new product lines and services in response to emerging customer opportunities and provide cross-marketing opportunities for the Company's various product lines and services. The Company also believes that it will be able to increase sales by implementing its GetSmart, Informa and Imagenet systems on a Company-wide basis.


PRODUCT LINES


    DOCUMENTS. Workflow Graphics offers a complete line of custom and stock documents, such as invoices, purchase orders, money orders, bank drafts and labels. These documents may be fan-folded, roll-fed, snap-apart or cut-sheet, and manufactured to specification with respect to content, size, plies, paper and inks. More than 85% of the Company's revenues from sales of documents are from sales of custom products.


    ENVELOPES. Workflow Graphics offers a complete line of conventional and specialty envelopes for applications such as billing, credit card solicitations, annual reports, proxy solicitations, direct mail, and airline tickets. These envelopes may be of varying sizes and specialized materials, with constructions including wallet flap, flat mailer, safety fold, peel and seal, clasp, button and string, window, expansion, and continuous. The Company can customize dimensions, materials, construction, and graphics to customers' specific requirements.

    COMMERCIAL PRINTING. The Company's commercial printing line includes products such as corporate brochures, personalized direct mail, catalogs, directories and promotional products. These products are designed and manufactured to customers' requirements. Workflow Graphics provides a variety of custom services, including art direction, digital and conventional design, layout, illustration, photography and production.

    The following table sets forth the amount of the Company's revenue derived from each of its three product lines for the periods indicated.


                                                                     FISCAL YEAR  NINE MONTHS
                                                        YEAR ENDED      ENDED        ENDED
                                                       DECEMBER 31,   APRIL 26,   JANUARY 24,
                   (IN THOUSANDS)                          1995         1997          1998
                                                       ------------  -----------  ------------
                                                                   (IN THOUSANDS)

Documents............................................   $  178,806    $ 186,787    $  126,756

Envelopes............................................      101,642       97,256        74,290

Commercial Printing..................................       24,850       37,426        32,978


PRINT MANAGEMENT


    Workflow Management supports its product offering with a selection of value-added services. For many businesses, the costs of managing, storing, and using printed products exceed their purchase price. The Company seeks to control these costs and improve efficiency throughout the workflow by providing systems analysis, design, and facilities and inventory management services. Workflow Management delivers its print management services through GetSmart and Informa, its proprietary computerized transaction and information systems. The Company does not charge a separate fee for its management services, but instead tailors its product pricing to reflect the services provided.



    GETSMART SYSTEM. The Company offers the GetSmart system in the United States. GetSmart provides transaction, reporting, and control capabilities to the Company and its customers. SFI introduced GetSmart in 1986, and it re-engineered the system in 1993 to incorporate advances in hardware and software technologies. The Company is continually refining and enhancing the system. The system's transaction database now includes more than 200,000 SKUs, 12,000 active customers, and 3,500 active vendors. Customers can access GetSmart either off-line, through the Company's sales and customer support personnel, or on-line, through wide area network, dial-up, leased-line, and Internet connections. This array of delivery options makes GetSmart available to customers of every size and complexity, and to customers at every level of computer sophistication. The discussion below summarizes these support functions. The Company is continually refining and enhancing the GetSmart system.



    A customer can initiate a distribution from inventory by issuing a requisition through GetSmart. GetSmart then allocates the merchandise to the cost center and routes the release to the appropriate distribution facility. Customers can specify their minimum inventory requirements or can rely on GetSmart's ongoing analysis of usage patterns and lead times. GetSmart notifies the Company's sales representative when a re-order point is reached, and the representative negotiates a new purchase order with the customer. The purchase order is entered into the system and GetSmart tracks the order to the product's receipt at the Company's distribution center. At this point the storage, shipment, usage and re-order cycle begins again. Throughout the cycle, the system supports inventory transfers and write-offs, returns of items requisitioned in error, and purchases that are shipped directly to customers by the Company's vendors. GetSmart produces invoices when merchandise is received at the Company's distribution centers, or when it is shipped to customers, and tracks invoices through to remittance. All transactions can be consummated in a number of electronic formats required by customers' data processing operations. GetSmart also offers electronic catalogs of 375,000 promotional products and 30,000 office products. The catalogs provide product images and descriptions, as well as powerful search engines enabling customers to locate the products best suited to their requirements.



    GetSmart can generate more than 100 real-time and periodic reports to customers. These reports detail, summarize, and analyze purchases, inventory level, utilization rates, and billing by cost center, product, and product line to meet each customer's specific needs. Reports can be viewed on-screen in real time, printed at the customer's premises, printed remotely and delivered to a customer, or transmitted electronically for further processing by a customer's internal management information system. The Company maintains five years of historical data on-line for comparative reports and analyses. In addition, GetSmart's Base Line Pricing Report routinely analyzes changes in prices charged to managed accounts, an analysis the Company believes is unique in the industry.



    GetSmart also provides customers with a system of management controls for certain services. Customers may control cost center access with passwords, allocate inventories to cost centers, limit the transacting and reporting authority of each cost center by product or product line, constrain purchases and requisitions to amounts budgeted for each cost center, and suspend transactions until they are reviewed and approved. The Company can customize GetSmart to create optimal programs for its customers.



    INFORMA SYSTEM. Workflow Management offers the Informa system in Canada. Informa supports requisition, distribution, and digital imaging services with a central transaction database and a variety of customer interfaces. In addition to sophisticated print-on-demand capabilities, Informa provides much of the functionality of the GetSmart system: inventory inquiries and releases; order tracking; usage analysis and forecasting; detailed reporting for cost centers and products; and procurement-card and X.12 EDI billing. Customer interfaces include terminal access, a graphical user interface client, e-mail, World Wide Web browser, touch-tone, and automated voice recognition. Informa-TM- is accessed through leased lines, dial-up service, Internet and wide area networks.



    Informa's Electronic Job Ticket ("EJT") interface is a specialized e-mail enabling customers to requisition documents and other products from the Company's distribution centers, and to route attached documents to the Company's network of Imagenet print-on-demand facilities. EJT's print on demand feature supports a broad range of custom specifications, including quantities; fixed and variable imaging; page orientation; paper size, weight, grade, and color; drilling and binding; and cover page. EJT also provides fields for the customer's budget code, billing information, and distribution instructions. EJT originates jobs ranging from single impressions, to thousands of copies delivered to a single location, to thousands of documents mailed to tens of thousands of recipients.



    IMAGENET DOCUMENT MANAGER The Company intends to deploy Imagenet for use in the United States. Workflow Management is negotiating with U.S. Office Products regarding the licensing of the Imagenet to U.S. Office Products.



    Workflow Management provides customers with World Wide Web access to Informa through its Imagenet. This application provides a browser interface to Informa's transaction and reporting features for managing and distributing inventories held for customers. The application also offers a full-featured document librarian, with image storage, retrieval, viewing, downloading, archiving, and version control. In addition, Imagenet provides estimation and requisition for digital print-on-demand orders. Production images for these orders can be uploaded to the Web or retrieved from the application's document library.


OPERATIONS


    SALES. Workflow Management sells its products directly to end-users, as well as to distributors and brokers who re-sell to end-users. The Company employs more than 350 sales representatives and 175 customer service personnel in 59 sales offices throughout the United States and Canada. Sales representatives are compensated through salaries and commissions. Commissioned sales representatives are compensated based on either product sales or gross margins. In addition to the Company's line of documents, commercial printing, envelopes and related products, the sales force offers value-added services including workflow analysis, design, document management, and print-on-demand. The Company's sales force is supported by its GetSmart and Informa transaction and information systems. See "--Print Management."



    PURCHASING. Workflow Management purchases raw materials such as paper stock, ink, stock envelopes, adhesives, plates, film, chemicals, and cartons from a variety of manufacturers and resellers. These materials are purchased job-by-job or under contracts with terms of up to two years. Longer-term supply contracts generally specify services to be provided and may guarantee product availability, but typically reserve to vendors the right to adjust prices as required by market conditions. The largest suppliers of paper stock to the Company are Rollsource, Appleton, Mead, Avenor and Domtar. Workflow Graphics also purchases finished goods for resale to customers. These finished goods include the Company's full line of documents, envelopes and commercial printing. Workflow Management has more than 3,500 suppliers of finished goods, including, among the largest, Ward Kraft Forms, United Computer Supplies, Gilman Sky, Transkrit, and United Stationers, Inc.



    MANUFACTURING. Workflow Management manufactures documents and envelopes. Documents produced by the Company include continuous and snap-apart forms, roll forms, cut sheets and label/form combinations, and checks and other security documents. Workflow Management operates 13 document plants in Canada, and four in the U.S. These plants employ more than 1,100 manufacturing personnel and utilize over 250 presses and other machines. The Company also manufactures a broad line of conventional and specialty envelopes in four plants located in New York, New Jersey and Pennsylvania. The envelope plants currently operate more than 80 manufacturing and printing machines. Workflow Management operates a network of eight Imagenet print-on-demand facilities, providing digital imaging and litho quick printing. The Company also operates several conventional and digital pre-press systems for converting text and Management to film and plates prior to printing. Among these pre-press capabilities are several state-of-the art digital systems which enhance overall production efficiency and provide high-process capabilities to customers.



    DISTRIBUTION. Products manufactured by Workflow Management are either shipped directly to customers or held in inventory and shipped as requisitioned by customers. Finished goods purchased by the Company from manufacturers and wholesalers are either shipped directly to customers by vendors, or shipped to, stored in, and shipped from one of the Company's distribution centers. Workflow Management owns or leases nine distribution centers in the United States and 17 in Canada, and rents additional warehouse space as necessary. More than 120 distribution personnel are employed by Workflow Management. Products are transported from the Company's suppliers and to its customers by short-haul, regional, contract and custom carriers, as well as by air and ground courier services.


CUSTOMERS


    Workflow Management has more than 22,000 customers ranging in size from small office/home office businesses to Fortune 500 companies in industries such as healthcare, insurance, energy, advertising, travel and financial services. Significant customers of the Company include: Bank of Montreal; Aetna, Inc.; Bank of Montreal; Citibank N.A.; Chase Manhattan Corp.; Group Health Incorporated; Health Insurance Plan of Greater New York, Inc.; Heilig-Meyers Company; Merrill Lynch & Co., Inc.; Banco Popular, Inc.; Shell Canada and Salomon Smith Barney Holdings, Inc.



    The Company's five largest customers accounted for 10.7% of the Company's net sales for the nine months ended January 24, 1998. The Company's single largest customer accounted for 4.1% of net sales for the nine months ended January 24, 1998. Although that customer has recently agreed to be acquired, the Company has entered into a new four year services agreement with the customer.


COMPETITION


    Workflow Management competes for retail sales of documents and envelopes against other independent distributors and against manufacturers' direct sales organizations. In commercial printing, the Company also competes with manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The principal competitive factors in the graphic arts industry are price, quality, selection, services, production capacity, delivery and customer support.



    Although Workflow Management often competes with smaller businesses, it also competes against the largest competitors in the North American documents industry, such as Moore Corporation Ltd., Reynolds

& Reynolds Company, Standard Register Company and Wallace Computer Services, Inc., and the largest competitors in the U.S. envelope industry, such as Mail-Well, Westvaco and Tension Envelope Company. The largest competitors for commercial printing include direct sales organizations of Graphic Industries, Inc., R. R. Donnelley & Sons, Quebecor, Inc. and World Color Press, Inc. Most of these competitors have substantially greater financial resources than the Company.


EMPLOYEES


    As of December 31, 1997, Workflow Graphics had more than 2,000 full- and part-time employees, including over 550 in sales and sales support, more than 1,200 in manufacturing and more than 200 in finance and administration. Approximately 31% of the Company's employees in the United States and approximately 8% of the Company's employees in Canada are represented by labor unions. There can be no assurance that work stoppages or strikes will not occur. The Company considers its employee relations to be good.


INTELLECTUAL PROPERTY


    Workflow Management has more than 40 registered trademarks in the U.S. and Canada, including Informa and Imagenet. The Company believes that its trademarks and other proprietary rights are material to the operations of its business. Workflow Management regards its GetSmart Informa and Imagenet software as proprietary, and relies on a combination of copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its rights. Workflow Management is not aware that any of its software, trademarks or other proprietary rights are being infringed by third parties, or that it infringes proprietary rights of third parties. See "Risk Factors--Dependence on Intellectual Property Rights; Risks of Infringement."


PROPERTIES

    The following table sets forth certain information about the Company's executive offices and manufacturing and printing facilities:

                                                                        APPROXIMATE
                                                                           SQUARE                        LEASE
FUNCTION AND LOCATION                                                     FOOTAGE       TITLE          EXPIRATION
----------------------------------------------------------------------  ------------  ----------  --------------------

EXECUTIVE OFFICE:

  Palm Beach, Florida.................................................     5,000        Leased            2003

MANUFACTURING AND PRINTING:

  Conyers, Georgia....................................................     71,300       Leased            2006

  Mt. Olive, Illinois.................................................     82,000       Leased            2004

  Springfield, Massachusetts..........................................     65,000       Leased            2004

  Lyndhurst, New Jersey...............................................     16,000       Leased            2000

  New York, New York..................................................    160,000       Leased            2002

  New York, New York..................................................     53,000       Leased            2005

  New York, New York..................................................     60,000       Leased            2002

  Norfolk, Virginia...................................................     26,400       Owned              --

  Mt. Pocono, Pennsylvania............................................    140,000       Owned              --

  Calgary, Alberta....................................................     48,000       Leased            1999

  Calgary, Alberta....................................................     30,000       Leased            1999

  Edmonton, Alberta...................................................     81,000       Leased            2006

  Victoria, British Columbia..........................................     14,000       Leased            1999

  Winnipeg, Manitoba..................................................     12,500       Leased            2002

  Brampton, Ontario...................................................    174,500       Leased            1999

  Brampton, Ontario...................................................     44,200       Leased            2000

  London, Ontario.....................................................     17,500       Leased       month-to-month

  Mississauga, Ontario................................................     60,000       Leased            2004

  Mississauga, Ontario................................................     7,200        Leased       month-to-month

  Toronto, Ontario....................................................     10,000       Leased            2000

  Regina, Saskatchewan................................................     28,000       Leased            2006

  Dorval, Quebec......................................................     42,000       Owned              --

  Granby, Quebec......................................................    100,000       Owned              --

  Pointe Claire, Quebec...............................................     30,000       Leased            1998



    In addition to those facilities identified above, Workflow Management leases other offices, warehouses and distribution centers across the United States and Canada.



    Workflow Management believes that its properties are adequate to support its operations for the foreseeable future.



ENVIRONMENTAL REGULATIONS



    The Company's operations are subject to U.S. and Canadian federal, state, provincial and local environmental laws and regulations including those governing the use, storage, treatment, transportation and disposal of solid and hazardous materials, the emission or discharge of such materials into the environment, and the remediation of contamination associated with such disposal or emissions. Certain of these laws and regulations may impose joint and several liability on lessees and owners or operators of facilities for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.



    The past and present business operations of the Company that are subject to the Environmental Laws and regulations include the use, storage, handling, and contracting for recycling or disposal of hazardous and nonhazardous materials such as washes, inks, alcohol-based products, fountain solution, photographic fixer and developer solutions, machine and hydraulic oils, and solvents. Workflow Management generates both hazardous and non-hazardous waste.



    Limited environmental investigations have been conducted at certain of the Company's properties. Based on these investigations and all other available information, management believes that the Company's current operations are in substantial compliance with the Environmental Laws. The Company is not aware of any liability under the Environmental Laws that the Company believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given, however, that all potential environmental liabilities have been identified or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable Environmental Laws) will not require material expenditures to maintain compliance or resolve potential liabilities.


LEGAL MATTERS


    Workflow Management is involved in various lawsuits arising in the ordinary course of business. Workflow Management believes that the outcome of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                       MANAGEMENT OF WORKFLOW MANAGEMENT



EXECUTIVE OFFICERS AND DIRECTORS



    Following the Workflow Distribution, it is anticipated that the directors, executive officers and key employees of the Company will be as follows:



                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Thomas B. D'Agostino.................................          55   Chairman of the Board
                                                                    Chief Executive Officer and Director
Steven R. Gibson.....................................          38   Vice President of Finance and Chief Financial Officer
Claudia s. Amlie.....................................          29   General Counsel
Thomas A. Brown, Sr.(1)..............................          55   Director
Gus J. James, II(1)..................................          59   Director
Jonathan J. Ledecky..................................          40   Director
Timothy L. Tabor.....................................          44   Director
F. Craig Wilson(2)...................................          48   Director

KEY EMPLOYEES OF SUBSIDIARIES:
John Conway..........................................          55   President of Data Business Forms Limited
Thomas B. D'Agostino, Jr.*...........................          31   President of SFI Corp.
Robert M. Fishbein...................................          55   Co-President of United Envelope Co., Inc.
Richard M. Schlanger.................................          53   Co-President of United Envelope Co., Inc.
Andre Beaudet........................................          55   President of Hano Document Printers, Inc.


------------------


* Thomas B. D'Agostino, Jr. is the son of Thomas B. D'Agostino, Chairman of the Board and Chief Executive Officer of the Company.



(1) Member of the Audit Committee.



(2) Member of the Compensation Committee.



    The Board intends to increase the size of the Board of Directors from six to seven members following the closing date of the Offering and to appoint the seventh director to serve on the Compensation Committee.


    THOMAS B. D'AGOSTINO is Chairman of the Board and Chief Executive Officer of the Company. Mr. D'Agostino has been President of SFI or its predecessor company, Forms & Peripherals, Inc., since 1972, and was appointed President of U.S. Office Products Print Management Division in January 1997 when U.S. Office Products acquired SFI and Hano.


    STEVE R. GIBSON is Vice President of Finance and Chief Financial Officer of the Company, the position to which he was appointed in April, 1998. From February 1997 until April 1998, Mr. Gibson was President of Cartcz Financial Services, Inc., an investment banking company. From May 1985 to February 1997, he was employed in various positions at NationsBank Corporation, ultimately serving as Senior Vice President.



    CLAUDIA S. AMLIE was appointed General Counsel of the Company in May 1998. From July 1997 until April 1998, she served as an associate attorney at the law firm of Edwards and Angell in Palm Beach, Florida. Ms. Amlie worked as an associate attorney at Foley and Lardner in Palm Beach from June 1996 to July 1997, Florida and Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson in Miami, Florida from August 1994 to May 1996. Ms. Amlie graduated from law school in 1993.

    THOMAS A. BROWN, SR. has served as the Vice
President-Purchasing/Sourcing/Logistics of Pfizer, Inc., a large pharmaceutical company, since May 1996. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

    GUS J. JAMES, II is the President, a director and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Related Party Transactions."


    JONATHAN J. LEDECKY will serve as a Director and an employee of the Company and each of the other Spin-Off Companies as of the Distribution Date. He founded Consolidation Capital Corporation in February 1997 and will serve as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as the Non-Executive Chairman of the Board of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc.. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.


    TIMOTHY L. TABOR has served as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano since May 1997. From 1996 until 1997, he served as an executive officer of SFI and Hano. From 1993 to 1995, Mr. Tabor managed his own investments. From 1987 to 1993, Mr. Tabor held various positions with Tudor Investment Corp., serving as Director of Technology from 1987 to 1990, Director of the Securities Department from 1990 until 1992 and as a proprietary trader in 1993.


    F. CRAIG WILSON has served as Chief Executive Officer and Chairman of the Board of Cortez III Service Corporation ("Cortez III") since March 1997. Cortez III provides logistics and technical services to various governmental agencies. Mr. Wilson also serves as President of EC III, Inc., a joint venture of Cortez III, and EG & G Inc. From 1993 to 1997, Mr. Wilson was Chief Operating Officer of Cortez III.



    JOHN CONWAY has served as President of DBF since 1992. From 1987 to 1992, Mr. Conway was Vice President and General Manager of Data East.



    THOMAS B. D'AGOSTINO, JR. was appointed President of SFI in 1998. He previously served as Vice President of Sales of SFI from 1997 until 1998. From 1995 to 1997, he served as President of Hano. From 1993 to 1995, Mr. D'Agostino, Jr. held several other positions with Hano, including Vice President of Sales and Marketing and General Manager.



    ROBERT M. FISHBEIN is Co-Chairman of United. He has also served as Co-President of United since 1994. From 1982 to 1994, Mr. Fishbein held the position of Executive Vice President of United.



    RICHARD M. SCHLANGER is also Co-Chairman of United. He has also served as Co-President of United since 1994. From 1982 to 1994, Mr. Schlanger held the position of Executive Vice President of United.



    ANDRE BEAUDET is President of both Hano and Multiple Pakfold, Inc., the distributor arm of DBF. Mr. Beaudet joined DBF in 1992 when it acquired Southam Paragon, where he had been employed since 1965. From 1986 to 1997, Mr. Beaudet held a variety of positions at Southam Paragon, including President and Vice President.


    Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

COMMITTEES OF THE BOARD



    The Company Board has an Audit Committee. The Audit Committee is charged with reviewing Workflow Management's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. Messrs. Brown and James are members of the Audit Committee.



    The Company Board has a Compensation Committee. The Compensation Committee is charged with determining the compensation of Workflow Graphics' executive officers and administering the 1998 Stock Incentive Plan. Mr. Wilson is a member of the Compensation Committee. See "Management--1998 Stock Incentive Plan."



LEDECKY SERVICES AGREEMENT



    Jonathan J. Ledecky entered into the Ledecky Services Agreement, as amended, with U.S. Office Products on January 13, 1998 effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his employment agreement with U.S. Office Products as amended November 4, 1997. The principal terms of this agreement, as it is expected to be amended, are summarized here.



    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products. Under the Ledecky Services Agreement, Mr. Ledecky will report to the U.S. Office Products Board and will provide high-level acquisition negotiation services and strategic business advice. Under the Agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000 through June 30, 2001. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause" where cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony, (ii) his engaging, despite notice, in conduct demonstrably and materially injurious to U.S. Office Products, or
(iii) his violation of the noncompetition agreement as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products stock options and will have 90 days to exercise any vested options.



    It is expected that the Company will enter into an employment agreement with Mr. Ledecky to implement its assigned portion of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of the Company. In such capacity, Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice. The Company can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of the Company and will be eligible for such benefit plans in accordance with their terms. The Company will pay Mr. Ledecky an annual salary of $48,000 for up to two years. The Company may terminate Mr. Ledecky's employment with or without "cause," where cause is defined as in the Ledecky Services Agreement, as modified to refer to the Company. If without cause, the termination would entitle Mr. Ledecky to severance equal to his salary for the lesser of 12 months or the remainder of the employment term.



    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that will continue for four years after the Workflow Distribution has been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any of the U.S. Office Products Companies conducts business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the U.S. Office Products Companies or from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. U.S. Office Products is permitted to (and will) assign to Workflow Management the ability to enforce the non-competition provisions described above as to its own business, which will then constitute part of his employment agreement with the Company.



    Mr. Ledecky will receive a stock option for Company Common Stock from Workflow Management as of the Distribution Date. The option is intended to compensate Mr. Ledecky for his services to Workflow Management as an employee. That option will be granted under the Company's 1998 Stock Incentive Plan. The option will cover up to 7.5% of the outstanding Company Common Stock, determined as of the Distribution Date, without regard to the Offering. The option will have a per share exercise price equal to the initial public offering price of the Company Common Stock.



    It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until 12-month anniversary of the Workflow Distribution. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or, if Workflow Management accelerates the exercise schedule of options for substantially all management option holders (in this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders). All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Workflow Graphics.



DIRECTOR COMPENSATION



    Non-employee directors will receive cash compensation in the amount of $10,000 per year. In addition, non-employee directors will receive formula stock
options under the 1998 Stock Incentive Plan of       shares on the effective
date of the Workflow Distribution exercisable at the initial public offering price, and at each annual meeting at which such director is reelected to the Company's Board of Directors. The exercise price of these options will be the fair market value of the Common Stock on the date of grant. The options will vest at 25% per year over four years.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    No member of the Board of Directors of Workflow Management has ever been an officer of the Company or any of its subsidiaries, except that Mr. D'Agostino is the President of U.S. Office Products Print Management Division, and President and Chief Executive Officer of SFI and Mr. Tabor is the Executive Vice President of U.S. Office Products Print Management Division and the Executive Vice President and Chief Operating Officer of SFI and Hano. In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be Chairman of U.S. Office Products until the Distribution Date.


EXECUTIVE COMPENSATION


    The following table sets forth information with respect to the compensation paid by the Company for services rendered during the year ended April 25, 1998 to the Chief Executive Officer and to the other officers of the Company whose combined compensation exceeded $100,000 during this period (collectively the "Named Officers").

SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION      LONG TERM
                                                          ----------------------  COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION                                 SALARY      BONUS      OPTIONS(#)    COMPENSATION
--------------------------------------------------------  ----------  ----------  -------------  -------------
Thomas B. D'Agostino
  Chairman of the Board
  Chief Executive
  Officer and Director of the Company...................  $  400,000  $      -0-       45,000      $   9,968(1)
Michael B. Feldman
  Vice President of Finance
  and Chief Financial Officer of the Company(3).........  $  133,750  $   25,000       37,500      $   6,319(2)
Timothy L. Tabor(4)
Executive Vice President--
  U.S. Office Products Print
  Management Division and Director of the Company.......  $  260,000  $   25,000       15,000      $   5,041(5)


------------------


(1) Includes $6,805 of insurance premiums and $3,163 of 401(k) plan contributions paid by the Company on Mr. D'Agostino's behalf.



(2) Includes $3,403 of insurance premiums and $2,916 of 401(k) plan contributions paid by the Company on Mr. Feldman's behalf.



(3) Steven R. Gibson assumed the position of Vice President of Finance and Chief Financial Officer on April 8, 1998.



(4) The Company anticipates that Mr. Tabor will resign as an officer and employee of U.S. Office Products, SFI and Hano prior to the Distribution Date.



(5) Includes $5,041 of insurance premiums paid by the Company on Mr. Tabor's behalf.



EMPLOYMENT CONTRACTS AND RELATED MATTERS



    On January 23, 1997, SFI entered into an employment agreement with Thomas B. D'Agostino. The employment agreement provides for a four-year term. Pursuant to this agreement, Mr. D'Agostino is entitled to receive minimum annual compensation of $400,000, incentive bonuses as determined by the compensation committee of the U.S. Office Products Board of Directors and certain perquisites and benefits. In the event that Mr. D'Agostino's employment is terminated for any reason other than cause, Mr. D'Agostino's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination, or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. D'Agostino from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter, or (ii) as long as Mr. D'Agostino continues to receive severance payments from SFI.



    On January 23, 1997, Hano entered into an employment agreement with Timothy
L. Tabor in the capacity of Executive Vice President. The employment agreement provides a one-year initial term and a one-year renewal term. Pursuant to this agreement, Mr. Tabor is entitled to receive minimum annual compensation of $260,000, incentive bonuses as determined by the compensation committee of the U.S. Office Products Board of Directors and certain perquisites and benefits. In the event that Mr. Tabor's employment is terminated for any reason other than cause, Mr. Tabor's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) three months from the date of termination, or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. Tabor from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter, or (ii) as long as Mr. Tabor continues to receive severance payments from Hano.



INDEMNIFICATION



    The Certificate of Incorporation of the Company provides that no director will be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty to the fullest extent permissible under Delaware law. The Company's By-laws provide that the Company will, to the fullest extent permitted under Delaware law, indemnify its officers and directors against any damages arising out of their actions as officers or directors of the Company.



REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS' OPTIONS



    Workflow Management expects that all or substantially all vested and unvested options to acquire shares of U.S. Office Products' Common Stock that are held by Workflow Management employees on the Distribution Date will be replaced with options to acquire shares of Company Common Stock. As of the Distribution Date, approximately 1,066,437 options to acquire U.S. Office Products Common Stock will be held by employees of Workflow Management. The number of options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products Common Stock around the time of the Distributions and the public offering price of the Company Common Stock in the Offering. For those reasons, the number of options exercisable for shares of Company Common Stock into which the U.S. Office Products options will convert is not yet determinable. The option exercise price will be adjusted by applying the following formula:



Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of
                                              Common Stock in the Offering


                                              Trading Price of U.S. Office
                                              Products Common Stock Pre-Workflow
                                              Distribution



The number of option will be adjusted by applying the following formula:



Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products
                                          Common Stock Pre-Workflow Distribution


                                          Initial Public Offering Price of
                                          Common Stock in the Offering



For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distribution, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.


1998 STOCK INCENTIVE PLAN


    The Company expects to adopt the 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Company Common Stock that may be
issued with respect to awards granted under the Plan is   % of the outstanding
Common Stock of the Company following the Workflow Distribution and the Offering. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed shares. The Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to recieve awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock, stock appreciation riights and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.



    Mr. Ledecky will receive a stock option for Company Common Stock from Workflow Management, pursuant to the Plan, as of the Distribution Date. The option is intended to compensate Mr. Ledecky for his services to Workflow Management as an employee. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the Distribution Date, without regard to the Offering. The option will have a per share exercise price equal to the initial public offering price of the Company Common Stock.



    It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until the 12-month anniversary of the Distribution Date. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or, if and to the extent that, Workflow managemnet accelerates the exercise schedule of options expires or, if and to the extent that, Workflow management accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Workflow Management.



    The Company expects that Thomas B. D'Agostino will also receive an option
(the "D'Agostino Option") pursuant to the Plan for   % of the outstanding
Company Common Stock as of the Distribution Date. The D'Agostino Option is anticipated to have the same terms as Mr. Ledecky's option, including an exercise price equal to the initial public offering price of the Company Common Stock. In addition, management currently expects to recommend option grants to
certain executive officers of the Company for approximately   % of the Company
Common Stock following the Offering and the Workflow Distribution, also at an exercise price equal to the Initial Trading Price on the First Trade Date.



OPTIONS GRANTED IN FISCAL YEAR 1998



    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire Company Common Stock in connection with the Workflow Distribution. See "--Replacement of Outstanding U.S. Office Products' Options." Upon consummation of the Workflow Distribution, the number of stock options granted to officers, directors and employees of the

Company in respect of U.S. Office Products' Options and their exercise prices will be determined according to the formula set by U.S. Office Products.



                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                  PERCENT OF                                   APPRECIATION FOR
                                                 TOTAL OPTIONS                                  OPTION TERM(4)
                                    OPTIONS       GRANTED IN      EXERCISE    EXPIRATION   ------------------------
NAME                             GRANTED(1)(2)  FISCAL YEAR(3)    PRICE(2)       DATE          5%          10%
-------------------------------  -------------  ---------------  -----------  -----------  ----------  ------------
Thomas B. D'Agostino...........       45,000             5.9%     $   15.17       4/28/07  $  429,315  $  1,087,968
Timothy L. Tabor...............       15,000             2.0%     $   15.17       4/28/07  $  143,105  $    362,656
Michael B. Feldman.............       15,000             2.0%     $   15.17       4/28/07  $  143,105  $    362,656
                                      22,500             2.9%     $   21.13       9/17/07  $  298,992  $    757,705


----------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant. All of these options are fully vested.


(2) The option exercise price will be adjusted by applying the following formula:



    Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of Common Stock in the Offering
                                   Trading Price of U.S. Office Products Common
    Stock Pre-Workflow Distribution



    The number of option will be adjusted by applying the following formula:



     Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                                Products Common Stock
                                                Pre-Workflow Distribution


                                                Initial Public Offering Price of
                                                Common Stock in the Offering



     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distribution or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options before the Distributions and the ratio of exercise price to market price will be not less than the ratio before the Distributions.



(3) Total options granted means all options granted to employees of Workflow Management.



(4) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the Commission for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 25, 1998 AND FISCAL
  YEAR-END 1998 OPTION VALUES



    The following table sets forth certain information regarding option exercises and unexercised options held by the Named Officers at April 25, 1998. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of Company Common Stock in connection with the Workflow Distribution. See "--Replacement of Outstanding U.S. Office Products' Options." Upon consummation of the Workflow Distribution, the number of stock options granted to officers, directors and employees of the Company in respect of U.S. Office Products' Options and their exercise prices will be determined according to the formula set by U.S. Office Products.



        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 25, 1998
                     AND FISCAL YEAR-END 1998 OPTION VALUES



                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED       IN-THE- MONEY OPTIONS
                                                           OPTIONS HELD AT APRIL 25,       AT FISCAL YEAR END
                                                                   1998(1)(4)                 ($)(1)(2)(3)
                             SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                         ON EXERCISE (#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Thomas B. D'Agostino.......        --             --           --            45,000        --             76,725
Timothy L. Tabor...........        48,522        486,601       --            15,000        --        $    25,575
Michael B. Feldman.........        --             --           36,391        37,500     $ 224,714    $    25,575


------------------


(1) The option exercise price will be adjusted by applying the following formula:



    Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price
                                                  of Common Stock in the
                                                  Offering


                                                  Trading Price of U.S. Office
                                                  Products Common Stock
                                                  Pre-Workflow Distribution



    The number of option will be adjusted by applying the following formula:



     Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                                Products Common Stock
                                                Pre-Workflow Distribution


                                                Initial Public Offering Price of
                                                Common Stock in the Offering



     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options before the Distributions, and the ratio of exercise price to market rice will be not less than the ratio before the Distributions.



(2) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.



(3) The value of unexercised options represents the difference between the exercise price of such options and $16.875, the closing market price of U.S. Office Products Common Stock at April 24, 1998.



(4) 25% of these options became exercisable on April 28, 1998.

                              CERTAIN TRANSACTIONS



    On January 24, 1997, in separate, related transactions, U.S. Office Products acquired SFI and Hano from Thomas B. D'Agostino, the Chairman and Chief Executive Officer of Workflow Management, and other stockholders, including Thomas B. D'Agostino, Jr., Mr. D'Agostino's son, for a total of 3,628,500 shares of U.S. Office Products Common Stock valued at $18.00 per share. The transactions were effected through mergers which were accounted for as pooling of interests. At the time of the acquisitions, Mr. D'Agostino owned 98% of the issued and outstanding securities of SFI, and 75% of the issued and outstanding securities of Hano, and received 3,387,699 shares of U.S. Office Products Common Stock in consideration for these transactions. Thomas B. D'Agostino, Jr. received 73,144 shares of U.S. Office Products Common Stock in consideration for these transactions. In connection with the transaction, SFI entered into a four-year employment agreement with Mr. D'Agostino which provided an annual salary of $400,000 and a one-year employment agreement with Timothy L. Tabor, a Director of the Company, which provided an annual salary of $260,000. See "Management of Workflow Management--Employment Contracts and Related Matters." These transactions were the subject of arm's-length negotiations with U.S. Office Products.



    The Company has from time to time retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James II, a Director of the Company, is the President, a director and a shareholder of Kaufman & Canoles.



    Prior to December 1996, SFI leased warehouse space from a partnership in which Mr. D'Agostino had a 50% interest. The total payments by SFI under this lease were $81,000 in calendar years 1995 and 1996, respectively. This lease was terminated in December 1996. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.



    Prior to the Workflow Distribution, the Company expects to enter into a lease with an entity owned or controlled by Mr. D'Agostino for office space in Norfolk, Virginia. The terms of any such lease have not yet been determined. The Company anticipates that lease payments will be based on the market value of the office space and will be comparable to rents that would be charged to parties not affiliated with Mr. D'Agostino. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.



    SFI loaned Mr. D'Agostino $453,000 in 1995 and $382,000 in 1996. Interest was accrued on amounts outstanding at prime plus 1.0%. All of Mr. D'Agostino's outstanding indebtedness to SFI was offset against dividend distributions to Mr. D'Agostino. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.



    Workflow Management is negotiating with U.S. Office Products regarding the license of the Imagenet technology to U.S. Office Products. The parties anticipate that Workflow Management will retain ownership of the Imagenet, but U.S. Office Products will receive a perpetual, non-exclusive, non-transferable license to use the technology and the source code to develop derivative applications; provided, however, that for a period of time to be negotiated, U.S. Office Products will not use the technology or any derivative application to offer its customers the kind of print and forms services that Workflow Management offers its customers, including print-on-demand and print management. The parties anticipate that U.S. Office Products will agree to refer customers seeking such services to the Company during the restricted period. The parties are negotiating the license fee payable with respect to the license. The parties anticipate that the terms of the license will be no less favorable to the Company than those that would be obtained from third parties in arm's-length negotiations.



    For a discussion of matters related to the spin-off of the Company from U.S. Office Products, see "The Spin-Offs From U.S. Office Products."



    For a discussion of transactions between the Company and Mr. Ledecky, see "Management of Workflow Management--Ledecky Services Agreement."

                 PRINCIPAL STOCKHOLDERS OF WORKFLOW MANAGEMENT



    The following table sets forth the number and percentage of outstanding shares of U.S. Office Products Common Stock beneficially owned as of April 1, 1998, and as adjusted to reflect the Workflow Distribution and the Offering (assuming no exercise of the underwriters over-allotment option, no shares are tendered in the Tender Offer, application of the Distribution Ratio and no options are exercisable), by (i) all persons known by Workflow Management to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. " All persons listed below have sole voting and investment power with respect to their shares of U.S. Office Products Common Stock unless otherwise indicated.



                                                                                                    PERCENT OF
                                                                    PERCENT OF      NUMBER OF       SHARES OF
                                                    NUMBER OF      U.S. OFFICE      SHARES OF        WORKFLOW
                                                  SHARES OF U.S.     PRODUCTS        WORKFLOW       MANAGEMENT
                                                      OFFICE       COMMON STOCK     MANAGEMENT     COMMON STOCK
                                                     PRODUCTS        PRIOR TO     COMMON STOCK,     AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER               COMMON STOCK      OFFERING     AS ADJUSTED(1)     OFFERING
------------------------------------------------  --------------  --------------  --------------  --------------
Thomas B. D'Agostino (7)........................         500,183(2)              *
  301 Australian Ave.
  Palm Beach, FL 33480
Thomas A. Brown, Sr.............................        0                      0%
  165 Flanders Road
  Bethlehem, CT 06751
Jonathan J. Ledecky (7).........................       2,428,125(3)            1.7%
  240 Royal Palm Way
  Palm Beach, Florida 33480
Gus J. James, II................................        0                      0%
  One Commercial Place
  Norfolk, VA 23514
Timothy L. Tabor (7)............................           3,750(4)              *
  276 Park Avenue South,
  New York, NY 10010
F. Craig Wilson.................................        0                      0
  4841 Tramway Ridge Drive N.E.
  Albuquerque, New Mexico 87111
Michael B. Feldman (7)..........................          45,766(5)              *
  3701 E. Virginia Beach Blvd.,
  Norfolk, VA 23502
All current executive officers and directors as        2,977,824
  a group (six persons)(7)......................
5% STOCKHOLDERS
FMR Corp.(6)....................................      15,754,406            11.2%
  Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services (6)............       8,262,886             5.9%
  500 Boylston Street
  Boston, MA 02116


------------------

*   Less than 1%.


(1) The "Number of shares of Workflow Management Common Stock, As Adjusted" reflects the results of the Tender Offer and the application of the Distribution Ratio. It assumes no options are exercisable within 60 days.



(2) Includes 11,250 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.



(3) Excludes       shares that may be acquired upon exercise of options that are not exercisable within 60 days following the Workflow Distribution. Excludes options for U.S. Office Products Common Stock that will not be converted into options for Company Common Stock at the time of the Workflow Distribution.

(4) Includes 3,750 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.



(5) Includes 45,766 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.



(6) Based upon a Schedule 13G for U.S. Office Products filed with the SEC.



(7) In respect of U.S. Office Products' options, the option exercise price will be adjusted by applying the following formula:



    Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price
                                                  of Common Stock in the
                                                  Offering


                                                  Trading Price of U.S. Office
                                                  Products Common Stock
                                                  Pre-Workflow Distribution



     The number of option will be adjusted by applying the following formula:



     Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                                Products Common Stock
                                                Pre-Workflow Distribution


                                                Initial Public Offering Price of
                                                Common Stock in the Offering



     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options before the Distributions, and the ratio of exercise price to market rice will be not less than the ratio before the Distributions.

                DESCRIPTION OF WORKFLOW MANAGEMENT CAPITAL STOCK


GENERAL


    At the time of the Workflow Distribution and the Offering, the Company's authorized capital stock is expected to consist of 150 million shares of Company Common Stock and 1 million shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the time of the Workflow Distribution and the
Offering, the Company is expected to have outstanding approximately       shares
of Company Common Stock and no shares of Preferred Stock. Set forth below is a description of Workflow Graphics' capital stock.


COMPANY COMMON STOCK


    The holders of Company Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Company Common Stock are entitled to such dividends as may be declared in the discretion of the Company Board out of funds legally available therefor. See "Dividend Policy." The holders of Company Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Company Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Company Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All of the shares of Company Common Stock to be distributed pursuant to the Workflow Distribution will be fully paid and nonassessable.


PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Company Board as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Company Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Company Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the authority of the Company Board described above may adversely affect the rights of the holders of Company Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Company Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Company Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Company Common Stock or may otherwise adversely affect the market price of the Company Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Under the Company's Certificate of Incorporation the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction.



    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or By-laws.


LIMITATION ON DIRECTORS' LIABILITIES


    Pursuant to the Certificate of Incorporation and under Delaware law, directors of Workflow Graphics are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company's By-laws provide that the Company will, to the fullest extent permitted undere Delaware law, indemnify its officers and directors against any damages arising out of their actions as officers or directors of the Company.


TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Company Common Stock will be American Stock Transfer & Trust Company.

                                    EXPERTS



    The consolidated financial statements of Workflow Management as of April 30, 1996 and April 26, 1997, and for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 included in this Prospectus, except as they relate to Workflow Management, Inc. for the year ended December 31, 1994; Hano Document Printers, Inc. as of December 31, 1995 and for the year then ended; and United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc. as of December 31, 1994 and 1995 and for the years then ended, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to Workflow Management, Inc. for the year ended December 31, 1994 by KPMG Peat Marwick; Hano Document Printers, Inc., by KPMG Peat Marwick LLP; and United Envelope Co., Inc. and Huxley Envelope Corporation by Hertz, Herson & Company LLP, independent accountants, whose reports dated February 17, 1998, August 28, 1996 and March 6, 1996, respectively, thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.



    The financial statements of Astrid Offset Corporation as of July 31, 1997 and for the year then included in this Prospectus have been so included in reliance on the February 6, 1997 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS


    The validity of shares of Company Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of Workflow Management and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C.

                           WORKFLOW MANAGEMENT, INC.
                         INDEX TO FINANCIAL STATEMENTS


WORKFLOW MANAGEMENT, INC. HISTORICAL FINANCIAL STATEMENTS
                                                                                         Page
                                                                                          ---
  Report of Price Waterhouse LLP, Independent Accountants                                    F-2
  Report of KPMG Peat Marwick LLP, Independent Auditors                                      F-3
  Report of KPMG Peat Marwick LLP, Independent Auditors                                      F-4
  Report of Hertz, Herson & Company, LLP, Independent Auditors                               F-5
  Report of Hertz, Herson & Company, LLP, Independent Auditors                               F-6
  Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24,
    1998 (unaudited)                                                                         F-7
  Consolidated Statement of Income for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
    (unaudited)                                                                              F-8
  Consolidated Statement of Stockholder's Equity for the years ended December 31,
    1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April
    26, 1997 and the nine months ended January 24, 1998 (unaudited)                          F-9
  Consolidated Statement of Cash Flows for the years ended December 31, 1994 and
    1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
    (unaudited)                                                                             F-10
  Notes to Consolidated Financial Statements                                                F-12

ASTRID OFFSET CORPORATION
  Report of Price Waterhouse LLP, Independent Accountants                                   F-27
  Balance Sheet as of July 31, 1997 and October 31, 1997 (unaudited)                        F-28
  Statement of Income for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)                                       F-29
  Statement of Stockholder's Equity for the year ended July 31, 1997 and the three
    months ended October 31, 1997 (unaudited)                                               F-30
  Statement of Cash Flows for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)                                       F-31
  Notes to Financial Statements                                                             F-32

WORKFLOW MANAGEMENT, INC. PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to Pro Forma Financial Information                                           F-36
  Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited)                       F-37
  Pro Forma Combined Statement of Income for the nine months ended January 24, 1998
    (unaudited)                                                                             F-38
  Pro Forma Combined Statement of Income for the nine months ended January 25, 1997
    (unaudited)                                                                             F-39
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)                                                                             F-40
  Notes to Pro Forma Combined Financial Statements                                          F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Workflow Management, Inc.:

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Workflow Management, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hano Document Printers, Inc. ("Hano"), United Envelope Co., Inc. and its affiliate, Rex Envelope Co. Inc. ("United") and Huxley Envelope Corporation ("Huxley"), wholly-owned subsidiaries, which statements reflect total revenues for the year ended December 31, 1995 of $31,299,000, $81,917,000 and
$18,868,000, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hano, United and Huxley, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
February 10, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Workflow Management, Inc.:

    We have audited the accompanying consolidated statements of income, stockholder's equity and cash flows of Workflow Management, Inc. and subsidiaries (the "Company") for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of United Envelope Co., Inc. and its affiliates, Rex Envelope Co., Inc. ("United"), and Huxley Envelope Corporation ("Huxley"), wholly owned subsidiaries, which statements reflect total revenues constituting 46.3 percent of the consolidated total for the year ended December 31, 1994. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for United and Huxley, is based solely on the reports of the other auditors.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Workflow Management, Inc. and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
February 17, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  of Hano Document Printers, Inc.:

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  Huxley Envelope Corporation
  Industrial Park Blvd.
  Mt. Pocono Industrial Park
  Mt. Pocono, PA 18344


    We have audited the balance sheets of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY LLP

New York, New York
March 4, 1996

                           WORKFLOW MANAGEMENT, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)


                                                                              APRIL 30,   APRIL 26,   JANUARY 24,
                                                                                 1996        1997        1998
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.................................................  $    1,324  $    2,168   $     248
  Accounts receivable, less allowance for doubtful accounts of $1,993,
    $1,831 and $2,828, respectively.........................................      50,942      50,917      54,121
  Inventories...............................................................      23,815      26,990      29,330
  Prepaid expenses and other current assets.................................       3,314       3,402       1,875
                                                                              ----------  ----------  -----------
      Total current assets..................................................      79,395      83,477      85,574

Property and equipment, net.................................................      31,647      33,119      31,064
Notes receivable from employees.............................................                   3,461       3,643
Intangible assets, net......................................................         879         913       2,203
Other assets................................................................       6,028       4,138       4,621
                                                                              ----------  ----------  -----------
      Total assets..........................................................  $  117,949  $  125,108   $ 127,105
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Short-term debt...........................................................  $   23,515  $    3,681   $   4,939
  Short-term payable to U.S. Office Products................................                  23,622      17,658
  Accounts payable..........................................................      22,163      27,031      23,749
  Accrued compensation......................................................       4,752       4,173       4,004
  Other accrued liabilities.................................................       5,587       8,060       9,854
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      56,017      66,567      60,204

Long-term debt..............................................................      28,108       6,034       5,498
Long-term payable to U.S. Office Products...................................                     561       1,905
Deferred income taxes.......................................................       4,704       4,045       3,507
Other long-term liabilities.................................................                     121          12
                                                                              ----------  ----------  -----------
      Total liabilities.....................................................      88,829      77,328      71,126
                                                                              ----------  ----------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity.........................................................      11,790      45,614      47,726
  Cumulative translation adjustment.........................................         352          97      (1,365)
  Retained earnings.........................................................      16,978       2,069       9,618
                                                                              ----------  ----------  -----------
      Total stockholder's equity............................................      29,120      47,780      55,979
                                                                              ----------  ----------  -----------
      Total liabilities and stockholder's equity............................  $  117,949  $  125,108   $ 127,105
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------


          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)


                                                                                    FOR THE
                                               FOR THE            FOR THE FOUR      FISCAL            FOR THE NINE
                                              YEAR ENDED          MONTHS ENDED    YEAR ENDED          MONTHS ENDED
                                      --------------------------  -------------  -------------  ------------------------
                                      DECEMBER 31,  DECEMBER 31,    APRIL 30,      APRIL 26,    JANUARY 25,  JANUARY 24,
                                          1994          1995          1996           1997          1997         1998
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                                                                                      (UNAUDITED)
Revenues............................   $  154,193    $  309,426    $   114,099    $   327,381    $ 239,751    $ 257,777
Cost of revenues....................      114,885       234,959         82,998        236,340      172,869      190,482
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Gross profit..................       39,308        74,467         31,101         91,041       66,882       67,295

Selling, general and administrative
  expenses..........................       32,020        62,012         22,485         70,949       51,735       53,083
Non-recurring acquisition costs.....                                                    5,006        2,902
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Operating income..............        7,288        12,455          8,616         15,086       12,245       14,212

Other (income) expense:
  Interest expense..................        2,048         5,370          1,676          4,561        3,910        1,665
  Interest income...................                                       (18)           (25)         (21)          (9)
  Other.............................          186            62           (151)           632          610         (205)
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before provision for (benefit
  from) income taxes and
  extraordinary items...............        5,054         7,023          7,109          9,918        7,746       12,761
Provision for (benefit from) income
  taxes.............................          379           (33)         1,351          3,690        2,249        5,212
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before extraordinary items...        4,675         7,056          5,758          6,228        5,497        7,549
Extraordinary items--losses on early
  terminations of credit facilities,
  net of income taxes...............                        700                           798
                                      ------------  ------------  -------------  -------------  -----------  -----------
Net income..........................   $    4,675    $    6,356    $     5,758    $     5,430    $   5,497    $   7,549
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
Per share amounts:
    Basic:
      Income from before
        extraordinary items.........   $     0.10    $     0.12    $      0.07    $      0.07    $    0.06    $    0.07
      Extraordinary items...........                       0.01                          0.01
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Net income....................   $     0.10    $     0.11    $      0.07    $      0.06    $    0.06    $    0.07
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
    Diluted:
      Income from before
        extraordinary items.........   $     0.10    $     0.12    $      0.07    $      0.07    $    0.06    $    0.06
      Extraordinary items...........                       0.01                          0.01
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Net income....................   $     0.10    $     0.11    $      0.07    $      0.06    $    0.06    $    0.06
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
Unaudited pro forma net income
  before extraordinary items (see
  Note 8)...........................                                              $     3,788    $   3,344    $   7,549
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------
Unaudited pro forma income per share
  before extraordinary items:
    Basic...........................                                              $      0.04    $    0.04    $    0.07
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------
    Diluted.........................                                              $      0.04    $    0.04    $    0.06
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)


                                                                              CUMULATIVE                    TOTAL
                                                                 DIVISIONAL   TRANSLATION   RETAINED    STOCKHOLDER'S
                                                                   EQUITY     ADJUSTMENT    EARNINGS       EQUITY
                                                                 -----------  -----------  -----------  -------------
Balance at December 31, 1993...................................   $   4,239    $            $   7,436     $  11,675
  Cash dividends at Pooled Companies...........................                                (3,461)       (3,461)
  Net income...................................................                                 4,675         4,675
                                                                 -----------  -----------  -----------  -------------

Balance at December 31, 1994...................................       4,239                     8,650        12,889
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock in conjunction with
      acquisition..............................................       7,451                                   7,451
    Capital contributions......................................         100                                     100
    Cash dividends.............................................                                (2,465)       (2,465)
  Cumulative translation adjustment............................                      388                        388
  Net income...................................................                                 6,356         6,356
                                                                 -----------  -----------  -----------  -------------

Balance at December 31, 1995...................................      11,790          388       12,541        24,719
  Cash dividends at Pooled Companies...........................                                (1,321)       (1,321)
  Cumulative translation adjustment............................                      (36)                       (36)
  Net income...................................................                                 5,758         5,758
                                                                 -----------  -----------  -----------  -------------

Balance at April 30, 1996......................................      11,790          352       16,978        29,120
  Transactions of Pooled Companies:
    Retirement of common stock.................................        (477)                                   (477)
    Cash dividends.............................................                                (6,102)       (6,102)
    Undistributed earnings of subchapter S corporations........      14,237                   (14,237)
  Cumulative translation adjustment............................                     (255)                      (255)
  Capital contribution by U.S. Office Products.................      20,064                                  20,064
  Net income...................................................                                 5,430         5,430
                                                                 -----------  -----------  -----------  -------------

Balance at April 26, 1997......................................      45,614           97        2,069        47,780

Unaudited data:
  Issuance of U.S. Office Products Company common stock in
    conjunction with acquisition...............................       2,112                                   2,112
  Cumulative translation adjustment............................                   (1,462)                    (1,462)
  Net income...................................................                                 7,549         7,549
                                                                 -----------  -----------  -----------  -------------

Balance at January 24, 1998 (unaudited)........................   $  47,726    $  (1,365)   $   9,618     $  55,979
                                                                 -----------  -----------  -----------  -------------
                                                                 -----------  -----------  -----------  -------------


          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                                    FOR THE
                                                                                                      FOR THE        NINE
                                                                                    FOR THE FOUR      FISCAL        MONTHS
                                                           FOR THE YEAR ENDED       MONTHS ENDED    YEAR ENDED       ENDED
                                                       ---------------------------  -------------  -------------  -----------
                                                       DECEMBER 31,   DECEMBER 31,    APRIL 30,      APRIL 26,    JANUARY 25,
                                                           1994           1995          1996           1997          1997
                                                       -------------  ------------  -------------  -------------  -----------
                                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................    $   4,675     $    6,356     $   5,758     $     5,430    $   5,497
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............        1,921          5,890         3,583           6,469        5,480
    Non-recurring acquisition costs..................                                                     5,006        2,902
    Deferred income taxes............................                                                      (660)        (956)
    Extraordinary loss...............................                         700                           798
    Other............................................           92            122
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................       (4,607)        (7,039)        3,098              25          (91)
      Inventory......................................          370          1,884           302          (3,175)        (737)
      Prepaid expenses and other current assets......         (720)          (284)         (354)            249          234
      Accounts payable...............................        4,140          1,541          (339)          4,643        4,345
      Accrued liabilities............................          202          1,942          (930)            894        2,842
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by operating activities....        6,073         11,112        11,118          19,679       19,516
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....                     (37,859)
  Payments of non-recurring acquisition costs........                                                    (4,100)        (397)
  Additions to property and equipment................       (1,716)        (5,944)       (4,505)         (9,450)      (7,416)
  Cash received on the sale of property and
    equipment........................................        2,033            269            82           2,199        1,324
  Other..............................................         (440)         1,147                        (2,739)      (1,186)
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash used in investing activities........         (123)       (42,387)       (4,423)        (14,090)      (7,675)
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........        1,269         65,218            82           1,178          951
  Payments of long-term debt.........................       (4,194)        (4,710)                      (23,135)     (16,003)
  Proceeds from (payments of) short-term debt, net...         (134)       (24,684)       (5,844)        (19,414)      (7,353)
  Payment to terminate credit facility...............                        (579)                         (974)
  Payments of dividends at Pooled Companies..........       (2,266)        (3,909)       (1,321)         (6,141)      (4,630)
  Retirement of common stock.........................                                                      (477)
  Capital contributed by stockholders of Pooled
    Company..........................................                         100
  Advances from (to) U.S. Office Products............                                                    24,183
  Capital contributed by U.S. Office Products........                                                    20,064       16,449
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by (used in) financing
          activities.................................       (5,325)        31,436        (7,083)         (4,716)     (10,586)
                                                       -------------  ------------  -------------  -------------  -----------
Effect of exchange rates on cash and cash
  equivalents........................................                         388                           (29)          (3)
                                                       -------------  ------------  -------------  -------------  -----------
Net increase (decrease) in cash and cash
  equivalents........................................          625            549          (388)            844        1,252
Cash and cash equivalents at beginning of period.....          538          1,163         1,712           1,324        1,324
                                                       -------------  ------------  -------------  -------------  -----------
Cash and cash equivalents at end of period...........    $   1,163     $    1,712     $   1,324     $     2,168    $   2,576
                                                       -------------  ------------  -------------  -------------  -----------
                                                       -------------  ------------  -------------  -------------  -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................    $   2,349     $    2,703     $     794     $     2,063    $     616
  Income taxes paid..................................    $     437     $      560     $     674     $     3,390    $   1,211


                                                       JANUARY 24,
                                                          1998
                                                       -----------

Cash flows from operating activities:
  Net income.........................................   $   7,549
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............       4,803
    Non-recurring acquisition costs..................
    Deferred income taxes............................
    Extraordinary loss...............................
    Other............................................
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................      (2,863)
      Inventory......................................      (2,830)
      Prepaid expenses and other current assets......         703
      Accounts payable...............................      (3,875)
      Accrued liabilities............................       2,517
                                                       -----------
        Net cash provided by operating activities....       6,004
                                                       -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....         114
  Payments of non-recurring acquisition costs........        (906)
  Additions to property and equipment................      (3,383)
  Cash received on the sale of property and
    equipment........................................         141
  Other..............................................
                                                       -----------
        Net cash used in investing activities........      (4,034)
                                                       -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........       1,771
  Payments of long-term debt.........................      (2,307)
  Proceeds from (payments of) short-term debt, net...       1,257
  Payment to terminate credit facility...............
  Payments of dividends at Pooled Companies..........
  Retirement of common stock.........................
  Capital contributed by stockholders of Pooled
    Company..........................................
  Advances from (to) U.S. Office Products............      (4,620)
  Capital contributed by U.S. Office Products........
                                                       -----------
        Net cash provided by (used in) financing
          activities.................................      (3,899)
                                                       -----------
Effect of exchange rates on cash and cash
  equivalents........................................           9
                                                       -----------
Net increase (decrease) in cash and cash
  equivalents........................................      (1,920)
Cash and cash equivalents at beginning of period.....       2,168
                                                       -----------
Cash and cash equivalents at end of period...........   $     248
                                                       -----------
                                                       -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................   $     535
  Income taxes paid..................................   $   3,468

                           WORKFLOW MANAGEMENT, INC.

                                 (IN THOUSANDS)


    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the year ended December 31, 1995 and for the nine months ended January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:



                                                                                           FOR THE
                                                                                          YEAR ENDED
                                                                                         ------------
                                                                                         DECEMBER 31,
                                                                                             1995
                                                                                         ------------   FOR THE NINE
                                                                                                        MONTHS ENDED
                                                                                                       ---------------
                                                                                                         JANUARY 24,
                                                                                                            1998
                                                                                                       ---------------
                                                                                                         (UNAUDITED)
Accounts receivable....................................................................   $   19,106      $   1,109
Inventories............................................................................       17,436             41
Prepaid expenses and other current assets..............................................          578             26
Property and equipment.................................................................       21,466             84
Intangible assets......................................................................                       1,445
Other assets...........................................................................        4,499
Accounts payable.......................................................................       (9,651)          (332)
Accrued liabilities....................................................................       (3,700)          (365)
Long-term debt.........................................................................                         (10)
Other long-term liabilities and minority interest......................................       (4,424)
                                                                                         ------------        ------
      Net assets acquired..............................................................   $   45,310      $   1,998
                                                                                         ------------        ------
                                                                                         ------------        ------
The acquisitions were funded as follows:
Common stock...........................................................................   $    7,451      $   2,112
Cash paid, net of cash received........................................................       37,859           (114)
                                                                                         ------------        ------
    Total..............................................................................   $   45,310      $   1,998
                                                                                         ------------        ------
                                                                                         ------------        ------



Noncash transactions:



    During the year ended December 31, 1995 and the four months ended April 30, 1996, the Company forgave receivables from an employee of $509 and $382, respectively.


          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    Workflow Management, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Print Management Division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about April 25, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Print Management Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

    The Print Management Division was created by U.S. Office Products in January 1997 and completed seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 to April 1997 (the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.


    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income includes an allocation of interest expense on all debt allocated to the Company. See Note 7 for further discussion of interest expense.


NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.


NOTES RECEIVABLE FROM EMPLOYEES



    The Company has outsanding promissory notes receivable due from two employees which earn interest at a rate of approximately 7% per annum. The promissory notes receivable are due in two equal installments with the first payment, including accrued interest, due on June 30, 1998 and the final payment, including all outstanding principal and remaining interest, due on June 30, 1999.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS


    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method, and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Intangible assets associated with non-compete agreements are being amortized using the straight-line method over the estimated useful lives of the agreements which are generally one to five years. Other intangibles primarily consist of customer lists which are amortized over the estimated useful lives of the agreements which are generally one to five years.


TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of the Company's Canadian subsidiary company which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of this subsidiary.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.


ADVERTISING COSTS



    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of income as a component of selling, general and administrative expenses. Advertising expense for the years ended December 31, 1994 and 1995 and the fiscal year ended April 26, 1997 was $284, $551 and $1,410, respectively.



RESEARCH AND DEVELOPMENT COSTS



    Research and development costs are charged to operations in the year incurred. Research and development costs are included in the consolidated statement of income as a component of selling, general and administrative expenses.



INTERNALLY DEVELOPED SOFTWARE



    Internal costs related to internally developed software such as internal salaries and supplies are expensed as incurred as a component of selling, general and administrative expenses. External costs related to internally developed software such as outside programmers and consultants are capitalized and expensed over the expected useful life of the software, normally three to five years.


NON-RECURRING ACQUISITION COSTS


    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.



NET INCOME PER SHARE



    Net income per share is calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of common shares used for the calculation of basic EPS and the weighted-average number of shares of common shares used for the diluted EPS is comprised of the dilutive effect of outstanding common stock options. However, a portion of the Company's employee stock options outstanding during the periods presented were not included in the computation of diluted EPS as they were anti-dilutive.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENT


    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recgonized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA


    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.


NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD


    In fiscal 1997, the Company issued 10,868,509 shares of U.S. Office Products common stock to acquire the Pooled Companies. The Pooled Companies and the number of shares issued are as follows:



                                                                                   NUMBER OF
COMPANY NAME                                                                     SHARES ISSUED
-------------------------------------------------------------------------------  -------------
SFI Corp. .....................................................................     2,897,060
Hano Document Printers, Inc. ..................................................       731,440
United Envelope Co., Inc.*.....................................................     2,863,634
Data Business Forms Limited....................................................     4,376,375
                                                                                 -------------
    Total shares issued........................................................    10,868,509
                                                                                 -------------
                                                                                 -------------


------------------


    * Includes shares issued for the acquisitions of United Envelope Co., Inc.; Rex Envelope Co., Inc.; Huxley Envelope Corporation and Pocono Envelope Corporation which were simultaneously acquired in the aggregate.


    The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies all reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:


                                                                             WORKFLOW        POOLED
                                                                         MANAGEMENT, INC.   COMPANIES    COMBINED
                                                                         ----------------  -----------  ----------
For the year ended December 31, 1994
  Revenues.............................................................     $               $ 154,193   $  154,193
  Net income...........................................................     $               $   4,675   $    4,675
For the year ended December 31, 1995
  Revenues.............................................................     $               $ 309,426   $  309,426
  Net income...........................................................     $               $   6,356   $    6,356
For the four months ended April 30, 1996
  Revenues.............................................................     $               $ 114,099   $  114,099
  Net income...........................................................     $               $   5,758   $    5,758
For the year ended April 26, 1997
  Revenues.............................................................     $   29,373      $ 298,008   $  327,381
  Net income (loss)....................................................     $      (61)     $   5,491   $    5,430
For the nine months ended January 25, 1997 (unaudited):
  Revenues.............................................................     $               $ 239,751   $  239,751
  Net income...........................................................     $               $   5,497   $    5,497
For the nine months ended January 24, 1998 (unaudited):
  Revenues.............................................................     $  257,777      $           $  257,777
  Net income...........................................................     $    7,549      $           $    7,549


PURCHASE METHOD


    In 1995, one of the Pooled Companies made an acquisition accounted for under the purchase method for an aggregate purchase price of $45,310, consisting of $37,859 of cash and common stock with a market value of $7,451. The total assets related to this acquisition were $63,085. No goodwill was generated in the acquisition. The results of this acquisition have been included in the Company's results from its date of acquisition.



    During the nine months ended January 24, 1998, the Company made one acquisition accounted for under the purchase method for an aggregate purchase price of $1,998, consisting of 120,066 shares of common stock with a market value of $2,112 and net of $114 of cash acquired. The total assets related to this acquisition were $2,705, including intangible assets of $1,445. The results of this acquisition have been included in the Company's results from its date of acquisition.



    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the purchase acquisition completed in 1995 as if it had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets,

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)

adjustments in executive compensation of $875 for the year ended December 31, 1995, and the inclusion of a federal income tax provision on all earnings:


                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Revenues...................................................................     $   319,527
Income before extraordinary items..........................................           5,303
Net income.................................................................           4,603

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        APRIL 30,   APRIL 26,
                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $    1,589  $    1,022
Buildings.............................................................       3,144       4,705
Furniture and fixtures................................................      34,207      42,394
Warehouse equipment...................................................       3,624       1,013
Equipment under capital leases........................................         589         916
Leasehold improvements................................................       2,167       2,933
                                                                        ----------  ----------
                                                                            45,320      52,983
Less: Accumulated depreciation........................................     (13,673)    (19,864)
                                                                        ----------  ----------
Net property and equipment............................................  $   31,647  $   33,119
                                                                        ----------  ----------
                                                                        ----------  ----------


    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $1,904, $4,720, $3,174 and $5,778, respectively.


NOTE 6--INTANGIBLE ASSETS

    Intangible assets consist of the following:


                                                               APRIL 30,    APRIL 26,   JANUARY 24,
                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
                                                                                        (UNAUDITED)
Goodwill....................................................   $     496    $     496    $   1,940
Non-compete agreements......................................         287          322          322
Other.......................................................         304          507          506
                                                              -----------  -----------  -----------
                                                                   1,087        1,325        2,768
Less: Accumulated amortization..............................        (208)        (412)        (565)
                                                              -----------  -----------  -----------
      Net intangible assets.................................   $     879    $     913    $   2,203
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--INTANGIBLE ASSETS (CONTINUED)

    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $17, $74, $44, $204 and $165 (unaudited), respectively.


NOTE 7--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Credit facilities with banks, average interest rate of 8.4% at
  April 30, 1996........................................................  $  19,201  $
Current maturities of long-term debt....................................      4,314      3,681
                                                                          ---------  ---------
      Total short-term debt.............................................  $  23,515  $   3,681
                                                                          ---------  ---------
                                                                          ---------  ---------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Notes payable, secured by certain assets of the Company, interest rates
  ranging from 7.5% to 13.4%............................................  $  32,037  $   9,283
Capital lease obligations...............................................        385        432
                                                                          ---------  ---------
                                                                             32,422      9,715
Less: Current maturities of long-term debt..............................     (4,314)    (3,681)
                                                                          ---------  ---------
      Total long-term debt..............................................  $  28,108  $   6,034
                                                                          ---------  ---------
                                                                          ---------  ---------

MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998...............................................................  $   3,681
1999...............................................................      5,953
2000...............................................................         36
2001...............................................................         26
2002...............................................................         19
Thereafter.........................................................
                                                                     ---------
      Total maturities of long-term debt...........................  $   9,715
                                                                     ---------
                                                                     ---------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--CREDIT FACILITIES (CONTINUED)

PAYABLE TO U.S. OFFICE PRODUCTS


    The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis.



    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. Interest has been allocated to the Company based upon the Company's average outstanding payable balance with U.S. Office Products at U.S. Office Products average interest rate during such period.



    At the date of Distribution, U.S. Office Products has agreed to allocate $45,600 million in debt to the Company. The allocation will first include debt outstanding with third parties and the balance will represent intercompany debt payable to U.S. Office Products. The debt payable to U.S. Office Products will be payable upon the completion of the Distribution. The Company is currently in discussions with several financial institutions regarding a credit facility of approximately $150,000 which would be used for working capital and acquisition purposes. The Company expects that the credit facility will include customary covenants including maintenance of financial ratios and limitations on dividend payments.


NOTE 8--INCOME TAXES

    Domestic and foreign income before provision for income taxes and extraordinary items consist of the following:


                                                                                                          FOR THE
                                                             FOR THE YEAR ENDED        FOR THE FOUR       FISCAL
                                                        ----------------------------   MONTHS ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,      APRIL 30,       APRIL 26,
                                                            1994           1995            1996            1997
                                                        -------------  -------------  ---------------  -------------
Domestic..............................................    $   5,054      $   5,582       $   4,599       $   4,006
Foreign...............................................                       1,441           2,510           5,912
                                                             ------         ------          ------          ------
    Total.............................................    $   5,054      $   7,023       $   7,109       $   9,918
                                                             ------         ------          ------          ------
                                                             ------         ------          ------          ------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES (CONTINUED)
    The provision for income taxes consists of:


                                                                                                              FOR THE
                                                               FOR THE YEAR ENDED          FOR THE FOUR       FISCAL
                                                        --------------------------------   MONTHS ENDED     YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,       APRIL 26,
                                                             1994             1995             1996            1997
                                                        ---------------  ---------------  ---------------  -------------
Income taxes currently payable:
  Federal.............................................     $                $                $               $     196
  State...............................................           379              376              460             628
  Foreign.............................................                           (409)             891           3,526
                                                               -----              ---           ------          ------
                                                                 379              (33)           1,351           4,350
                                                               -----              ---           ------          ------
Deferred income tax expense (benefit).................                                                            (660)
                                                               -----              ---           ------          ------
    Total provision for income taxes..................     $     379        $     (33)       $   1,351       $   3,690
                                                               -----              ---           ------          ------
                                                               -----              ---           ------          ------


    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $          $     145
  Allowance for doubtful accounts............................................................                   497
  Accrued liabilities........................................................................                   168
                                                                                               ---------  ---------
    Total current deferred tax assets........................................................                   810
                                                                                               ---------  ---------
Long-term deferred tax liabilities:
  Property and equipment.....................................................................                (1,238)
  Intangible assets..........................................................................                    36
  Other......................................................................................     (4,704)    (3,653)
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (4,704)    (4,855)
                                                                                               ---------  ---------
    Net deferred tax liability...............................................................  $  (4,704) $  (4,045)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                               FOR THE YEAR ENDED          FOR THE FOUR    FOR THE FISCAL
                                                        --------------------------------   MONTHS ENDED      YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,        APRIL 26,
                                                             1994             1995             1996             1997
                                                        ---------------  ---------------  ---------------  ---------------
U.S. federal statutory rate...........................          35.0%            35.0%            35.0%            35.0%
State income taxes, net of federal income tax
  benefit.............................................           7.5              5.4              6.5              6.8
Subchapter S corporation income not subject to
  corporate level taxation............................         (35.0)           (27.7)           (22.6)           (24.6)
Foreign earnings not subject to U.S. taxes............                           (7.3)           (12.4)           (21.4)
Nondeductible acquisition costs.......................                                                             11.8
Foreign taxes.........................................                                            12.5             25.6
Other.................................................                           (5.9)                              4.0
                                                               -----            -----            -----            -----
Effective income tax rate.............................           7.5%             (0.5)%          19.0%             37.2%
                                                                -----            -----           -----             -----
                                                                -----            -----           -----             -----

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.


    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the fiscal year ended April 26, 1997.



                                                                                                        FOR THE
                                                                                                        FISCAL
                                                                                                      YEAR ENDED
                                                                                                       APRIL 26,
                                                                                                         1997
                                                                                                     -------------
Income before extraordinary items per consolidated statement of income.............................    $   6,228
Pro forma income tax provision adjustment..........................................................        2,440
                                                                                                          ------
Pro forma income before extraordinary items........................................................    $   3,788
                                                                                                          ------
                                                                                                          ------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--LEASE COMMITMENTS

    The Company leases various types of warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                                                 CAPITAL     OPERATING
                                                                                                 LEASES       LEASES
                                                                                               -----------  -----------
1998.........................................................................................   $     216    $   3,915
1999.........................................................................................         150        3,751
2000.........................................................................................          67        3,093
2001.........................................................................................          29        2,612
2002.........................................................................................          22        2,334
Thereafter...................................................................................                    3,467
                                                                                                    -----   -----------
Total minimum lease payments.................................................................         484    $  19,172
                                                                                                            -----------
                                                                                                            -----------
Less: Amounts representing interest..........................................................         (52)
                                                                                                    -----
Present value of net minimum lease payments..................................................   $     432
                                                                                                    -----
                                                                                                    -----

    Rent expense for all operating leases for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $2,112, $6,137, $1,844, and $4,928, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement, and

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED) may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Workflow Distribution. Certain of the obligations of the Company and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off Companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the Company's business, between U.S. Office Products and each Spin-Off Company.

NOTE 11--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For 1994, 1995, the four months ended April 30, 1996 and fiscal 1997, the subsidiaries incurred expenses totaling $444, $602, $179 and $481, respectively, related to these plans.

NOTE 12--STOCKHOLDER'S EQUITY

EMPLOYEE STOCK PLANS


    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. U.S. Office Products, as the sole stockholder of the Company prior to distribution, has approved a new stock option plan for the Company. Upon Distribution, the Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company.



    U.S. Office Products granted 402,290 options to Company employees under the Plan during fiscal 1997; and the Company accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense was recognized for the options granted. Had compensation expense been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share for the year ended April 26, 1997 would not have been materially effected.


    Under the Ledecky Services Agreement, the Board of Directors of U.S. Office Products has agreed that Mr. Ledecky will receive a stock option for Company Common Stock from the Company as of the

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 12--STOCKHOLDER'S EQUITY (CONTINUED) date of the Distribution. The Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade on the day the Company's Common Stock is first publicly traded.

NOTE 13--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:


                                                                                 UNITED
                                                                                 STATES      CANADA      TOTAL
                                                                               ----------  ----------  ----------
For the year ended December 31, 1994:
  Revenues...................................................................  $  154,193  $           $  154,193
  Operating income...........................................................       7,288                   7,288
  Identifiable assets at year-end............................................      51,357                  51,357

For the year ended December 31, 1995:
  Revenues...................................................................  $  196,922  $  112,504  $  309,426
  Operating income...........................................................       7,859       4,596      12,455
  Identifiable assets at year-end............................................      64,301      56,329     120,630

For the four months ended April 30, 1996:
  Revenues...................................................................  $   73,047  $   41,052  $  114,099
  Operating income...........................................................       3,435       5,181       8,616
  Identifiable assets at period end..........................................      66,255      51,694     117,949

For the fiscal year ended April 26, 1997:
  Revenues...................................................................  $  205,910  $  121,471  $  327,381
  Operating income...........................................................       7,010       8,076      15,086
  Identifiable assets at year-end............................................      72,854      52,254     125,108


NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)


    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995, the fiscal year ended April 26, 1997 and the fiscal year ending April 25, 1998.



                                                                         YEAR ENDED DECEMBER 31, 1995
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  65,497  $  80,595  $  79,815  $  83,519  $  309,426
Gross profit..............................................     15,770     19,361     19,229     20,107      74,467
Operating income..........................................      2,681      3,296      3,306      3,172      12,455
Net income................................................      1,789      1,529      1,744      1,294       6,356

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  78,071  $  80,227  $  81,453  $  87,630  $  327,381
Gross profit..............................................     21,717     22,518     22,647     24,159      91,041
Operating income..........................................      4,650      6,085      1,510      2,841      15,086
Net income (loss).........................................      2,974      3,181       (658)       (67)      5,430
Pro forma income (loss) before extraordinary item
  (see Note 8)............................................      1,809      1,935       (400)       444       3,788



                                                                      FISCAL YEAR ENDING APRIL 25, 1998
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  82,163  $  88,884  $  86,730             $  257,777
Gross profit..............................................     21,895     23,314     22,086                 67,295
Operating income..........................................      4,975      4,842      4,395                 14,212
Net income................................................      2,703      2,582      2,264                  7,549
Pro forma income before extraordinary item (See Note 8)...      2,703      2,582      2,264                  7,549


NOTE 15--SUBSEQUENT EVENTS


    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed two business combinations accounted for under the purchase method in exchange for U.S. Office Products common stock with a market value on the date of acquisition of approximately $2,112 and cash of $13,275. The results of operations for the nine months ended January 24, 1998 include the results of the acquired companies from their dates of acquisition.



    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Distribution and acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $1,058, $793 and $84 for the fiscal year ended April 26, 1997, the nine months ended January 25, 1997, and the nine months ended January 24, 1998, respectively, and the inclusion of a federal income tax provision on all earnings:



                                                                                            NINE MONTHS ENDED
                                                                         FISCAL YEAR     ------------------------
                                                                            ENDED        JANUARY 25,  JANUARY 24,
                                                                        APRIL 26, 1997      1997         1998
                                                                       ----------------  -----------  -----------
Revenues.............................................................     $  342,335      $ 250,820    $ 263,960
Income before extraordinary items....................................          7,806          6,067        7,882


    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Astrid Offset Corporation

In our opinion, the accompanying balance sheet and the related statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Astrid Offset Corporation at July 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
February 6, 1998

                           ASTRID OFFSET CORPORATION

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             JULY 31,   OCTOBER 31,
                                                                                               1997        1997
                                                                                             ---------  -----------
                                                                                                        (UNAUDITED)
                                                      ASSETS
Cash.......................................................................................  $     481   $     412
Marketable securities......................................................................        916         904
Accounts receivable........................................................................        954       1,180
Prepaid expenses and other assets..........................................................         74         102
Inventory..................................................................................        241         237
                                                                                             ---------  -----------
      Total current assets.................................................................      2,666       2,835

Property and equipment, net................................................................      1,695       1,582
Other assets...............................................................................         22
                                                                                             ---------  -----------
      Total assets.........................................................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities, long-term debt.........................................................  $     422   $     271
Accounts payable...........................................................................         39         163
Accrued liabilities........................................................................        149          56
Due to officer.............................................................................         55          58
                                                                                             ---------  -----------
      Total current liabilities............................................................        665         548

Long-term debt.............................................................................      1,607       1,606
Deferred income taxes......................................................................        140         145
                                                                                             ---------  -----------
      Total liabilities....................................................................      2,412       2,299

Stockholder's equity:
  Common stock, no par value, 10 shares authorized, issued and outstanding.................         14          14
  Treasury stock...........................................................................     (1,064)     (1,064)
  Retained earnings........................................................................      3,021       3,168
                                                                                             ---------  -----------
      Total stockholder's equity...........................................................      1,971       2,118
                                                                                             ---------  -----------
                                                                                             ---------  -----------
      Total liabilities and stockholder's equity...........................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                              STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                                    YEAR ENDED       OCTOBER 31,
                                                                                     JULY 31,    --------------------
                                                                                       1997        1996       1997
                                                                                    -----------  ---------  ---------
                                                                                                     (UNAUDITED)
Sales.............................................................................   $  10,022   $   2,400  $   2,566
Cost of sales.....................................................................       5,850       1,306      1,378
                                                                                    -----------  ---------  ---------
  Gross profit....................................................................       4,172       1,094      1,188
Selling, general and administrative expenses......................................       1,819         370        419
                                                                                    -----------  ---------  ---------
  Operating income................................................................       2,353         724        769
Other (income) expense:
  Interest expense................................................................         252         123          6
  Interest income.................................................................         (74)        (10)        (9)
  Realized and unrealized (gains) losses..........................................        (257)        (69)        13
                                                                                    -----------  ---------  ---------
Income before taxes on income.....................................................       2,432         680        759
Provision for city income taxes...................................................          87          11         19
                                                                                    -----------  ---------  ---------
Net income........................................................................   $   2,345   $     669  $     740
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes........................................   $   2,432   $     680  $     759
  Pro forma Provision for income taxes............................................         973         272        304
                                                                                    -----------  ---------  ---------
    Pro forma net income..........................................................   $   1,459   $     408  $     455
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                                                         TOTAL
                                                                      COMMON    TREASURY   RETAINED   STOCKHOLDER'S
                                                                       STOCK      STOCK    EARNINGS      EQUITY
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1996.............................................  $      14  $  (1,064) $   2,798   $    1,748

  Net income.......................................................                            2,345        2,345
  Distributions....................................................                           (2,122)      (2,122)
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1997.............................................         14     (1,064)     3,021        1,971

  Net income.......................................................                              740          740
  Distributions....................................................                             (593)        (593)
                                                                     ---------  ---------  ---------  ------------
Balance, October 31, 1997 (unaudited)..............................  $      14  $  (1,064) $   3,168   $    2,118
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                               YEAR ENDED       OCTOBER 31,
                                                                                JULY 31,    --------------------
                                                                                  1997        1996       1997
                                                                               -----------  ---------  ---------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income.................................................................   $   2,345   $     669  $     740
  Adjustments to net income to net cash provided by (used in) operating activities:
    Depreciation and amortization............................................         475          76        135
    Unrealized/realized (gain) loss on sale of marketable trading
      securities.............................................................        (257)        (69)        13
      Deferred income taxes..................................................          32           4          5
    Changes in operating assets and liabilities:
      Marketable trading securities..........................................           4          (1)        (1)
      Accounts receivable....................................................        (192)       (506)      (226)
      Prepaid and other assets...............................................         (54)        (42)       (28)
      Inventory..............................................................         (26)       (116)         4
      Accounts payable and accrued liabilities...............................        (155)        (98)        31
      Due to officer.........................................................          (3)                     3
                                                                               -----------  ---------  ---------
        Net cash provided by (used in) operating activities..................       2,169         (83)       676
                                                                               -----------  ---------  ---------
Cash flow from financing activities:
  Principal payments on long-term debt.......................................        (525)        (85)      (152)
  Distributions to stockholder...............................................      (2,122)       (391)      (593)
                                                                               -----------  ---------  ---------
        Net cash used in financing activities................................      (2,647)       (476)      (745)
                                                                               -----------  ---------  ---------
Net decrease in cash.........................................................        (478)       (559)       (69)
Cash and cash equivalents, beginning of year.................................         959         959        481
                                                                               -----------  ---------  ---------
Cash and cash equivalents, end of year.......................................   $     481   $     400  $     412
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest.....................................................   $      74   $      24  $      27
  Cash paid for taxes........................................................   $      54   $      13  $      11
Supplemental disclosure of non-cash transaction:
  Purchase of machinery and equipment for Note Payable.......................   $   1,550   $   1,550

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

    Astrid Offset Corporation (the "Company") is a manufacturer and wholesale vendor of sheet-fed offset printing and envelopes. The Company's sales are to trade customers primarily in the greater New York City area.

    On February 2, 1998, the Company entered into a Letter of Intent with U.S. Office Products Company ("U.S. Office Products") for the potential sale of Astrid Offset Corporation to U.S. Office Products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's financial statements are prepared on the accrual basis of accounting, whereby revenues and related assets are generally recognized when products are completed and shipped and expenses and related liabilities are recognized when the obligations are incurred.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives of three to seven years.

INCOME TAXES

    The Company has elected S-Corporation status as defined by the Internal Revenue Code and states whereby the stockholder is taxed on his proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to New York City income tax which has been appropriately reflected in the financial statements.

    Deferred income taxes are provided in recognition of timing differences between financial statements and tax reporting of income and expense items since the Company files its New York City income tax returns on a cash basis.

    The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Income Taxes", as if the Company had been subject to federal income taxes for the entire periods presented.

FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value.

MARKETABLE SECURITIES

    The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading, accordingly, any realized or unrelated gains and losses are recorded in the period incurred.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the three month periods ended October 31, 1996 and 1997 has been prepared from the unaudited financial records of the Company and in the opinion of management, reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods presented.

CONCENTRATIONS OF CREDIT RISKS

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations to reduce the risk of loss. At July 31, 1997, $515 of the accounts receivable balance relates to one customer and its subsidiaries.

    The Company maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100. At July 31, 1997, the Company has no uninsured cash balances.

3. INVENTORY

    Inventory consists of the following:

                                                                                        JULY 31,
                                                                                          1997
                                                                                       -----------
Raw materials........................................................................   $     159
Work-in-process......................................................................          82
                                                                                            -----
                                                                                              241
                                                                                            -----
                                                                                            -----

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

Machinery and equipment.............................................  $   4,699
Furniture and fixtures..............................................         80
Computer equipment..................................................         64
Leasehold improvements..............................................        206
Delivery equipment..................................................         31
                                                                      ---------
                                                                          5,080
Accumulated depreciation............................................     (3,385)
                                                                      ---------
                                                                      $   1,695
                                                                      ---------
                                                                      ---------

    Depreciation expense for the year ended July 31, 1997 was $304.

5. LONG-TERM DEBT

    The long-term debt consists of the following:

                                                                                                           JULY 31,
                                                                                                             1997
                                                                                                           ---------
Instrument note to Summit Leasing Corp. payable in monthly installments of $9 including interest at 7.95%
  per annum. Note is collateralized by Komori Lithrone two-color press, with note maturing March
  1998. .................................................................................................  $      70
Installment note to Komar Leasing Corp. payable in monthly installments of $25 including interest at 8.9%
  per annum. Note is collateralized by Komori six-color press with the note maturing July 2004...........      1,385
Installment note to Emanuel Rosenbaum payable in monthly installments of $9 including interest at 10% per
  annum. The note matures October 1997. .................................................................         26
Note payable to Emanuel Rosenbaum due September 2000 with payment of interest only at 10% until September
  1997, monthly payments of $17 thereafter. Note is secured by treasury stock. ..........................        548
                                                                                                           ---------
                                                                                                               2,029
Current maturities.......................................................................................        422
                                                                                                           ---------
                                                                                                           $   1,607
                                                                                                           ---------
                                                                                                           ---------

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
    Principal payments required under long-term debt obligations are as follows:

1998................................................................  $     422
1999................................................................        372
2000................................................................        409
2001................................................................        268
2002-2004...........................................................        558
                                                                      ---------
                                                                      $   2,029
                                                                      ---------
                                                                      ---------

6. LEASE COMMITMENTS

    In June 1997, the Company entered into a lease agreement for its primary office facility. The lease terms requires annual payments of $384 (or $32 monthly) through 2007.

7. RELATED PARTY TRANSACTIONS

    The Company's stockholder is the trustee for the profit sharing plan maintained by the Company.

    The Company's largest customer, United Envelope, is a subsidiary of U.S. Office Products Company and represents $515 of the Company's July 31, 1997 accounts receivable balance.

8. TREASURY STOCK

    In September 1990, the Company purchased common stock in the amount of $1,064 from its former stockholder. The Company has a note outstanding in connection with this treasury stock purchase.

9. EMPLOYEE BENEFIT PLAN

    In April 1991, the Company established a profit sharing plan. Contributions by the Company are discretionary and cannot exceed 15% of the total plan compensation of all participants.

10. SUBSEQUENT EVENTS

    Shareholder distributions of $595 were made during the period of November 1, 1997, through January 31, 1998.

                           WORKFLOW MANAGEMENT, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

The unaudited pro forma financial statements give effect to the spin-off of Workflow Management, Inc. (the "Company"), formerly the Print Management Division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the
"Distribution") and probable and completed acquisitions through         , 1998.

    The pro forma combined balance sheet gives effect to the Distribution and the acquisition of Astrid Offest Corporation as if both transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998. The pro forma combined statements of income for the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997 give effect to the Distribution and the acquisitions of Astrid Offset Corporation and FMI Graphics, Inc., an individually insignificant company, in business combinations accounted for under the purchase method which have been completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996.

    The pro forma combined statement of income for the year ended April 26, 1997 includes the audited financial information of the Company for the year ended April 26, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the nine months ended January 24, 1998 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the nine months ended January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the nine months ended January 25, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the seven companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Interest costs have been allocated to the Company based upon the Company's average intercompany balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such periods.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                           WORKFLOW MANAGEMENT, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                   ASTRID
                                                                  WORKFLOW         OFFSET       PRO FORMA    PRO FORMA
                                                              MANAGEMENT, INC.   CORPORATION   ADJUSTMENTS   COMBINED
                                                              ----------------  -------------  -----------  -----------

                                                        ASSETS
Current assets:
  Cash and cash equivalents.................................     $      248       $     330     $    (578)(b)  $
  Accounts receivable, net..................................         54,121           1,158                     55,279
  Inventory.................................................         29,330             209                     29,539
  Prepaid and other current assets..........................          1,875              87                      1,962
                                                              ----------------  -------------  -----------  -----------
    Total current assets....................................         85,574           1,784          (578)      86,780
Property and equipment, net.................................         31,064           2,718                     33,782
Notes receivable from employees.............................          3,643                                      3,643
Intangible assets, net......................................          2,203                        12,029(a)     14,232
Other assets................................................          4,621              15                      4,636
                                                              ----------------  -------------  -----------  -----------
    Total assets............................................     $  127,105       $   4,517     $  11,451    $ 143,073
                                                              ----------------  -------------  -----------  -----------
                                                              ----------------  -------------  -----------  -----------

                                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt...........................................     $    4,939       $     640     $    (640)(b)  $   4,939
  Short-term payable to U.S. Office Products................         17,658                       (17,658)(b)
  Accounts payable..........................................         23,749             173                     23,922
  Accrued compensation......................................          4,004                                      4,004
  Other accrued liabilities.................................          9,854             103                      9,957
                                                              ----------------  -------------  -----------  -----------
    Total current liabilities...............................         60,204             916       (18,298)      42,822

Long-term debt..............................................          5,498           2,240        32,900(b)     40,638
Long-term payable to U.S. Office Products...................          1,905                        13,275(a)
                                                                                                  (15,180)(b)
Deferred income taxes.......................................          3,507             115                       3,62
Other long-term liabilities.................................             12                                         12
                                                              ----------------  -------------  -----------  -----------
    Total liabilities.......................................         71,126           3,271        12,697       87,094
                                                              ----------------  -------------  -----------  -----------
Stockholder's equity:
  Divisional equity.........................................         47,726                                     47,726
  Cumulative translation adjustment.........................         (1,365)                                    (1,365)
  Retained earnings.........................................          9,618                                      9,618
  Equity in purchased company...............................                          1,246        (1,246)(a)
                                                              ----------------  -------------  -----------  -----------
    Total stockholder's equity..............................         55,979           1,246        (1,246)      55,979
                                                              ----------------  -------------  -----------  -----------
    Total liabilities and stockholder's equity..............     $  127,105       $   4,517     $  11,451    $ 143,073
                                                              ----------------  -------------  -----------  -----------
                                                              ----------------  -------------  -----------  -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                    ASTRID
                                                  WORKFLOW          OFFSET            FMI          PRO FORMA     PRO FORMA
                                              MANAGEMENT, INC.    CORPORATION   GRAPHICS, INC.    ADJUSTMENTS    COMBINED
                                              -----------------  -------------  ---------------  -------------  -----------
Revenues....................................      $ 257,777        $   7,115       $   1,914       $  (2,846)(c)  $ 263,960
Cost of revenues............................        190,482            4,210           1,258          (2,846)(c)    193,104
                                                   --------           ------          ------     -------------  -----------
    Gross profit............................         67,295            2,905             656                        70,856

Selling, general and administrative
  expenses..................................         52,918            1,364             499             (84)(d)     54,697
Amortization expense........................            165                                              233(f)        398
                                                   --------           ------          ------     -------------  -----------
    Operating income........................         14,212            1,541             157            (149)       15,761
Other (income) expense:
  Interest expense..........................          1,665               22               2           1,046(g)      2,735
  Interest income...........................             (9)             (17)             (2)             28(g)
  Other income..............................           (205)            (128)                                         (333)
                                                   --------           ------          ------     -------------  -----------
Income before provision for income taxes....         12,761            1,664             157          (1,223)       13,359
Provision for income taxes..................          5,212                                4             261(h)      5,477
                                                   --------           ------          ------     -------------  -----------
Net income..................................      $   7,549        $   1,664       $     153       $  (1,484)    $   7,882
                                                   --------           ------          ------     -------------  -----------
                                                   --------           ------          ------     -------------  -----------
Weighted average shares outstanding:
    Basic...................................        114,758                                                        109,895(i)
    Diluted.................................        117,185                                                        109,895(i)
Net income per share:
    Basic...................................      $    0.07                                                      $    0.07
                                                   --------                                                     -----------
                                                   --------                                                     -----------
    Diluted.................................      $    0.06                                                      $    0.07
                                                   --------                                                     -----------
                                                   --------                                                     -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                                ASTRID
                                              WORKFLOW          OFFSET            FMI         PRO FORMA    PRO FORMA
                                          MANAGEMENT, INC.    CORPORATION   GRAPHICS, INC.   ADJUSTMENTS   COMBINED
                                          -----------------  -------------  ---------------  -----------  -----------
Revenues................................      $ 239,751        $   7,056       $   6,835      $  (2,822)(c)  $ 250,820
Cost of revenues........................        172,869            4,219           4,717         (2,822)(c)    178,983
                                               --------           ------          ------     -----------  -----------
    Gross profit........................         66,882            2,837           2,118                      71,837

Selling, general and administrative
  expenses..............................         51,590            1,469           2,086           (793)(d)     55,074
                                                                                                    722(e)
Amortization expense....................            145                                             253(f)        398
Non-recurring acquisition costs.........          2,902                                                        2,902
                                               --------           ------          ------     -----------  -----------
    Operating income....................         12,245            1,368              32           (182)      13,463

Other (income) expense:
  Interest expense......................          3,910                               10         (1,185)(g)      2,735
  Interest income.......................            (21)             (27)            (11)            59(g)
  Other.................................            610             (146)            (19)                        445
                                               --------           ------          ------     -----------  -----------
Income before provision for income
  taxes.................................          7,746            1,541              52            944       10,283
Provision for income taxes..............          2,249                                           1,967(h)      4,216
                                               --------           ------          ------     -----------  -----------
    Net income..........................      $   5,497        $   1,541       $      52      $  (1,023)   $   6,067
                                               --------           ------          ------     -----------  -----------
                                               --------           ------          ------     -----------  -----------
Weighted average shares outstanding:
  Basic.................................         85,978                                                      109,895(i)
  Diluted...............................         87,824                                                      109,895(i)
Net income per share:
  Basic.................................      $    0.06                                                    $    0.06
                                               --------                                                   -----------
                                               --------                                                   -----------
  Diluted...............................      $    0.06                                                    $    0.06
                                               --------                                                   -----------
                                               --------                                                   -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                        ASTRID
                                                       WORKFLOW         OFFSET           FMI          PRO FORMA     PRO FORMA
                                                   MANAGEMENT, INC.    CORPORATE    GRAPHICS, INC    ADJUSTMENTS    COMBINED
                                                   -----------------  -----------  ---------------  -------------  -----------
Revenues.........................................      $ 327,381       $   9,963      $   8,976       $  (3,985)(c)  $ 342,335
Cost of revenues.................................        236,340           5,934          6,186          (3,985)(c)    244,475
                                                        --------      -----------        ------     -------------  -----------
    Gross profit.................................         91,041           4,029          2,790                        97,860

Selling, general and administrative expenses.....         70,753           2,035          2,779          (1,058)(d)     75,038
                                                                                                            529(e)
Amortization expense.............................            196                                            334(f)        530
Non-recurring acquisition costs..................          5,006                                                        5,006
                                                        --------      -----------        ------     -------------  -----------
    Operating income.............................         15,086           1,994             11             195        17,286

Other (income) expense:
  Interest expense...............................          4,561                             10            (924)(g)      3,647
  Interest income................................            (25)            (36)           (15)             76(g)
  Other..........................................            632            (209)           (15)                          408
                                                        --------      -----------        ------     -------------  -----------
Income before provision for income taxes and
  extraordinary items............................          9,918           2,239             31           1,043        13,231
Provision for income taxes.......................          3,690                                          1,735(h)      5,425
                                                        --------      -----------        ------     -------------  -----------
Income before extraordinary items................      $   6,228       $   2,239      $      31       $    (692)    $   7,806
                                                        --------      -----------        ------     -------------  -----------
                                                        --------      -----------        ------     -------------  -----------
Weighted average shares outstanding:
    Basic........................................         90,026                                                      109,895(i)
    Diluted......................................         91,761                                                      109,895(i)
Income before extraordinary items per share:
    Basic........................................      $    0.07                                                    $    0.07
                                                        --------                                                   -----------
                                                        --------                                                   -----------
    Diluted......................................      $    0.07                                                    $    0.07
                                                        --------                                                   -----------
                                                        --------                                                   -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS


    (a) Adjustment to reflect purchase price adjustments associated with the acquisition of Astrid Offset Corporation ("Astrid"). The acquisition of Astrid will be initially funded by U.S. Office Products, accordingly, an adjustment has been made to increase the long-term payable to U.S. Office Products by $13,275. The portion of the consideration assigned to goodwill ($12,029) in this transaction, which was accounted for under the purchase method, represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.


    (b) Represents payment of debt of $33,478 due to U.S. Office Products through the use of $578 of cash and $32,900 in borrowings drawn from the Company's credit facility entered into concurrently with the Distribution as U.S. Office Products agreed to allocate only $45,577 of the total debt payable to U.S. Office Products by the Company ($4,939 and $40,638 in short-term and long-term debt, respectively) at the date of the Distribution.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (c) Adjustment to reflect the elimination of revenues and cost of revenues on transactions between Astrid Offset and the Company.

    (d) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the foreseeable future and are not reasonably likely to affect operating performance.

    (e) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Print Management division by U.S. Office Products as if the division had been formed on May 1, 1996.

    (f) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

    (g) Adjustment to reflect the increase/reduction in interest expense. Interest expense is being calculated on the debt outstanding at January 24, 1998 of $45,577 at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as the Company expects to use all available cash to repay debt rather than for investment purposes.

    (h) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 41%. The difference between the effective tax rate of 41% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill. This adjustment assumes that all companies were taxed at 41% regardless of how they were taxed prior to being acquired by the Company, including those companies that previously paid no taxes under Subchapter S.

    (i) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon 109,895 shares of common stock outstanding for the periods. This is based upon the most current

                           WORKFLOW MANAGEMENT, INC.

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) number of shares of common stock of U.S. Office Products outstanding of 133,042 plus 5,000 shares expected to be tendered by U.S. Office Products option holders, plus 8,890 shares related to the conversion of U.S. Office Products debt, less 37,037 shares expected to be repurchased by U.S. Office Products in the Tender Offer, and assumes a distribution ratio of one share of Company Common Stock for each share of U.S. Office Products Common Stock. The actual distribution ratio will be determined prior to effectiveness of the Registration Statement of which this Prospectus is a part, and is expected to be less than one share of Company Common Stock for every one share of U.S. Office Products Common Stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities in the Workflow Distribution. All of such expenses except the Securities and Exchange Commission registration fee are estimated:


SEC Registration...................................................................  $  10,243
Nasdaq Listing Fee.................................................................  $   *
Legal Fees and Expenses............................................................  $   *
Accounting Fees and Expenses.......................................................  $   *
Printing Fees and Expenses.........................................................  $   *
Miscellaneous......................................................................  $   *
                                                                                     ---------
      Total........................................................................  $   *

------------------

    *To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of the Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Certificate of Incorporation states that directors of Workflow Graphics will not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the Bylaws provides that Workflow Graphics shall indemnify its officers and directors (and those serving at the request of the Company as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Workflow Graphics, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Workflow Graphics unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Company Board otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Workflow Graphics in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palm Beach, Florida, on May 1, 1998.



                                WORKFLOW MANAGEMENT, INC.

                                By:  /s/ THOMAS B. D'AGOSTINO
                                     -----------------------------------------
                                     Name: Thomas B. D'Agostino
                                     TITLE: CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

   /s/ THOMAS B. D'AGOSTINO     Chief Executive Officer
------------------------------    (Principal Executive          May 1, 1998
     Thomas B. D'Agostino         Officer); Director

     /s/ STEVEN R. GIBSON       Chief Financial Officer
------------------------------    (Principal Financial          May 1, 1998
       Steven R. Gibson           and Accounting Officer)

   /s/ THOMAS A. BROWN, SR.
------------------------------  Director                        May 1, 1998
     Thomas A. Brown, Sr.

     /s/ GUS J. JAMES, II
------------------------------  Director                        May 1, 1998
       Gus J. James, II

------------------------------  Director
     Jonathan J. Ledecky

     /s/ TIMOTHY L. TABOR
------------------------------  Director                        May 1, 1998
       Timothy L. Tabor

------------------------------  Director
       F. Craig Wilson

                                 EXHIBIT INDEX


EXHIBIT                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   3.1*    Certificate of Incorporation

   3.2*    Certificate of Amendment of Certificate of Incorporation

   3.3*    Bylaws

   4.1***  Form of certificate representing shares of Common Stock

   5***    Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

   8***    Tax opinion of Wilmer, Cutler & Pickering

  10.1***  Form of Distribution Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
             Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

  10.2***  Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
             Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

  10.3***  Form of Tax Indemnification Agreement among Workflow Graphics, Inc., Paradigm Concepts, Inc., TDOP,
             Inc. and School Specialty, Inc.

  10.4***  Form of Employee Benefits Agreement among U.S. Office Products Company, Workflow Graphics, Inc.,
             Paradigm Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

  10.5**   Agreement dated as of January 24, 1997 between SFI Corp. and Thomas B. D'Agostino

  10.6**   Agreement dated as of January 24, 1997 between Hano Document Printers, Inc. and Timothy L. Tabor

  10.7***  Agreement dated as of January 13, 1998 between U.S. Office Products Company and Jonathan J. Ledecky

  10.8***  Credit Agreement

  10.9***  1998 Stock Incentive Plan

  21*      Subsidiaries of Registrant

  23.1***  Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto

  23.2*    Consent of Price Waterhouse LLP

  23.3*    Consent of KPMG Peat Marwick LLP

  23.4*    Consent of Hertz, Herson & Company LLP

  23.5*    Consent of KPMG Peat Marwick LLP

  23.6**   Consent of Jonathan J. Ledecky to be named as a director

  23.7**   Consent of Timothy L. Tabor to be named as a director

  23.8**   Consent of Gus J. James, II to be named as a director

  23.9**   Consent of Thomas A. Brown, Sr. to be named as a director

  27***    Financial data schedule

  99.1*    Valuation and Qualifying Accounts and Reserves


------------------


*   Filed herewith



**  Previously filed



*** To be filed by amendment.